Exhibit (b)-(2)

EXECUTION VERSION

STRICTLY PRIVATE AND CONFIDENTIAL

To:	Group & Cloud Limited (the “Borrower”)
288 Fute Zhong Road
Waigaoqiao Free Trade Zone
Shanghai 200131, China

Attention:	Mr. Li Ge

             14 August              2015

Dear Sirs:

Project Super – Commitment Letter

We, Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (the “Mandated Lead Arrangers”) and Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (the “Underwriters”), are pleased to set out the terms and conditions on which the Mandated Lead Arrangers irrevocably commit to arrange, and the Underwriters irrevocably commit to underwrite, 100% of a term facility to the Borrower of up to U.S.$300,000,000 (the “Facility”).

The Facility shall be used to finance part of the Borrower’s subscription for shares in New WuXi Life Science Holdings Limited (“Holdco”) pursuant to the shareholders agreement relating to Holdco between the shareholders of Holdco and Holdco, the proceeds of which will be applied by Holdco to fund its subscription for shares in New WuXi Life Science Limited (the “Parent”), the proceeds of which will be applied by the Parent to fund its subscription for shares in WuXi Merger Limited (the “Company”), the proceeds of which will in turn be applied by the Company in connection with the proposed merger (the “Acquisition”) between (i) the Company, a limited liability company formed under the laws of the Cayman Islands for the purpose of such merger (and which is wholly-owned indirectly by the shareholder(s) of Holdco, which shareholder(s) include (or will on or prior to the Closing Date include) Dr. Li Ge ( ) and Zhao Ning ( ) (through the Borrower and/or the Offshore ESOP SPV1), other management of the Target (as defined below) (through the Offshore ESOP SPV2 and/or the Offshore Rollover SPV), funds managed or advised by ABG Capital Partners II GP Limited, funds managed or advised (or investment vehicles controlled) by Boyu Capital Fund II, L.P., funds advised or managed by (or investment vehicles controlled by) Temasek Holdings (Private) Limited and/or Pavilion Capital Holdings Pte. Ltd. (an entity indirectly wholly-owned by Temasek Holdings (Private) Limited but under independent management), funds managed or advised by Hillhouse Fund II Holdings GP, Ltd. and Ping An Life Insurance Company of China, Ltd. and/or their respective Affiliates and other co-investors (collectively, the “Shareholders”)) and (ii) WuXi PharmaTech (Cayman) Inc. ( ) (the “Target” and 100% of the shares of the Target being the “Target Shares”).

This letter is to be read together with the term sheet attached hereto as Appendix A to this letter (the “Term Sheet”; together with this letter and appendices attached hereto, this “Commitment Letter”). Each capitalised term defined in the Term Sheet, unless otherwise defined in this Commitment Letter or the other Underwriting Documents (as defined below), has the same meaning when used in this Commitment Letter. For purposes of the Underwriting Documents:

“Business Day” means a day (other than a Saturday or Sunday) in which banks are open for general business in Beijing, the Cayman Islands, Hong Kong and New York.

“Fee Letter” means the fee letter from the Mandated Lead Arrangers and the Underwriters to the Borrower dated on or about the date of this Commitment Letter.

“LBO Commitment Letter” means the commitment letter from Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. to the Company dated on or about the date of this letter.

“LBO Fee Letter” means the “Fee Letter” as defined in the LBO Commitment Letter.

“LBO Term Sheet” means the term sheet attached to the LBO Commitment Letter as Appendix A.

“LBO Underwriting Documents” means the LBO Commitment Letter (including the LBO Term Sheet and other appendices to the LBO Commitment Letter) and the LBO Fee Letter.

“Target Group” means the Target and its subsidiaries from time to time.

“Underwriting Documents” means this Commitment Letter (including the Term Sheet and other appendices to this Commitment Letter) and the Fee Letter.

1	COMMITMENT

1.1	Each of the Mandated Lead Arrangers hereby irrevocably commits to arrange, and each of the Underwriters hereby irrevocably commits to underwrite its Proportion of, the Facility on and subject to the terms and conditions set out in the Underwriting Documents (such respective commitments by a Mandated Lead Arranger or an Underwriter being the “Commitments” of such Mandated Lead Arranger or, as the case may be, such Underwriter). The Facility shall be made available to you on and subject to the terms set out in the Underwriting Documents. The “Proportion” in respect of an Underwriter shall be the percentage set out beside the name of such Underwriter under the column headed “Proportion” in Appendix B to this Commitment Letter. For the avoidance of doubt, the underwriting commitment of each Underwriter in respect of the Facility shall not exceed the amount set out beside the name of such Underwriter under the column headed “Commitment” in Appendix B to this Commitment Letter.

1.2	The obligations of each of the Mandated Lead Arrangers and the Underwriters are several and a failure by a Mandated Lead Arranger or an Underwriter to perform its obligations under any of the Underwriting Documents shall not affect the obligations of any other Mandated Lead Arranger or Underwriter. No Mandated Lead Arranger or Underwriter is responsible for the obligations or liabilities of another Mandated Lead Arranger or Underwriter.

2	GRANT OF MANDATE

2.1	The Mandated Lead Arrangers are hereby appointed as exclusive arrangers and bookrunners of the Facility and the Underwriters are hereby appointed as exclusive Underwriters of the Facility.

2.2	Shanghai Pudong Development Bank Co., Ltd. confirms that it is willing to act as Facility Agent on the terms set out in the Facility Agreement.

2.3	Ping An Bank Co., Ltd. confirms that it is willing to act as Security Agent on the terms set out in the Facility Agreement and the Intercreditor Agreement.

2.4	Unless and until this Commitment Letter terminates in accordance with the terms of this Commitment Letter and, subject to paragraph 12.2, you shall ensure that none of you, any other Transaction Obligor, any Holdco Group Member, any Group Member, any Shareholder or any Affiliate of any of the foregoing appoints, or awards any title to, any person (other than the Mandated Lead Arrangers and the Underwriters) in connection with arranging and/or underwriting the Facility or any other financing to fund the Acquisition (or any part thereof) without our prior written consent. Except as otherwise provided in the Underwriting Documents, no fees or compensation in connection with the Facility or any other financing to fund the Acquisition shall be payable to anyone without the prior written consent of the Mandated Lead Arrangers.

3	INFORMATION

3.1	You hereby represent and warrant that:

(a)	(insofar as it relates to any member of the Target Group, to your knowledge having made due and careful enquiry) all written (including emails) factual information that has been or will be made available to any of us by or on behalf of you, any Transaction Obligor, any Holdco Group Member or any Group Member in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is true and accurate in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time up to and including the time when such representation or warranty is made or repeated); and

(b)	any projections and forecasts that have been or will be made available to any of us by or on behalf of you, any Transaction Obligor, any Holdco Group Member or any Group Member (the “Projections”), have been or will be prepared in good faith on the basis of recent historical information and based upon assumptions believed by you in good faith to be reasonable at the time such Projections are furnished (it being recognized by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

3.2	The representations and warranties set out in paragraph 3.1 are deemed to be made by you (a) on the date of this Commitment Letter and (b) (to the extent that they relate to any Information provided on or after the date of this Commitment Letter) on each date on which such Information is provided, in each case, until the date on which the Facility Agreement is signed.

3.3	You shall promptly notify the Mandated Lead Arrangers in writing after becoming aware that any representation and warranty set out in paragraph 3.1 above is incorrect or misleading and agree to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct in any material respect when made.

3.4	Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making or repeating of any representation or warranty under this paragraph 3, or the accuracy of any such representation shall constitute a condition precedent to the availability and initial funding of the Facility, including, without limitation, under paragraphs 4 (Underwriting Conditions) and paragraph 5 (Certain Funds) of this Commitment Letter and Schedule 3 (Conditions Precedent) to the Term Sheet, provided that nothing shall prejudice the rights or remedies of the Mandated Lead Arrangers, the Underwriters and the Lenders with respect to any breach of any such representation or warranty at any time upon or after the expiry of the Certain Funds Period (irrespective of whether such breach arises prior to, upon or after the expiry of the Certain Funds Period).

4	UNDERWRITING CONDITIONS

4.1	Each Underwriter’s underwriting of its Proportion of the Facility is subject to satisfaction of the following conditions:

(a)	execution of a Facility Agreement (that is mutually acceptable to you, the Mandated Lead Arrangers and the Underwriters, reflecting the terms and conditions set out in the Term Sheet) by all parties thereto;

(b)	satisfaction of all conditions to utilisation set out in the Underwriting Documents;

(c)	compliance by the Borrower in all material respects with the terms of the Underwriting Documents to the extent that any failure to so comply with terms of the Underwriting Documents would result in any Certain Funds Condition not being satisfied (had the Facility Agreement been entered into as of the date of this Commitment Letter); and

(d)	in respect of each Underwriter, it not being unlawful or unlawful for such Underwriter (or any Affiliate of such Underwriter) if such Underwriter were to fund, make available and maintain its participation in the Facility and perform its obligations under the Underwriting Documents and the Facility Agreement, and upon satisfaction or waiver (by the Underwriters) of such conditions, the initial funding under the Facility shall occur.

5	CERTAIN FUNDS

5.1	The Commitments in respect of the Facility are made on a certain funds basis, as set out in the Term Sheet, during the Certain Funds Period. Accordingly, and notwithstanding anything to the contrary herein or in any Underwriting Document, during the Certain Funds Period, the only conditions to utilisation of the Commitments of the Underwriters in respect of the Facility are as expressly set out in paragraph 4 (Underwriting Conditions) of this Commitment Letter and Schedule 3 (Conditions Precedent) to the Term Sheet.

5.2	Each of the Mandated Lead Arrangers and the Underwriters confirms that:

(a)	its Commitments and the Facility have been approved by its credit committees and all other relevant internal bodies of it, and it confirms that it has completed all due diligence required by it;

(b)	it has completed all internal approval processes and received all final internal approvals required to execute this Commitment Letter and (in the case of an Underwriter) provide its Commitments; and

(c)	(based on the applicable laws and regulations applicable as at the date of this Commitment Letter) it has completed and is satisfied with the results of all client identification procedures that it is required to carry out in connection with making the Facility available in connection with the Acquisition in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements).

5.3	The Mandated Lead Arrangers and the Underwriters further confirm that the Acquisition Agreement, the Shareholder Terms, the Base Case Model, the Original Financial Statements, the Reports and the Structure Memorandum (each as at the date of this Commitment Letter) have been delivered to the Mandated Lead Arrangers and the Underwriters, and in the forms so delivered as at the Commitment Letter are (and subject to them remaining in substantially the same forms, or subject to them being delivered in final forms that are substantially the same as the forms so delivered as the Commitment Letter with such supplements or other modifications (which in the aggregate, do not materially and adversely affect the interests of the Mandated Lead Arrangers and the Underwriters), will be) acceptable to the Mandated Lead Arrangers and the Underwriters for the purposes of satisfying any of the conditions precedent in Schedule 3 (Conditions Precedent) to the Term Sheet which corresponds to that document.

5.4	If it becomes unlawful in any applicable jurisdiction for a Mandated Lead Arranger or an Underwriter to perform any of its obligations as contemplated by the Underwriting Documents or (in the case of an Underwriter) to fund, issue or maintain its participation under the Facility, such Mandated Lead Arranger or Underwriter shall:

(a)	promptly notify you upon becoming aware of the event; and

(b)	in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in its obligations under the Underwriting Documents or (in the case of an

Underwriter) underwriting in respect of the Facility not being available, including (but not limited to) transferring its rights and obligations under the Underwriting Documents to one or more of its Affiliates where such transfer is permitted under paragraph 12 (Assignment or Transfer), provided that:

(i)	you shall promptly indemnify such Mandated Lead Arranger or Underwriter for all costs and expenses reasonably and properly incurred by such Mandated Lead Arranger or Underwriter as a result of steps taken by it pursuant to this paragraph (b); and

(ii)	such Mandated Lead Arranger or Underwriter is not obliged to take any such steps if, in the opinion of such Mandated Lead Arranger or Underwriter (acting reasonably), to do so might be materially prejudicial to it.

6	EXECUTION OF FACILITY AGREEMENT

6.1	Each of the parties here to undertake to negotiate in good faith, to use all reasonable commercial efforts and to allocate sufficient resources and personnel for the purposes of such negotiations, to agree the terms of, and upon such agreement shall enter into, the Facility Agreement and the other Finance Documents (required to be entered into as a condition precedent to the initial utilisation of the Facility) in all relevant capacities, as soon as reasonably practicable following countersigning of this Commitment Letter by the Borrower and in any event by or on the date falling 9 months after the date of this Commitment Letter (or such later date as may be mutually agreed by the parties hereto (each party acting reasonably)) (the “Proposed Signing Date”), subject to:

(a)	your signing and returning to us copies of the Underwriting Documents; and

(b)	entry into the Acquisition Agreement by the parties thereto.

6.2	The Mandated Lead Arrangers’ and the Underwriters’ undertaking under paragraph 6.1 above shall expire on the termination or expiry of this Commitment Letter.

6.3	The Intercreditor Agreement and Transaction Security Documents that are required to be entered into by certain of the Transaction Obligors, Holdco Group Members and Group Members as conditions precedent to first drawdown under the Facility Agreement shall be drafted and negotiated between each of the parties hereto in good faith and on terms consistent with the Term Sheet.

6.4	If, despite good faith negotiation, we and the Borrower are not able to agree on a term of the Facility Agreement or the Intercreditor Agreement by the Proposed Signing Date, such term will, to the extent comparable with respect to the Facility, be in the form of:

(a)	the current standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Facilities Agreement (the “LMA Precedent Facilities Agreement”) (subject to the specific terms of the Term Sheet); or, as the case may be,

(b)	the standard form LMA Intercreditor Agreement for Leveraged Acquisition Finance Transactions (the “LMA Precedent Intercreditor Agreement” and together with the LMA Precedent Facilities Agreement, the “LMA Precedent Finance Documents”),

provided that where the relevant LMA Precedent Finance Document contains a drafting option, is silent on a particular point or the provisions of the relevant LMA Precedent Finance Document require more than minor or technical changes in order to be incorporated into the Facility Agreement or, as the case may be, the Intercreditor Agreement, the relevant option or language shall be such option or language as is reasonably requested by the Mandated Lead Arrangers or if the Mandated Lead Arrangers do not specify any option or language within 5 Business Days of the date of a written request by you (for such option or language), such option or language reasonably requested by you, provided that such option or language shall not be inconsistent with the Term Sheet or the Underwriting Documents.

7	UNDERTAKING TO PAY

7.1	You undertake to pay (or to procure payment) to each of the Indemnified Persons (as defined below) as soon as reasonably practicable, and in any event within 5 Business Days following demand, an amount equal to any liability, damages, cost, loss or expense (each, a “Loss”) (including reasonable and documented legal fees) incurred by any of the Mandated Lead Arrangers, the Underwriters, the Facility Agent, the Security Agent or any of their respective Affiliates or any of their (or their respective Affiliates’) directors, officers, employees or agents (each, an “Indemnified Person”) arising out of, in connection with or based on any action, claim, suit, investigation or proceeding (in each case, whether or not any Indemnified Person is party and including any action, claim, investigation or proceeding to preserve or enforce rights) commenced, pending or threatened in relation to any Underwriting Document, the use of proceeds of the Facility or the Acquisition (whether or not made) except to the extent that such Loss resulted primarily from (a) the gross negligence or wilful misconduct of such Indemnified Person, (b) any breach by such Indemnified Person of any term of the Underwriting Documents or any confidentiality undertaking with any Transaction Obligor, any Holdco Group Member or any Group Member, (c) any wilful breach by such Indemnified Person of any applicable law or (d) claims of an Indemnified Person solely against one or more other Indemnified Persons and not arising out of any act or omission by you, any Transaction Obligor, any Holdco Group Member, any Group Member or any Affiliate thereof.

7.2	You undertake to pay (or to procure payment) to each Indemnified Person on demand an amount equal to any cost or expense (including reasonable and documented legal fees) incurred by such Indemnified Person in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not any Indemnified Person is a party.

7.3	None of the Mandated Lead Arrangers or the Underwriters shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made under paragraph 7.1 or 7.2.

7.4	You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your Affiliates for or in connection with anything referred to in paragraph 7.1 except, following your agreement to the Underwriting Documents, for (a) any breach of any Underwriting Document or the Facility Agreement or (b) any such liability for losses, claims, damages or liabilities incurred by you or any of your Affiliates that in each case resulted primarily from the gross negligence or wilful misconduct of that Indemnified Person. No Indemnified Person shall be responsible or have any liability to you or any of your Affiliates or anyone else for consequential losses or damages.

7.5	Each Indemnified Person shall, to the extent legally permissible and reasonably practicable and (in the determination of such Indemnified Person) not prejudicial to the interests of such Indemnified Person, consult with you in connection with the conduct of any defence in connection with any action, claim, suit, proceeding or investigation against such Indemnified Person in respect of which such Indemnified Person seeks indemnification under paragraph 7.1 or 7.2. On the date the Facility Agreement becomes effective, your obligations under this paragraph 7.5 shall terminate and be superseded by the relevant terms of the Facility Agreement and this paragraph 7.5 shall cease to have effect, (in each case) to the extent that equivalent indemnities are given by you under the Facility Agreement and provided that nothing shall prejudice any accrued rights and/or claims under this paragraph 7.5 at the time when this paragraph 7.5 is so terminated or superseded.

7.6	All payments to be made by you under the Underwriting Documents:

(a)	shall be paid in the currency specified in the Underwriting Documents (or, if not so specified, as specified in the applicable invoice(s) for such payment(s)) and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the applicable Mandated Lead Arranger, the applicable Underwriter or the applicable Indemnified Person (as the case may be) notifies to you from time to time;

(b)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required to be made by law, the amount of the applicable payment due from you shall be increased to an amount which (after making such Tax Deduction) leaves an amount equal to such payment which would have been due if no such Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“Indirect Tax”). If any Indirect Tax is chargeable in respect of any such payment, you shall also and at the same time pay to the recipient of such payment an amount equal to the amount of such Indirect Tax.

8	FEES AND EXPENSES

8.1	Subject to paragraph 8.3, fees shall be paid as set out in the Fee Letter.

8.2	It is expressly understood and acknowledged by all parties that notwithstanding any other provision of any Underwriting Document, no fees, costs or expenses will be required to be paid by you or any of your Affiliates (subject to paragraphs 7 and 8.3) under the Underwriting Documents in connection with the Facility unless and until the date of first utilisation of the Facility occurs.

8.3	You shall, within 5 Business Days of written notice from any of us or our legal advisors, pay (or procure payment of) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees) incurred by any of us or the Facility Agent or the Security Agent or any of our or their respective Affiliates in connection with the negotiation, preparation, printing and execution of any Underwriting Document or any Finance Document, subject to:

(a)	cap(s) on legal fees as separately agreed between you and the Mandated Lead Arrangers and the Underwriters (or between you and the applicable legal counsel of the Mandated Lead Arrangers and the Underwriters); and

(b)	any cap on our or the Facility Agent’s or Security Agent’s or any of our or their respective Affiliates’ out-of-pocket expenses separately agreed between you and each of us or the Facility Agent or Security Agent (as applicable), in each case, including any caps that are agreed to apply in the event that no utilisation is made under the Facility Agreement.

8.4	Your obligations under paragraph 8.3 above shall be effective whether or not the Facility Agreement is signed or any utilisation is made thereunder and whether or not the Closing Date occurs.

9	CONFIDENTIALITY

9.1	The parties acknowledge that the terms and conditions of the Underwriting Documents are confidential and are not to be disclosed to or relied upon by anyone else, except disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

(a)	to the Target Group and the current direct or indirect owners and management of the Target Group or any of their Affiliates and their respective officers, directors, employees, investors and advisors or any of their Affiliates on a “need to know” and confidential basis for purposes of the Acquisition;

(b)	to your, any Shareholder’s, any of the Mandated Lead Arrangers’, any of the Underwriters’, the Facility Agent’s or the Security Agent’s Affiliates or to any of their or their Affiliates’ respective officers, directors, employees, investors, auditors, agents and advisors on a “need to know” and confidential basis for purposes of the Acquisition and/or the Facility;

(c)	to any person to the extent required by law, regulation, rule or applicable governmental, regulatory or administrative authority (including any applicable stock exchange) or court, or required pursuant to any legal, arbitral or administrative proceedings or process;

(d)	in connection with the establishment of any due diligence defence;

(e)	in connection with any preservation or enforcement of rights under any Underwriting Document; or

(f)	by any of the Mandated Lead Arrangers or the Underwriters on a “need to know” and confidential basis to any potential Lender looking to participate in the Facility who has been made aware of and agrees to be bound by the obligations under this paragraph 9, on condition that such Mandated Lead Arranger or such Underwriter shall not disclose to any potential Lender any information regarding fees payable under the Fee Letter.

9.2	Notwithstanding anything to the contrary in any Underwriting Document, on the date the Facility Agreement become effective, the obligations of the Mandated Lead Arrangers and the Underwriters under this paragraph 9 shall automatically terminate and be superseded by the terms of the Facility Agreement.

9.3	For the avoidance of doubt, the provisions of this paragraph 9 do not supersede any other confidentiality or non-disclosure agreement or undertaking by any of us or our respective Affiliates or our or their respective representatives in favour of any of the Shareholders, the Target or their respective Affiliates (whether directly or indirectly through a back-to-back or similar agreement).

10	NO ANNOUNCEMENTS

Each of the parties shall not make, and shall cause each of its Affiliates not to make, any public announcement regarding the Acquisition or the Facility without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Acquisition is publicly announced or disclosed, each of the Mandated Lead Arrangers and the Underwriters shall have the right, at its own expense, to disclose its participation in the Facility, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

11	OTHER ROLES

11.1	You acknowledge that each of the Mandated Lead Arrangers, the Underwriters and Affiliates of any or all of the foregoing may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your Affiliates may have conflicting interests regarding the transactions contemplated by the Underwriting Documents, the Acquisition and otherwise.

11.2	You and each of the Mandated Lead Arrangers and the Underwriters acknowledge that any Mandated Lead Arranger or any Affiliate thereof, or any Underwriter or any Affiliate thereof, may act in more than one capacity in relation to the transactions contemplated by the Underwriting Documents and/or the Acquisition, and may have conflicting interests in respect of such different capacities.

11.3	None of the Mandated Lead Arrangers or the Underwriters shall use confidential information obtained from you or any of your Affiliates by virtue of the transactions contemplated by the Underwriting Documents or its other relationships with you and your Affiliates in connection with the performance by it of services for other companies, or furnish any such information to any such other companies.

11.4	You acknowledge that none of the Mandated Lead Arrangers or the Underwriters has any obligation to use in connection with the transactions contemplated by the Underwriting Documents or the Acquisition, or to furnish to you or any of your Affiliates, confidential information obtained from any other source.

11.5

You further acknowledge that each of the Mandated Lead Arrangers, the Underwriters and their respective Affiliates (the “MLA Parties”) is or may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each MLA Party may provide investment banking and other financial services to any person, and/or acquire, hold or sell (at its sole discretion), for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Transaction Obligor, any Holdco Group Member, the Company, any member of the Target Group, any of the Shareholders and other companies or entities with which any Transaction Obligor, any Holdco Group Member, the Company, any member of the Target Group or any of the Shareholders may have commercial or other relationships.

11.6	You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by the Underwriting Documents and the process leading thereto. Additionally, you acknowledge and agree that none of the Mandated Lead Arrangers or the Underwriters has advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Underwriting Documents.

12	ASSIGNMENT OR TRANSFER

12.1	No party may assign or transfer any of its rights or obligations under the Underwriting Documents without the prior written consent of each of the other parties.

12.2	If, prior to the execution of the Facility Agreement, any Mandated Lead Arranger or Underwriter is in material breach of its obligations under paragraph 6 or (in the case of an Underwriter) its underwriting obligations under the Underwriting Documents and has failed to remedy the same within 10 Business Days of written notice by you to such Mandated Lead Arranger or Underwriter in respect of such breach, you shall have the right by notice in writing to replace such Mandated Lead Arranger or Underwriter (the “Defaulting MLA”) with any bank or financial institution (the “Replacement MLA”) selected by you and who confirms its willingness to assume and does assume all the obligations of such Defaulting MLA (in its capacity as Mandated Lead Arranger and as Underwriter) under the Underwriting Documents, provided that such Defaulting MLA must be replaced by such Replacement MLA both in its capacity as Mandated Lead Arranger and as Underwriter. Upon such replacement, each of the parties hereto shall execute amendments to the Underwriting Documents solely to give effect to the replacement and substitution of such Defaulting MLA by such Replacement MLA (pursuant to which such Replacement MLA shall assume all of the rights and obligations of such Defaulting MLA under the Underwriting Documents) and the cessation of such Defaulting MLA as a Mandated Lead Arranger and an Underwriter, provided that (for the avoidance of doubt) such amendments shall not seek to vary the commercial substance of any of the terms of the Underwriting Documents.

13	PERIOD OF OFFER

The offer by the Mandated Lead Arrangers and the Underwriters set out in this Commitment Letter (the “Offer”) shall remain in effect until 5 p.m., Hong Kong time, on the date falling 3 Business Days after the date of this Commitment Letter (as may be extended by all of the Mandated Lead Arrangers and the Underwriters in writing), at which time it will automatically expire unless before then the Mandated Lead Arrangers and the Underwriters have received your written agreement to and written acceptance of each Underwriting Document.

14	TERMINATION

14.1	Subject to paragraph 15 (Survival), this Commitment Letter shall terminate with immediate effect upon the earlier of:

(a)	any of the Mandated Lead Arrangers or the Underwriters giving you notice terminating its obligations under the Underwriting Documents, provided that such notice may only be given if:

(i)	the Company’s or any of the Company’s Affiliates’ offer for the Target Shares or merger with the Target as contemplated by the Acquisition Agreement is finally rejected (including where any other offer is formally accepted);

(ii)	you inform us that the Company or any of the Company’s Affiliates are withdrawing its offer for the Target Shares or merger with the Target or abandoning the Acquisition;

(iii)	the Acquisition Agreement is terminated or ceases to be in full force and effect; or

(iv)	the Closing Date does not occur by the date falling one month after the Termination Date (as defined in the Acquisition Agreement);

(b)	the date on which the Offer expires (without being accepted) in accordance with paragraph 13 (Period of Offer); or

(c)	the date on which the Offer (as defined in the LBO Commitment Letter) expires (without being accepted by the Company) in accordance with paragraph 13 (Period of Offer) of the LBO Commitment Letter.

14.2	You shall promptly notify the Mandated Lead Arrangers and the Underwriters of any withdrawal by the Company or any of the Company’s Affiliates of its offer for the Target Shares or merger with the Target, the abandonment of the Acquisition or the occurrence of any event or circumstance falling within paragraph 14.1(a)(i), (iii) or (iv).

14.3	Subject to paragraph 15 (Survival), this Commitment Letter shall terminate on the date the Facility Agreement becomes effective.

15	SURVIVAL

15.1	The terms of paragraph 2 (Grant of Mandate), paragraph 3 (Information), paragraph 5 (Certain Funds), paragraph 6 (Execution of Facility Agreement) (insofar as it relates to any Finance Document that is to be executed after execution of the Facility Agreement and that has not yet been entered into), paragraph 7 (Undertaking to Pay) (to the extent specified in paragraph 7.5), paragraph 8 (Fees and Expenses), paragraph 9 (Confidentiality) (to the extent of your obligations thereunder), paragraph 10 (No Announcements) to paragraph 12 (Assignment or Transfer) and this paragraph 15 to paragraph 22 (Integration) inclusive shall survive and continue after the date the Facility Agreement becomes effective. For the avoidance of doubt, upon execution of the Facility Agreement, the Commitments of the Underwriters shall be superseded by their respective commitments and obligations under the Facility Agreement.

15.2	Without prejudice to paragraph 15.1, paragraph 8 (Fees and Expenses) to paragraph 21 (Waiver of Jury Trial) inclusive shall survive and continue after any termination or expiry of any Underwriting Document, whether as a result of paragraph 13 (Period of Offer), paragraph 14 (Termination) or otherwise.

16	MISCELLANEOUS

16.1	No waiver or amendment of any provision of any Underwriting Document shall be effective unless it is in writing and signed by all of the parties to this Commitment Letter.

16.2	The failure by any of the Mandated Lead Arrangers and the Underwriters to exercise or any delay by any of the Mandated Lead Arrangers and the Underwriters in exercising any right or remedy shall not constitute a waiver of such right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy. Except as expressly provided in the Underwriting Documents, the rights and remedies of the Mandated Lead Arrangers and the Underwriters contained in the Underwriting Documents are cumulative and not exclusive of any rights or remedies provided by law.

16.3	Except for any Indemnified Person, a person who is not a party to this Commitment Letter has no right to enforce or to enjoy the benefit of any term of this Commitment Letter. The Commitments are given for your benefit only and may not be relied upon by any other person.

16.4	Notwithstanding any other term of this Commitment Letter, the consent of any person who is not a party to this Commitment Letter is not required to rescind or vary this Commitment Letter at any time.

16.5	None of the provisions of any Underwriting Document constitute any Mandated Lead Arranger or Underwriter a fiduciary, advisor or agent of the Borrower, any Transaction Obligor, any Holdco Group Member, any Group Member or any Affiliate of any of the foregoing.

17	COUNTERPARTS

Each Underwriting Document may be executed in any number of counterparts, and this has the same effect as if the signatures and/or execution on such counterparts were on a single copy of such Underwriting Document. Delivery of an executed counterpart of a signature page of an Underwriting Document by facsimile transmission or in electronic format (e.g., “.pdf” or “.tif”) is equally as effective as delivery of an original executed counterpart of that Underwriting Document.

18	NOTICES

18.1	Any communication to be made under or in connection with any Underwriting Document shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2	Notices and communications to be given to you by any of the Mandated Lead Arrangers or the Underwriters under any Underwriting Document shall be sent to:

Name:	Group & Cloud Limited
Address:	288 Fute Zhong Road
Waigaoqiao Free Trade Zone
Shanghai 200131, China
Attention:	Mr. Li Ge
Fax:	+86 21 5046 1000
Email:	geli@vip.163.com

or such other address and/or details as may from time to time be notified by you to each of the Mandated Lead Arrangers and the Underwriters.

18.3	Notices and communications to be given by you to any of the Mandated Lead Arrangers or the Underwriters under any Underwriting Document shall be sent to:

(in the case of Ping An Bank Co., Ltd.)

Name:	Ping An Bank Co., Ltd.
Address:	5047 East Shennan Road, Shenzhen City, Guangdong Province, China
Attention:	Wenxiang Xian
Fax:	+8675582080386
Email:	xianwenxiang443@pingan.com.cn

or such other address and/or details as may from time to time be notified by such Mandated Lead Arranger to you; or

(in the case of Shanghai Pudong Development Bank Co., Ltd.)

Name:	Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch BaoShan Sub-branch
Address:	No.1283 Mudanjiang Road Shanghai China
Attention:	Wang Wei
Fax:	+86 21 56111864
Email:	WangW04@spdb.com.cn

or such other address and/or details as may from time to time be notified by such Underwriter to you.

19	GOVERNING LAW

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20	JURISDICTION

20.1	Each of the parties hereto irrevocably and unconditionally:

(a)	submits, for itself and its property, to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action, proceeding, claim or counterclaim arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment (a “Dispute”);

(b)	agrees that all claims in respect of such Disputes shall be heard and determined in such New York state or, to the extent permitted by law, federal court;

(c)	waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any court in which such venue may be laid in accordance with the foregoing clauses;

(d)	waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court; and

(e)	agrees that a final, non-appealable judgment in respect of any Dispute may be enforced in other jurisdictions in any manner provided by law,

provided that (notwithstanding the foregoing) none of the Mandated Lead Arrangers or the Underwriters shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, each of the Mandated Lead Arrangers or the Underwriters may take concurrent proceedings in any number of jurisdictions.

20.2	Without prejudice to any other mode of service allowed under any relevant law, you:

(a)	irrevocably appoint Law Debenture Corporate Services Inc. of 400 Madison Avenue, 4th Floor, New York, NY 10017 as its agent for service of process in relation to any proceedings before the New York courts in connection with this Commitment Letter;

(b)	agree that failure by a process agent to notify you of any process will not invalidate the proceedings concerned; and

(c)	agree that service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any court.

20.3	If any person appointed as your agent for service of process is unable for any reason to act as your agent for service of process, you must promptly (and in any event within 10 Business Days of such event taking place) appoint another such agent on terms acceptable to the Mandated Lead Arrangers and Underwriters. Failing this, any of the Mandated Lead Arrangers and Underwriters may appoint another agent for you for this purpose.

21	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE BY THE PARTIES OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS COMMITMENT LETTER OR THE FEE LETTER.

22	INTEGRATION

22.1	The Underwriting Documents set out the entire agreement between you, the Mandated Lead Arrangers and the Underwriters as to arranging and underwriting the Facility and supersede any prior oral and/or written understandings or arrangements relating to the Facility or the financing of the Acquisition (other than as to arranging and underwriting the LBO Facility which shall be governed by the LBO Underwriting Documents).

22.2	Each of the parties hereto agrees that each of the Underwriting Documents is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith), in each case subject to and in accordance with the terms of the Underwriting Documents.

23	PATRIOT ACT

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of the Mandated Lead Arrangers, the Underwriters and the Lenders is required to obtain, verify and record information that identifies each Transaction Obligor, which information includes the name, address, tax identification number and other information regarding each Transaction Obligor that will allow such Mandated Lead Arranger, Underwriter or Lender to identify each Transaction Obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Mandated Lead Arrangers, the Underwriters and the Lenders.

If you agree to the above, please sign, date and return to the Mandated Lead Arrangers the enclosed copies of this Commitment Letter and the Fee Letter prior to the time specified in paragraph 13 (Period of Offer). We look forward to working with you on this transaction.

Yours faithfully,

For and on behalf of

PING AN BANK CO., LTD.

as Mandated Lead Arranger

/s/ Wang Jishu
Name: Wang Jishu
Title: Manager of Offshore Banking Dept.

[Signature Page to the Commitment Letter (Management Facility)]

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD:

As Mandated Lead Arranger

/s/ Ren Jun
Name: Ren Jun
Title: General Manager of International Business Management Department

[Signature Page to the Commitment Letter (Management Facility)]

For and on behalf of

PING AN BANK CO., LTD.

as Underwriter

/s/ Wang Jishu
Name: Wang Jishu
Title: Manager of Offshore Bank Dept.

[Signature Page to the Commitment Letter (Management Facility)]

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD.

as Underwriter

/s/ Ren Jun
Name: Ren Jun
Title: General Manager of International Business Management Department

[Signature Page to the Commitment Letter (Management Facility)]

We agree the terms set our above.

Date:             14 August 2015

For and on behalf of

Group & Cloud Limited

/s/ Ge Li
Name: Ge Li
Title: Director

[Signature Page to the Commitment Letter (Management Facility)

APPENDIX A

TERM SHEET

EXECUTION VERSION

PROJECT SUPER

SUMMARY TERMS AND CONDITIONS – MANAGEMENT LOAN FACILITY

1.	Borrower:	Group & Cloud Limited, a special purpose company incorporated under the laws of the Cayman Islands and currently wholly owned, directly, by Dr. Li Ge ( ) and will (prior to the Closing Date) be wholly owned, directly, by the Borrower Shareholder. The Borrower will own approximately 9.4[1]% of the shares in Holdco upon completion of the Acquisition.
2.	Borrower Shareholder:	A special purpose company to be incorporated under the laws of the Cayman Islands and to be owned, directly, (as to 75%) by Dr. Li Ge ( ) and (as to 25%) by Zhao Ning ( ).
3.	Offshore Founder Trust1:	NGM Family Irrevocable Trust. Offshore Founder Trust1 will own approximately 1.5[2]% of the shares in Holdco upon completion of the Acquisition.
4.	Offshore Founder Trust2:	Li Children’s 2006 Irrevocable Trust. Offshore Founder Trust2 will own approximately 0.2[3]% of the shares in Holdco upon completion of the Acquisition.
5.	Offshore Founder Trust:	Collectively, the Offshore Founder Trust1 and the Offshore Founder Trust2.
6.	Offshore Rollover SPV:	A special purpose exempted limited partnership formed under the laws of the Cayman Islands, the general partner of which is the Borrower. Offshore Rollover SPV will own approximately 1.2[4]% of the shares in Holdco upon completion of the Acquisition.
7.	Onshore Founder SPV:	A special purpose company incorporated under the laws of the PRC and wholly owned, directly and/or indirectly, by, Liu Xiaozhong ( ) and Zhang Zhaohui ( ).
8.	Offshore ESOP Holdco:	A special purpose company to be incorporated under the laws of the Cayman Islands and wholly owned, directly, by Dr. Li Ge ( ). Offshore ESOP SPV Holdco will directly legally and beneficially own 100% of the Equity Interests in each of Offshore ESOP SPVs.

[1]	This percentage is based on the number of shares of the Target that are in existence as at 30 June 2015, and may be adjusted by up to 0.75% to reflect the final number of shares of the Target in issue on the Closing Date.
[2]	This percentage is based on the number of shares of the Target that are in existence as at 30 June 2015, and may be adjusted by up to 0.75% to reflect the final number of shares of the Target in issue on the Closing Date.
[3]	This percentage is based on the number of shares of the Target that are in existence as at 30 June 2015, and may be adjusted by up to 0.75% to reflect the final number of shares of the Target in issue on the Closing Date.
[4]	This percentage is based on the number of shares of the Target that are in existence as at 30 June 2015, and may be adjusted by up to 0.75% to reflect the final number of shares of the Target in issue on the Closing Date.

9.	Offshore ESOP SPV1:	A special purpose company to be incorporated under the laws of the Cayman Islands and wholly owned, directly, by Offshore ESOP Holdco. Offshore ESOP SPV1 will own approximately 9% of the shares in Holdco upon completion of the Acquisition, and such shares will be reserved for Dr. Li Ge ( ).
10.	Offshore ESOP SPV2:	A special purpose company incorporated under the laws of the Cayman Islands and wholly owned, directly, by Offshore ESOP Holdco. Offshore ESOP SPV2 will own approximately 6% of the shares in Holdco upon completion of the Acquisition, and such shares will be reserved for Liu Xiaozhong ( ), Zhang Zhaohui ( ) and other members of management of the Target Group (other than the Offshore Founders).
11.	Offshore ESOP SPVs:	Offshore ESOP SPV1 and Offshore ESOP SPV2.
12.	Onshore ESOP SPV:	A limited liability partnership incorporated under the laws of the PRC, the general partner of which is Dr. Li Ge ( ) or an entity controlled by Dr. Li Ge ( ) and the limited partners of which are Liu Xiaozhong ( ), Zhang Zhaohui ( ) and other members of management of the Target Group (other than the Offshore Founders).
13.	Mergerco:	WuXi Merger Limited, a special purpose company incorporated under the laws of the Cayman Islands and wholly owned, directly, by the Parent.
14.	Holdco:	New WuXi Life Science Holdings Limited, a special purpose company incorporated under the laws of the Cayman Islands and wholly owned, directly or indirectly, by the Sponsors and other co-investors.
15.	Parent:	New WuXi Life Science Limited, a special purpose company incorporated under the laws of the Cayman Islands and wholly owned directly by Holdco.
16.	Target:	WuXi PharmaTech (Cayman) Inc. ( ), a company incorporated under the laws of the Cayman Islands and listed on the New York Stock Exchange.
17.	WXAT BVI:	WuXi AppTec (BVI) Inc., a company incorporated under the laws of the British Virgin Islands which directly holds 100% of the Equity Interests in WXAT and which is directly and wholly-owned by the Target.
18.	Group:	Mergerco (or, on and after the Closing Date, the Target) and each of its subsidiaries from time to time (each, a “Group Member”).
19.	Target Group:	Target and its subsidiaries from time to time (each, a “Target Group Member”).
20.	Holdco Group:	Holdco and the Parent (each, a “Holdco Group Member”).
21.	WXAT:	WuXi AppTec Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of the PRC.
22.	Offshore Founders:	Dr. Li Ge ( ) and Zhao Ning ( ).

23.	Offshore Founder Obligor:	Dr. Li Ge ( ).
24.	Onshore Founders:	Liu Xiaozhong ( ) and Zhang Zhaohui ( ).
25.	Sponsors:

(i)        The Offshore Founders, funds managed or advised by ABG Capital Partners II GP Limited, funds managed or advised (or investment vehicles controlled) by Boyu Capital Fund II, L.P., funds advised or managed by (or investment vehicles controlled by) Temasek Holdings (Private) Limited and/or Pavilion Capital Holdings Pte. Ltd. (an entity indirectly wholly-owned by Temasek Holdings (Private) Limited but under independent management), funds managed or advised by Hillhouse Fund II Holdings GP, Ltd. and Ping An Life Insurance Company of China, Ltd. (“Initial Sponsors”);

(ii) any Approved Investor that has become a shareholder of Holdco prior to the Closing Date; and

(iii)      any other investor(s) designated by the Borrower (in writing to the Mandated Lead Arrangers prior to the Closing Date) and that have become shareholder(s) of Holdco prior to the Closing Date (“Co-investors”), provided that for the purposes of Change of Control, to the extent that at any time the aggregate interest of any and all Co-investors in the voting shares or economic interest of or in Holdco, WXAT or Listco (as defined in Schedule 5 (Permitted Restructuring)) exceeds 20% of the aggregate voting shares or, as the case may be, economic interest of or in Holdco, WXAT or (as the case may be) Listco that are directly or indirectly held and/or beneficially owned by all of the Sponsors (determined without giving effect to this proviso), then such excess portion of such voting shares or economic interest shall be deemed not to be held or beneficially owned by such Co-investors or the Sponsors.
26.	Approved Investors:	Persons named in a list of investors agreed in writing between the Borrower and the Mandated Lead Arrangers on or prior to the date of the Commitment Letter.
27.	Mandated Lead Arranger(s):	Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd.
28.	Underwriter(s):	Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd.
29.	Acquisition:	The merger of Mergerco and the Target in accordance with the merger agreement between the Parent, Mergerco and the Target (the “Acquisition Agreement”) and the Merger Plan, with the Target being the surviving company resulting from such merger.
30.	Closing Date:	The Merger Effective Date.
31.	Company:	Mergerco and (including on and from the Closing Date) the Target.
32.	Guarantors:	The Offshore ESOP SPVs.

In the event of any Permitted Restructuring: as provided in Schedule 5 (Permitted Restructuring).

In the event that Holdco becomes wholly-owned by one or more of the Borrower and the Holdco Pledgors (as defined in paragraph 50 below), (a) Holdco shall promptly become a Guarantor, and (b) (if the LBO Facility has been repaid in full) each of the Parent, the Company and the Material Subsidiaries from time to time shall promptly become a Guarantor (in the case of any Material Subsidiary other than the Company, in accordance with the terms of the LBO Term Sheet (applying mutatis mutandis), including requirements as to compliance with the Obligor Coverage Test (as defined in the LBO Term Sheet, applying mutatis mutandis)). “Wholly-Own Time” means the time when (i) Holdco has become wholly-owned by one or more of the Borrower and the Holdco Pledgors and (ii) the LBO Facility has been repaid in full.
33.	Facility Agent:	Shanghai Pudong Development Bank Co., Ltd.
34.	Security Agent:	Ping An Bank Co., Ltd.
35.	Lenders:	Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (the “Lenders” and together with the Mandated Lead Arrangers, the Underwriters, the Facility Agent, the Security Agent and any other “Finance Party” as defined in the Facility Agreement, the “Finance Parties”).
36.	Facility:	U.S.$300,000,000 term facility. The Facility will be available for utilisation in the form of a single loan (the “Loan”).
37.	Currencies:	The Facility may only be drawn down in USD.
38.	Upfront Fees:	As set out in the Fee Letter.

The Upfront Fees shall be payable on the Initial Drawdown Date.
39.	Facility Agent Fee:	As set out in the Fee Letter.
40.	Security Agent Fee:	As set out in the Fee Letter.
41.	Conditions to Payment of Fees:	None of the fees set forth in paragraphs 38, 39 and 40 above shall be payable unless and until the initial drawdown under the Facility occurs (the date of such initial drawdown being the “Initial Drawdown Date”).
42.	Purpose:	To finance:

(i)        part of the Borrower’s subscription for shares in Holdco pursuant to the Holdco Shareholders Agreement (the consideration for such subscription, the “Subscription Consideration”), the proceeds of which will be applied by Holdco to fund its subscription for shares in the Parent, the proceeds of which will be applied by the Parent to fund its subscription for shares in the Company, the proceeds of which will be applied by the Company to (A) finance part of the Merger Consideration and (B) finance the payment of fees, costs and expenses in relation to the Acquisition (but not fees, costs and expenses in relation to the Facility or the LBO Facility); and

(ii) funding of the Initial DSRA Deposit into the DSRA.
43.	Application of Loan proceeds:	Out of the proceeds of the Loan under the Facility, an amount equal to US$60,000,000 (the “Initial DSRA Deposit”) shall be directly paid into the DSRA, and the remainder of such proceeds shall be directly paid into the Company Equity Proceeds Account (as defined in Schedule 3 (Conditions precedent)) pursuant to the Funds Flow Statement (any amount of such proceeds so paid into the Company Equity Proceeds Account, the “Borrower Equity Proceeds”). For the avoidance of doubt, the payment of such Borrower Equity Proceeds into the Company Equity Proceeds Account shall constitute payment by the Borrower of the Subscription Consideration (and payment of the consideration for subscriptions by Holdco and the Parent referred to in paragraph (i) of the “Purpose” section), provided that such Borrower Equity Proceeds shall be directly paid into the Company Equity Proceeds Account and not through any account of Holdco or the Parent. The Upfront Fees shall be deducted from the Initial DSRA Deposit on the Initial Drawdown Date.

In the event that (a) the Acquisition does not proceed on the Initial Drawdown Date or (b) any Borrower Equity Proceeds so paid into the Company Equity Proceeds Account are otherwise refunded or returned in whole or in part, the Borrower shall ensure that all of the Subscription Consideration (in the case of (a)) or all of such Borrower Equity Proceeds so refunded or returned (in the case of (b)) shall be directly paid from the Company Equity Proceeds Account to the Facility Agent for application towards prepayment of the Facility.
44.	Security:	The Facility shall initially be secured by first ranking security to be provided to the extent possible, subject to the security principles set out in Schedule 4 (Security Principles) (the “Security Principles”), as follows:

(i) Share Charge over all of the Equity Interests in Holdco from time to time held and/or beneficially owned by the Borrower and the Offshore ESOP SPVs;

(ii)       Debenture over all assets of the Borrower (including the DSRA, its dividend account, and security over its rights under the Holdco Shareholders Agreement and its rights to receive any consideration in respect of any Permitted Merger/Sale (as defined in Schedule 5 (Permitted Restructuring)) and to receive any dividends/distributions from any Holdco Group Member, any Group Member, WXAT, Listco (as defined in Schedule 5 (Permitted Restructuring)) and the IPO Entity in respect of any Qualifying Flotation);

(iii)      Debenture over all assets of the Offshore ESOP SPVs (including security other their respective dividend accounts, their respective rights under the Holdco Shareholders Agreement and their respective rights to receive any consideration in respect of any Permitted Merger/Sale (as defined in Schedule 5 (Permitted Restructuring)) and to receive any dividends/distributions from any Holdco Group Member, any Group Member, WXAT, Listco (as defined in Schedule 5 (Permitted Restructuring)) and the IPO Entity in respect of any Qualifying Flotation);

(iv) Share Charges over all of the Equity Interests in the Borrower;

(v)       (In the event of a Qualifying Flotation) Security over all of the shares in the IPO Entity (in respect of such Qualifying Flotation) held and/or beneficially owned by the Borrower and the Holdco Pledgors; and

(vi)      (In the event that any Holdco Group Member or Group Member becomes a Guarantor pursuant to the “Guarantors” section) Security over the Equity Interests in such Holdco Group Member or Group Member (that are held and/or beneficially owned by any Obligor) and assets of such Holdco Group Member or Group Member, in accordance with the requirements of the LBO Term Sheet (applying mutatis mutandis).

If the Permitted Restructuring occurs the security package will change as set out in Schedule 5 (Permitted Restructuring).
45.	Material Subsidiary:	“Material Subsidiary” means (a) any Group Member that is a Guarantor; (b) each Group Member identified as a Material Subsidiary on the Group Structure Chart (as defined below); and (c) each other Group Member:

(i)        whose gross assets or revenue (calculated on an unconsolidated basis if such subsidiary has any subsidiaries and (in the case of revenue) excluding intra-Group items) are 5% or more of the consolidated gross assets or revenue of the Group (such calculation to be tested quarterly taking into account any adjustments necessary to reflect any acquisitions and disposals and establishment of Group Members since the applicable financial statements of the Group); or

(ii) which holds or owns, directly or indirectly, any Equity Interest in any subsidiary described in paragraph (i) above,

but excluding the Corporate Venture Capital Fund Group.
46.	Original Obligors:	The Borrower, the Borrower Shareholder, the Offshore ESOP SPVs and each initial party to the Intercreditor Agreement (other than the Finance Parties).

47.	Obligors:	The Borrower, the Borrower Shareholder, the Offshore ESOP SPVs, each other Guarantor, the Onshore ESOP SPV and the SPVs (as defined in Schedule 5 (Permitted Restructuring)), excluding the Offshore Founder Trust and the Excluded Onshore Founder Entities (as defined in Schedule 5 (Permitted Restructuring)).
48.	Transaction Obligors:	The Obligors and the Offshore Founder Obligor.
49.	Relevant Original Transaction Obligors:	The Borrower, the Borrower Shareholder, the Offshore ESOP SPVs and the Offshore Founder Obligor.
50.	Holdco Pledgors:	The Offshore ESOP SPVs.
51.	Tenor:	10 years from the Initial Drawdown Date (the “Termination Date”).
52.	Availability Period:	Subject to “Certain Funds” below, from and including the signing date of the Facility Agreement until the earliest of (i) the date falling 9 months after the date of the Acquisition Agreement, (ii) the date falling 9 months after the date on which the Commitment Letter is countersigned by the Borrower, (iii) completion of the Acquisition and (iv) the date on which the Acquisition or the Acquisition Agreement is terminated or otherwise lapses or is withdrawn or abandoned. The Facility shall be utilised by way of a single Loan on the Closing Date.
53.	Interest Rate:	5.00% per annum (the “Facility Margin”) plus applicable LIBOR.
54.	Default Interest Rate:	Default interest will be payable on overdue amounts at a rate which is 2% per annum above the applicable interest rate.
55.	Interest Period:	3 or 6 months at the Borrower’s option (or such other period as agreed between all of the Lenders and the Borrower), provided that the Borrower must select the duration of each Interest Period upon signing of the Facility Agreement, and upon such election each Interest Period under the Facility shall be the duration so selected (that is, there shall not be any further selection of Interest Period after the date of the Facility Agreement).

56.	Repayment:	The Facility shall be repaid in semi-annual instalments in accordance with the following repayment schedule:
		Number of months from the Initial Drawdown Date	Percentage of the aggregate Loan drawn
		6	0%
		12	0%
		18	0%
		24	0%
		30	0%
		36	0%
		42	0%
		48	0%
		54	0.1%
		60	9.9%
		66	0.1%
		72	9.9%
		78	0.2%
		84	19.8%
		90	0.2%
		96	19.8%
		102	0.2%
		108	19.8%
		114	0.2%
		120	19.8%
		Amounts repaid or prepaid under the Facility shall not be available for re-borrowing.
57.	Certain Funds:	The Facility will be made available until the end of the Certain Funds Period subject only to the following conditions (the “Certain Funds Conditions”):

(i)        satisfaction or waiver (by the Facility Agent) of the conditions precedent specified under “Conditions Precedent to Drawdown under the Facility” below, each in form and substance satisfactory to the Facility Agent (acting reasonably);

		(ii) no Change of Control as described under “Mandatory Prepayment” below;

		(iii) no supervening unlawfulness in respect of a Lender’s ability to lend or participate in the Loan;

(iv)      there being no Event of Default:

(a)        as a result of misrepresentation by any Relevant Original Transaction Obligor in respect of any Relevant Original Transaction Obligor’s, any Holdco Group Member’s or Mergerco’s status, powers and authority, binding obligations, non-conflict with other obligations, validity and admissibility in evidence, holding company (except in relation to the Offshore Founder Obligor), the Merger Documents, the Shareholder Documents, ownership of shares and assets charged under the Transaction Security Documents (to which a Transaction Obligor is a party), shares subject to Transaction Security (limited to shares in Holdco), pari passu ranking of payment obligations and (to the extent it relates to complying with the applicable laws, regulations and sanctions only) sanctions/anti-money laundering/anti-corruption/anti-terrorism (each, a “Major Representation”);

(b)        as a result of a breach by (i) a Relevant Original Transaction Obligor (except the Offshore Founder Obligor) of its obligations in respect of itself, any Relevant Original Transaction Obligor (except the Offshore Founder Obligor), any Holdco Group Member or Mergerco under the undertakings on negative pledge, financial indebtedness, merger/reorganisation, loans and credit, guarantees and indemnities, Restricted Payments, acquisitions, JVs, holding company, disposals, amendments to waivers/adverse consents under (or termination/assignment of) Merger Documents and/or Shareholder Documents, and, (to the extent it relates to complying with the applicable laws, regulations and sanctions only) sanctions/anti-money laundering/anti- corruption/anti-terrorism or (ii) the Offshore Founder Obligor of its obligations in respect of itself under the Management Undertaking, the undertakings on amendments to waivers/adverse consents under (or termination/assignment of) Shareholder Documents, and (to the extent it relates to complying with the applicable laws, regulations and sanctions only) sanctions/anti-money laundering/anti-corruption/anti-terrorism; or

(c)        in respect of non-payment, insolvency and insolvency related events, unlawfulness and invalidity, repudiation and rescission of agreements, creditors’ process or expropriation in relation to any Relevant Original Transaction Obligor, any Holdco Group Member or Mergerco; and

(v)       delivery of the applicable utilisation request (requesting the making of the Loan in an amount sufficient to enable the Initial DSRA Deposit to be paid into the DSRA) in accordance with the provisions of the Facility Agreement.

For such purpose “Certain Funds Period” means the period from the date of the Facility Agreement to the earlier of (A) the last day of the Availability Period applicable to the Facility and (B) the date on which the Loan is made under the Facility.

During the Certain Funds Period and notwithstanding any other provision, agreement, representation or circumstance, each of the Finance Parties agrees that the drawdown under the Facility will be made subject only to satisfaction (or waiver by the Facility Agent) of the Certain Funds Conditions and that no rights (including rights of set-off or counterclaim) of the Finance Parties will be exercised which could affect or prevent the making of the drawdown or its application for its permitted purpose if the Certain Funds Conditions are satisfied or waived by the Facility Agent. After the expiry of the Certain Funds Period, all rights and remedies of the Finance Parties shall be available for use and preserved (whether those relate to events or circumstances occurring or subsisting during, or prior to, on or after the expiry of, the Certain Funds Period) even though they may not be available during the Certain Funds Period.
58.	Drawdown Conditions (other than for the Facility during the Certain Funds Period):	Other than for a drawdown under the Facility during the Certain Funds Period, each drawdown under the Facility shall be subject to the conditions set out in paragraphs (i), (ii), (iii) and (v) of the “Certain Funds” section above, the absence of any actual or potential Event of Default and the accuracy of all repeating representations and warranties.
59.	Voluntary Cancellation:	Notwithstanding the Availability Period of the Facility, the Borrower may, on not less than 5 Business Days’ notice, cancel all or part of the unutilised amount of the Facility above a minimum amount to be agreed (provided that any such cancellation of the Facility shall be subject to provision of satisfactory evidence that (i) the Borrower will have sufficient funds to pay the Subscription Consideration in full and to fund the Initial DSRA Deposit into the DSRA on the Initial Drawdown Date and the Borrower and the Holdco Pledgors will have sufficient funds to pay for fees, costs and expenses relating to the Facility and/or their respective subscription of shares in Holdco and (ii) Mergerco will have sufficient funds to consummate the Acquisition and pay for all of the Pro Forma Uses (as defined in paragraph 5 of Schedule 3 (Conditions Precedent)). Such cancelled amount shall not be available for re-borrowing.
60.	Voluntary Prepayment:	The Borrower may, on not less than 5 Business Days’ notice, prepay all or any part of the Facility at any time during its tenor, subject to minimum prepayment amounts to be agreed, without penalty but subject to payment of break funding costs (which shall reflect the cost of funding of each Lender as certified by such Lender, but shall not in any event exceed the Interest Rate).

61.	Mandatory Prepayment:

In this section:

“Flotation” means the listing or admission to trading on any stock or securities exchange or market of any shares or securities of any Group Member, any Holdco Group Member or any direct or indirect holding company of any Group Member or any Holdco Group Member (other than a Sponsor), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of any Group Member, any Holdco Group Member or any direct or indirect holding company of any Group Member or any Holdco Group Member (other than a Sponsor) in any jurisdiction or country (the person whose shares or securities are the subject of such listing, admission to trading, flotation or public offering being the “IPO Entity” in respect of such Flotation).

“Qualifying Flotation” means a Flotation in respect of Holdco where (a) at least 50% of the gross cash proceeds of that Flotation are received or recovered as a result of primary issuance of shares by Holdco and (b) the terms of the lock-up period applicable to any shares in Holdco that are held and/or beneficially owned by the Borrower and the Holdco Pledgors shall not exceed 1 year (from the date of completion of such Flotation) and shall not in any case restrict the creation or enforcement of Transaction Security (including any disposal or transfer upon any such enforcement) over such shares, any shares in the Borrower or any Holdco Pledgor, or any assets (other than shares in Holdco) of the Borrower or any Holdco Pledgor and (c) the requirements of paragraphs 41 and 42 of Schedule 5 (Permitted Restructuring) are complied with in respect of such Flotation (mutatis mutandis) as if any reference therein to any Permitted IPO (as defined in Schedule 5 (Permitted Restructuring)) were a reference to such Flotation and as if any reference therein to Lock-up Period (as defined in Schedule 5 (Permitted Restructuring)) were a reference to the lock- up period referred to in (b) above.

(i)        Change of Control: Upon a Change of Control, any Flotation (which is not a Qualifying Flotation, Permitted IPO (as defined in Schedule 5 (Permitted Restructuring)) or a Permitted Subsidiary Capital Raising) or a disposal of substantially all of the business of the Group, the Facility is to be repaid and cancelled in full. A “Change of Control” is where:

(a)        at any time prior to a Qualifying Flotation, (i) the Sponsors do not or cease to beneficially own (directly or indirectly) more than 50% of the voting shares of Holdco, do not or cease to have the right (directly or indirectly) to appoint the majority of the board of directors of Holdco (carrying the majority of the voting powers of the directors of Holdco) or do not or cease to beneficially own more than 50% of the economic interest in Holdco, or (ii) the Offshore Founders do not or cease to beneficially own (directly or indirectly) more than 10% of the voting shares of Holdco or do not or cease to beneficially own more than 10% of the economic interest in Holdco;

(b)       at any time following a Qualifying Flotation, (i) the Sponsors do not or cease to beneficially own (directly or indirectly) more than 30% of the voting shares of Holdco or do not or cease to beneficially own more than 30% of the economic interest in Holdco, or any person or persons acting in concert beneficially own or acquire (directly or indirectly) a greater percentage of voting shares of Holdco than the Sponsors, or (ii) the Offshore Founders do not or cease to beneficially own (directly or indirectly) more than 6% of the voting shares of Holdco or do not or cease to beneficially own more than 6% of the economic interest in Holdco;

(c)        Holdco does not or ceases to directly wholly own beneficially all the Equity Interests in the Parent, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of the Parent or does not or ceases to directly beneficially own 100% of the economic interests in the Parent;

(d)       at any time before the Closing Date, the Parent does not or ceases to directly wholly own beneficially 100% of the Equity Interests in Mergerco, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of Mergerco or does not or ceases to directly beneficially own 100% of the economic interests in Mergerco;

(e)        at any time on or after the Closing Date, the Parent does not or ceases to directly beneficially own 100% of the Equity Interests in the Target, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of the Target or does not or ceases to directly beneficially own 100% of the economic interests in the Target;

(f)        (i) at any time on or after the Closing Date, the Target does not or ceases to directly beneficially own 100% of the Equity Interests in WXAT BVI, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of WXAT BVI or does not or ceases to directly beneficially own 100% of the economic interests in WXAT BVI or (ii) at any time on or after the Closing Date but prior to the commencement of the Permitted Restructuring, the Target does not or ceases to beneficially own, directly or indirectly, 100% of the Equity Interests in WXAT, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of WXAT or does not or ceases to beneficially own 100% of the economic interests in WXAT;

(g)       (i) the Borrower Shareholder does not or ceases to directly wholly own beneficially 100% of the Equity Interests in the Borrower, does not or ceases to have the right (directly or indirectly) to appoint all of the board of directors of the Borrower or does not or ceases to directly beneficially own 100% of the economic interests in the Borrower, (ii) the Offshore Founders (in aggregate) do not or cease to directly wholly own beneficially 100% of the Equity Interests in the Borrower Shareholder, do not or cease to have the right (directly or indirectly) to appoint all of the board of directors of the Borrower Shareholder or do not or cease to directly beneficially own 100% of the economic interests in the Borrower Shareholder or (iii) the aggregate Equity Interests (of any class) of Holdco that are subject to Transaction Security are less than (at any time on or prior to the Initial Drawdown Date) 24.4[5]% or (at any time after the Initial Drawdown Date) the Minimum Percentage (as defined in Schedule 5 (Permitted Restructuring)) of the aggregate Equity Interests (of such class) in Holdco; or

(h) any other(s) as set out in Schedule 5 (Permitted Restructuring).

[5]	This percentage is based on the number of shares of the Target that are in existence as at 30 June 2015, and may be adjusted by up to 0.75% to reflect the final number of shares of the Target in issue on the Closing Date.

(ii) Disposals, Insurance and Acquisition Claims Proceeds: The Borrower shall ensure (if the Wholly-Own Time has occurred) the Facility is prepaid with the following:

(a)        all net after-Tax cash proceeds received or recovered by any Group Member, Holdco Group Member or Obligor as a result of a Permitted Disposal identified in any of paragraphs (c), (h), (k)(ii), (o), (p) (other than a termination, close out or unwinding), (q) (to the extent such proceeds have been distributed to another Group Member by the Corporate Venture Capital Fund Group), (r) and (s) to the extent that such proceeds have not been applied or contractually committed to be applied in the purchase of other operating assets for use in the business of the Group within 12 months of receipt or recovery (and if committed to be applied in that period, are applied within 18 months of receipt) (such proceeds that are so applied or committed to be applied and subsequently so applied being “Excluded Disposal Proceeds”);

(b)       the net cash proceeds of any insurance claim or series of related claims (not relating to third party liability, business interruption, loss of earnings or similar claims) received or recovered by any Group Member, Holdco Group Member or Obligor in respect of any loss or destruction of assets, to the extent not applied or contractually committed to be applied in meeting: (A) third-party claims (giving rise to such claim); (B) covering operating losses of the Group, or reinstatement of the relevant asset, (in each case) the subject of such claim; or (C) the purchase of replacement assets or other operating assets to be used in the business of the Group, in each case applied within 12 months of receipt or recovery (and if committed to be applied in that period, are applied within 18 months of receipt) (such proceeds that are so applied or committed to be applied and subsequently so applied being “Excluded Insurance Proceeds”); and

(c)        the net cash proceeds (received or recovered by any Group Member, any Holdco Group Member or any Obligor) of any warranty claim (or any refund or return of consideration) under the Acquisition Agreement and/or Reports, to the extent not applied or contractually committed to be applied in rectifying the deficiency leading to such recovery, meeting third-party claims or the reinstatement or replacement of relevant assets of the Group (the subject of such claim, refund or return of consideration) or the purchase of other operating assets to be used in the business of the Group within 12 months of receipt or recovery (and if committed to be applied in that period, are applied within 18 months of receipt) (such proceeds that are so applied or committed to be applied and subsequently so applied being “Excluded Recovery Proceeds”), in each case, to the extent of the excess over an aggregate threshold for each limb of U.S.$2,000,000 per Financial Year, and to the extent that such excess is not applied towards prepayment of the LBO Facility.

If any Report is not addressed to the Company, the person(s) to whom such Report is addressed will enter into Report Proceeds Letter(s) pursuant to which such person(s) undertake to inject the proceeds of any claim under or in respect of such report (through the Parent) into the Company, and such proceeds shall be subject to mandatory prepayment in accordance with the foregoing.

(iii) Refund of Subscription Consideration:

(a)        If the Closing Date does not occur on the Initial Drawdown Date, each Obligor shall procure that the Subscription Consideration shall be immediately refunded to the Borrower, and the Borrower shall immediately repay the Facility in full; and

(b)       (without duplication with paragraph (a)) above if any Borrower Equity Proceeds (or any part thereof) are returned or refunded from the Company Equity Proceeds Account, each Obligor shall procure that such Borrower Equity Proceeds so returned or refunded shall immediately be applied towards prepayment of the Facility.

(iv) Permitted Restructuring: others as set out in Schedule 5 (Permitted Restructuring).

(v) Lender Illegality.

(vi)      Cure Amount: if the Wholly-Own Time has occurred, 100% of each Cure Amount used to cure any breach of covenant under the “Financial Covenants” section (without double counting), less any portion of such Cure Amount that is applied towards prepayment of the LBO Facility.

(vii)     Secondary Permitted Subsidiary Capital Raising: if the Wholly-Own Time has occurred, 100% of the amount equal to (a) the net cash proceeds of any Secondary Permitted Subsidiary Capital Raising less (b) the amount of such net cash proceeds that are applied towards prepayment of the LBO Facility.

(viii) Prepayments subject to law:

(a)        To the extent that and for so long as any amount required to be applied towards mandatory prepayment of the Facility pursuant to paragraph (ii) constitutes a Trapped Amount, there will be no obligation to apply such Trapped Amount towards such mandatory prepayment. Each of the Obligors shall, and shall procure that the Holdco Group and the Group will undertake to use all reasonable endeavours to overcome any restrictions and limitations and/or minimise any costs of prepayment giving rise to a Trapped Amount. If at any time such restrictions or limitations are removed or the amount no longer constitutes a Trapped Amount, the applicable amount will be applied in prepayment of the Facility at the end of each then current Interest Period (or, if an Event of Default is continuing, immediately) to the extent that such prepayment has not otherwise been made. The application of any Trapped Amount will be monitored through the certification noted in (b) below.

(b)       To the extent that any amount to be applied towards any such mandatory prepayment constitutes Trapped Amount, each Obligor shall procure that an amount equal to such Trapped Amount must be retained by the Group and deposited into a blocked account opened with the Facility Agent (or an affiliate of the Facility Agent as specified by the Facility Agent) subject to (if the Wholly-Own Time has occurred) an account control agreement satisfactory to the Security Agent (acting reasonably). Such Trapped Amount may not be utilised (other than for application towards mandatory prepayment of the Facility).

(c)        To the extent that any Group Member or Holdco Group Member holds any available cash (not constituting New Shareholder Injections, Retained Disposal Proceeds, Retained Insurance Proceeds and Retained Recovery Proceeds) that may be applied towards mandatory prepayment of the Facility in lieu of any Trapped Amount, each Obligor shall procure that such cash shall be applied towards mandatory prepayment of the Facility in lieu of such Trapped Amount (and to the extent of such mandatory prepayment, such Trapped Amount shall be released from the requirement under (b)).

(ix)      Application: Voluntary prepayments shall be applied as the Borrower elects. Mandatory prepayments (other than mandatory prepayments under paragraph (v) above) will be applied against outstandings under the Facility against the remaining repayment instalments falling due in chronological order.

(x)        Prepayment Account: Amounts which are required to be applied in prepayment of the Facility under paragraphs (ii), (iv), (vi) and (vii) above (subject to paragraph (viii) above) shall be paid into an offshore prepayment account of the Borrower opened with the Facility Agent secured in favour of the Security Agent (the “Offshore Mandatory Prepayment Account”) pending their application in accordance with such paragraph (which shall in any event be no later than the end of the then current Interest Period for the Loan), provided that if an Event of Default is continuing, all such amounts shall be applied towards mandatory prepayment of the Facility immediately.

62.	General:	Any prepayment shall be made with accrued interest on the amount prepaid and, subject to break funding costs (which shall reflect the cost of funding of each Lender as certified by such Lender, but shall not in any event exceed the Interest Rate), without premium or penalty.
63.	DSRA:	The Borrower will open a secured bank account with the Facility Agent (the “DSRA”) and (i) deposit and maintain at all times an amount equal to the interest accruing under the Facility (taking into account hedging) for the next six months and (ii) (in addition to amounts required under (i)) deposit each interest amount falling due under the Facility, and each scheduled principal amount falling due under the Facility in accordance with the repayment schedule, in each case, at least 15 days prior to its due date. Without prejudice to the rights of the Security Agent, amounts in the DSRA may not be withdrawn/applied by the Borrower (other than for direct transfer to the Facility Agent for payment of interest and/or the applicable repayment instalment payable under the Facility). Without prejudice to the foregoing, the Borrower shall ensure that the balance standing to the credit of the DSRA as at the Initial Drawdown Date must not be less than the Initial DSRA Deposit.

64.	Conditions Precedent to Drawdown under the Facility:	As set out in Schedule 3 (Conditions Precedent).
65.	Conditions Subsequent:	To consist of the following only:

(i)        the existing indebtedness of the Target Group (as of the Closing Date) (the “Existing Indebtedness”) shall have been repaid in full no later than (in the case of any Existing Indebtedness in respect of which Existing Indebtedness Consents have been obtained or are not required) 30 days after the Closing Date or (in the case of any Existing Indebtedness in respect of which Existing Indebtedness Consents are required but have not been obtained as at the Closing Date) the Closing Date;

(ii)       any security and/or guarantees provided in connection with the Existing Indebtedness shall have been released no later than (in the case of any Existing Indebtedness in respect of which Existing Indebtedness Consents have been obtained or are not required) 60 days after the Closing Date or (in the case of any Existing Indebtedness in respect of which Existing Indebtedness Consents are required but have not been obtained as at the Closing Date) 30 days after the Closing Date;

(iii) occurrence of the Closing Date (as defined in this Term Sheet) and the “Closing Date” as defined in the Acquisition Agreement on or prior to the Initial Drawdown Date (Cayman Islands time);

(iv)      on the Initial Drawdown Date (Cayman Islands time), (A) a copy of the application letter to register the plan of merger, stamped by the Registrar of Companies in the Cayman Islands (the “ROC”) and (B) a certified true copy of the Plan of Merger;

(v) within 5 Business Days after the Initial Drawdown Date, a copy of the certificate of merger issued by the ROC in connection with the Acquisition;

(vi) a copy of the constitutional documents of the Target as the surviving company;

(vii)     post-closing guarantees and security as required in the “Security” and “Guarantors” sections, all deliverables required to be delivered thereunder, accession of applicable persons to Finance Documents including the Intercreditor Agreement, conditions precedent relating to such persons/guarantees/security (including corporate authorisations, and legal opinions of counsel to the Lenders);

(viii) execution and delivery of the Shareholder Documents (except if delivered as conditions precedent);

(ix)      the Borrower shall give each Lender (or any affiliate thereof as designated by such Lender) a right to match any quote it obtains from any person for any interest rate hedging in respect of the Facility, provided that if no Lender (and no such designated affiliate) can match such quote, the Borrower shall be free to enter into hedging agreements with such person on the terms so disclosed and offered to the Lenders. If there is more than one Lender (and/or such designated affiliate) that can match such quote, the Borrower shall enter into such hedging with each such Lender (and each such designated affiliate) on a pro rata basis among each such Lender and each such designated affiliate by reference to the commitments/participations in the Facility of such Lenders (or the Lenders which have designated such affiliates). If no Lender (and no such designated affiliate) can match such quote and the Borrower enters into such hedging with such person that is not a Lender (or such designated affiliate), such person (as hedge counterparty) may, at the Borrower’s election, benefit from the Transaction Security created under the Finance Documents if it accedes to the Intercreditor Agreement;

(x)        (A) WXAT BVI shall establish a dividend account with the Facility Agent (into which any and all dividends and other distributions made or paid by WXAT and/or any other Onshore Group Member to WXAT BVI shall be deposited) and (B) WXAT shall establish a dividend account with one or more of the Lenders (or, in each case, an affiliate of a Lender as specified by such Lender) to be agreed (through which any and all dividends and other distributions to be made by WXAT to any Offshore Group Member or any holder of Equity Interest in WXAT shall be paid) (the “Onshore Dividend Account”);

(xi)      WXAT shall establish an onshore cash pooling bank account in respect of WXAT and its wholly-owned subsidiaries with one or more of the Lenders (or, in each case, an affiliate of a Lender as specified by such Lender) to be agreed that the Facility Agent can monitor (and all surplus cash not required for the day-to-day business of WXAT and such wholly-owned subsidiaries (as determined by WXAT and such wholly-owned subsidiaries in their discretion) shall be deposited into such onshore cash pooling bank account) (the “Cash Pooling Account”);

(xii)     each Offshore Group Member (that transfers any amount to any Onshore Group Member) will establish a bank account with one of the Lenders (or, in each case, an affiliate of a Lender as specified by such Lender) into which all amounts to be transferred from such Offshore Group Member to any Onshore Group Member will be deposited (each such account, a “Repatriation Account”); and

(xiii)    each Offshore Group Member (that is a Material Subsidiary) will establish a central collection account (as contemplated in paragraph (nn) of the “General Undertakings” section. Such central collection account may be the same account as the Repatriation Account of such Offshore Group Member,

Provided that delivery of the documents referred to in paragraphs (iv), (v) and (vi) above by the Company to the LBO Facility Agent under the LBO Facility shall be deemed to constitute the delivery of the same documents by the Borrower to the Facility Agent under the Facility (for so long as the Facility Agent is also performing the role of the LBO Facility Agent and the LBO Facility is subsisting).
66.	Drawdown:	Drawdown of the Facility shall be made with 10 Business Days’ prior notice (or such shorter period as may be agreed by the Lenders). A drawdown request in respect of the Facility (each, a “Drawdown Request”) shall be submitted to the Facility Agent by the Borrower.
67.	Financial Covenants:

The following financial covenants shall be tested quarterly on a rolling 12-month basis, with the first such test to occur as of the end of the second full financial quarter after the Initial Drawdown Date (the “First Financial Covenant Test Date”):

(i) Adjusted Leverage: Total Net Debt to Adjusted EBITDA in respect of each Relevant Period ending on or after the First Financial Covenant Test Date shall not be more than 4.40:1.00.
(ii) Liabilities to Assets Ratio: Liabilities to Assets Ratio as at the end of each Relevant Period ending on or after the First Financial Covenant Test Date shall not exceed 80%.
68.	Representations:

Each Obligor in respect of itself, each Holdco Group Member and each Group Member (unless otherwise stated below) will make only the representations set out below (subject to such qualifications as are agreed to reflect due diligence and management review), and the Offshore Founder Obligor in respect of himself will make the only representations marked with * set out below:

(a) status*;
(b) binding obligations subject to legal reservations and perfection requirements that are not overdue*;
(c) non-conflict with:
(i) any applicable law or regulation in any material respect*;
(ii) its constitutional documents; or
(iii) any other agreement or instrument to an extent which has or would reasonably be expected to have a Material Adverse Effect or result in any liability on the part of a Finance Party*;

(d) power and authority*;
(e) validity and admissibility in evidence subject to legal reservations and perfection requirements (that are not overdue)*;
(f) subject to legal reservations, governing law and enforcement*;
(g) insolvency or insolvency proceedings*;
(h) no Tax deductions;
(i) no filing or stamp Taxes*;
(j) no Event of Default is continuing and no default is outstanding under any other document to the extent which has or would reasonably be expected to have a Material Adverse Effect;
(k) no misleading information:

(i)          to each Obligor’s knowledge and belief (after due and careful enquiry), the factual information (other than information of a general economic nature) contained in the Reports was true and accurate in all material respects as at the date on which the information is expressed to be given and all expressions of opinion or intention provided by or on behalf of any Obligor, any Holdco Group Member or any Group Member in the Reports were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were based on reasonable grounds;

(ii)        the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information as was available to the Sponsors and on the basis of fair and reasonable assumptions (in each case, as at the date of preparation) (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised);

(iii)       to each Obligor’s knowledge and belief (after due and careful enquiry) no event or circumstance has occurred or arisen and no information has been omitted from the Reports and no information has been given or withheld that results in the information, forecasts or projections contained in the Base Case Model being untrue or misleading in any material respect as at their stated date (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised); and

(iv)       any written factual information provided by or on behalf of any Obligor, any Holdco Group Member or any Group Member to a Finance Party (or its agents or advisors) is true, complete and accurate in all material respects and is not misleading in any material respect (in each case) as at the date on which such information is so provided.

(l)          no Obligor is aware that the Original Financial Statements were not prepared in all material respects in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Mandated Lead Arrangers in writing to the contrary prior to the date of the Commitment Letter or disclosed in the Reports;

(m)       no Obligor is aware that the Original Financial Statements do not give a true and fair view of the financial condition and results of operations of the applicable entity (to which such Original Financial Statements relate) during the period to which such Original Financial Statements relate unless expressly disclosed to the Mandated Lead Arrangers in writing to the contrary prior to the date of the Commitment Letter;

(n)         there has been no material adverse change in the assets, business or financial condition of the Group (taken as a whole) or Holdco and its subsidiaries (taken as a whole) since the date of the most recently delivered financial statements;

(o) the most recent financial statements delivered:

(i) have been prepared in accordance with the Accounting Principles;

(ii)        (in the case of financial statements of the Group) give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited) the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments;

(iii)       (in the case of financial statements of Holdco) give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited) the consolidated financial condition and consolidated results of operations for Holdco for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments; and

(iv)       (in the case of financial statements of the Borrower) give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited) the financial condition and results of operations for the Borrower for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments;

(p) no proceedings pending or threatened which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(q) no breach of laws which has or would reasonably be expected to have a Material Adverse Effect;

(r) no labour dispute which has or would reasonably be expected to have a Material Adverse Effect;

(s) no breach of environmental laws and no environmental claims which has or would reasonably be expected to have a Material Adverse Effect;

(t)          no Group Member/Holdco Group Member/Obligor is materially overdue (taking into account any extension or grace period) in filing its Tax returns, or is overdue in payment of Taxes (except where (i) such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and (ii) failure to pay those Taxes does not have and is not reasonably likely to have a Material Adverse Effect), no Tax claims, or investigations; and Tax residency;

(u) ownership of shares and assets charged under the Transaction Security Documents;

(v)         shares subject to Transaction Security (fully paid-up and not subject to any option to purchase or similar rights or any third party rights or competing interests, no restriction on creation of Transaction Security or transfer upon enforcement of Transaction Security);

(w)        no security interests or financial indebtedness other than Permitted Financial Indebtedness and, subject to the legal reservations and the perfection requirement not overdue, the Transaction Security has the ranking it is expressed to have;

(x)         sufficient title to, or valid leases or licences of, and all necessary authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so would reasonably be expected to have a Material Adverse Effect;

(y)         the Merger Documents provided to the Facility Agent contain all the material terms of the Acquisition; no amendment/waiver/adverse consent thereunder (which would reasonably be expected to be materially adverse to the Finance Parties) (the acceptance of any disclosure under or pursuant to any Merger Document, other than those set out in the Company Disclosure Schedule, being deemed to constitute a waiver) and no termination/assignment (other than assignment under the Transaction Security);

(z)         the Shareholder Documents are consistent with the Shareholder Terms and comply with the requirements under paragraph 13 of Schedule 5 (Permitted Restructuring) (applying mutatis mutandis, as if any reference therein to any shareholders agreement relating to WXAT were a reference to the Holdco Shareholders Agreement) except for differences that could not reasonably be expected to be materially adverse to the Finance Parties (provided that no such differences shall result in any merger control filing with or anti-trust clearance from MOFCOM or any other applicable governmental agency being required); no termination; no material amendment/waiver;

(aa) The Borrower, the Borrower Shareholder, the Holdco Pledgors, the Onshore ESOP SPV, Holdco, the Parent, Mergerco are each holding companies, subject to permitted holding company activity;

(bb)      (with respect to the Target Group, so far as each Obligor is aware) the Group Structure Chart shows all Obligors, Holdco Group Members and Group Members and contains a description of the corporate structure of the Obligors, the Holdco Group and the Group which is true, accurate and complete in all material respects (in each case assuming completion of the Acquisition);

(cc) pari passu ranking of payment obligations (except for obligations mandatorily preferred by law applying to companies generally)*;

(dd) Federal Reserve regulations;

(ee) pensions subject to Material Adverse Effect qualifier/no employee benefit plan covered by Title IV of ERISA;

(ff) compliance with SAFE rules*;

(gg) intellectual property rights subject to Material Adverse Effect qualifier; and

(hh) sanctions, anti-money laundering, anti-corruption and anti-terrorism*.

All representations will be given by the Obligors and (to the extent specified above) the Offshore Founder Obligor on the date of the Facility Agreement, on the date of the Drawdown Request, on the Initial Drawdown Date and on the Closing Date. Representations shall be repeated as follows:

(i) paragraphs (a) to (f), (j), (k)(iv) (with respect to information provided since the last time such representation was made), (u) to (z), (dd) and (hh) above on each interest payment date; and

(ii) paragraph (o) above on the date of delivery of the relevant financial statements.

A representation is made by reference to the circumstances existing at the time.

All representations relating to the Target Group that are expressed to be qualified by reference to the knowledge of any Obligor and that are given on or prior to the Closing Date shall be given to the knowledge and belief of management (having made due and careful enquiry) of such Obligor.

Where any representation is stated to be subject to the awareness of the Borrower, it will be made after such due and careful enquiry as is practicable in the context of the Acquisition.
69.	Information Undertakings:	Borrower shall supply or procure the supply of each of the following commencing on the Closing Date:-

(a)         as soon as reasonably practicable but in any event within 120 days (or within 150 days in the first Financial Year ending after the Closing Date) of the end of each of the Financial Years the audited consolidated financial statements for the Group for that Financial Year (each, “Annual Financial Statements”);

(b)         as soon as reasonably practicable but in any event within 120 days (or within 150 days in the first Financial Year ending after the Closing Date) of the end of each of the Financial Years the audited consolidated financial statements of WXAT for that Financial Year;

(c)         as soon as reasonably practicable but in any event within 60 days of the end of each quarterly financial period the consolidated unaudited financial statements of the Group for that quarterly financial period (each, “Quarterly Financial Statements”);

(d)         with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements relating to any period ending on or after the First Financial Covenant Test Date, a compliance certificate signed by a director or the CFO of the Borrower and confirming compliance with the Financial Covenants and, only if delivered with the Annual Financial Statements, containing a list of the Material Subsidiaries (each such certificate, a “Compliance Certificate”);

(e)         as soon as reasonably practicable but in any event within 120 days (or within 150 days in the first Financial Year ending after the Closing Date) of the end of each of the Financial Years the audited consolidated financial statements of Holdco for that Financial Year (each, “Annual Holdco Financial Statements”);

(f)         as soon as reasonably practicable but in any event within 60 days of the end of each quarterly financial period the consolidated unaudited financial statements of Holdco for that quarterly financial period (each, “Quarterly Holdco Financial Statements”);

(g)         as soon as reasonably practicable but in any event within 120 days (or within 150 days in the first Financial Year ending after the Closing Date) of the end of each of the Financial Years the audited financial statements of the Borrower for that Financial Year (each, “Annual Borrower Financial Statements”);

(h)         as soon as reasonably practicable but in any event within 60 days of the end of each quarterly financial period the unaudited financial statements of the Borrower for that quarterly financial period (each, “Quarterly Borrower Financial Statements”);

(i)          as soon as it becomes available, but in any event within 60 days of the start of each of the Financial Years, an annual budget of the Group for that Financial Year commencing with the first Financial Year commencing after the Closing Date (each, an “Annual Budget”);

(j)          promptly upon becoming aware of the details of any litigation, labour dispute, environmental claim, arbitration or administrative proceeding which if adversely determined would be reasonably likely to have a Material Adverse Effect;

(k) any material non-compliance or breach of a Merger Document or Shareholder Document;

(l) details of any event or circumstance that would give rise to a mandatory prepayment;

(m)       all information provided to its or the Company’s creditors generally (other than in the ordinary course of business and not relating to adverse circumstances) and all information required by law to be provided to its or the Company’s shareholders generally; and

(n)         promptly on request of the Facility Agent/Security Agent, such further information regarding (a) the financial condition, assets and operations of any Obligor, the Group or the Holdco Group as any Finance Party acting through the Facility Agent may reasonably request and (b) assets subject to Transaction Security.

The delivery of the financial statements referred to in (a), (b) and (c) and Annual Budgets by the Company to the LBO Facility Agent under the LBO Facility shall be deemed to constitute the delivery of the same financial statements and Annual Budgets by the Borrower to the Facility Agent under the Facility (for so long as the Facility Agent is also performing the role of the LBO Facility Agent and the LBO Facility is subsisting).

The periods for delivery of both the Quarterly Financial Statements and the Annual Budget shall be extended by 15 Business Days and the scope of financial statements will reflect current reporting practices of the Target Group until the date which is 6 months from Closing Date.

The Borrower shall promptly notify the Facility Agent of any default under the Finance Documents (each, a “Default”) which is continuing on it becoming aware of that Default and, following request by the Facility Agent, certify that no Default is continuing (or, if a Default is continuing, certify what steps are being taken to remedy such Default).

Provisions will be included relating to reconciliation and/or adjustment to financial statements on a change of accounting basis or reference date to give all parties comparable protection.

Customary undertakings relating to the provision by the Obligors of information reasonably requested for any “know your customer” checks required to be carried out by the Finance Parties shall be included.

The Borrower may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website subject to agreed parameters.

Upon and with effect from the commencement of the WXAT Share Reorganisation (as described in Schedule 5 (Permitted Restructuring)), each set of Annual Financial Statements, Quarterly Financial Statements, Annual Holdco Financial Statements and Quarterly Holdco Financial Statements shall be prepared as if WXAT remained a wholly-owned subsidiary of the Company.
70.	General Undertakings:	Undertakings set out below (subject to such qualifications and exceptions as are agreed to reflect the current leveraged finance market, due diligence and management review) in respect of each Obligor and, where applicable, in relation to the Holdco Group and the Group and, where indicated with *, the Offshore Founder Obligor:

Authorisations and compliance with laws

(a) authorisations (subject to legal reservations and perfection requirements which will be complied with in accordance with the terms thereof)*;

(b) compliance with laws where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(c) environmental compliance where failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(d)         taxation (except where (i) payment of the applicable Tax is being contested in good faith and adequate reserves are being maintained for such Tax and (ii) failure to pay such Taxes does not have and is not reasonably likely to have a Material Adverse Effect).

Restrictions on business focus

(e) restriction on merger/reorganisation except for Permitted Transactions;

(f) no substantial change of business of the Group taken as a whole or Holdco and its subsidiaries taken as a whole;

(g) restriction on acquisitions except for Permitted Acquisitions;

(h) restriction on Joint Ventures except for Permitted Joint Ventures; and

(i)          restriction on activities of holding companies (including the Borrower, the Borrower Shareholder, the Holdco Pledgors, the Onshore ESOP SPV, Holdco, the Parent, the Company and WXAT BVI). Without prejudice to the foregoing, none of the Borrower, the Borrower Shareholder, the Holdco Pledgors, the Onshore ESOP SPV, Holdco, the Parent or WXAT BVI shall hold or beneficially own any Equity Interest in any person other than (i) (in the case of the Borrower) Holdco and (pursuant to Schedule 5 (Permitted Restructuring)) an Offshore SPV (as defined in Schedule 5 (Permitted Restructuring)) wholly-owned by it, (ii) (in the case of the Borrower Shareholder) the Borrower, (iii) (in the case of an Offshore ESOP SPV) Holdco and (pursuant to Schedule 5 (Permitted Restructuring)) an Offshore SPV (as defined in Schedule 5 (Permitted Restructuring)) wholly- owned by it, (iv) (in the case of the Offshore Rollover SPV) Holdco, (v) (in the case of the Onshore ESOP SPV) WXAT after commencement of the Permitted Restructuring and (pursuant to Schedule 5 (Permitted Restructuring)) an Onshore SPV (as defined in Schedule 5 (Permitted Restructuring)) wholly-owned by it, (vi) (in the case of Holdco) the Parent, (vii) (in the case of the Parent) the Company and (viii) (in the case of WXAT BVI) WXAT. All of each Offshore Founder’s direct or indirect interest in any Equity Interest in Holdco must be held through and beneficially owned by the Borrower and the Offshore ESOP SPV1;

Restrictions on dealing with assets and security interests

(j) preservation of assets where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(k) pari passu ranking except for obligations mandatorily preferred by law*;

(l)          payments of amounts payable and preservation of rights and pursuit of claims under Merger Documents where the directors believe (acting reasonably) that the pursuit of that claim is commercially advantageous and appropriate;

(m) restriction on security interests and Quasi-Security other than Permitted Security;

(n)         restriction on disposals except for Permitted Disposals. Without prejudice to the foregoing, each of the Obligors shall undertake or otherwise agree not to dispose of or create security over any Equity Interests in Holdco, the Borrower or any Holdco Pledgor in any manner that may affect any creation or enforcement of Transaction Security over such Equity Interests (including any transfer of such Equity Interests upon enforcement of Transaction Security); and

(o) transactions to be on arm’s length terms or better.

Restrictions on movements of cash – cash out

(p) restriction on loans or credit except for Permitted Loans;

(q) restriction on guarantees or indemnities except for Permitted Guarantees; and

(r)         restriction on dividends and share redemption, other payments to any shareholder of any Obligor, Holdco or the Sponsors/Sponsor affiliates and payments under subordinated debt (collectively, “Restricted Payments”) except for Permitted Distributions.

Restrictions on movements of cash – cash in

(s) restriction on financial indebtedness except for Permitted Financial Indebtedness; and

(t)          share capital – restriction on issuance of share capital except for Permitted Share Issues, and restrictions against agreements or arrangements (other than the Finance Documents) that limit/restrict dividends distributions from subsidiaries/other Group Members or Holdco Group Members.

Miscellaneous

(u) maintenance and funding of the DSRA as set out in the “DSRA” section above;

(v) insurance to be maintained against those material risks and to the extent usual for companies carrying on the same or substantially similar business with reputable insurers;

(w)        pensions funded to the extent required by local law and regulations where failure to do so would have or be reasonably likely to have a Material Adverse Effect; no employee benefit plan covered by Title IV of ERISA;

(x)         while an Event of Default is continuing or the Facility Agent or Security Agent reasonably suspects that an Event of Default may have occurred, access for the Facility Agent, the Security Agent and their representatives and professional advisers on reasonable notice during normal business hours, provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in the Facility Agreement;

(y) intellectual property to be maintained if failure to do so would reasonably be expected to have a Material Adverse Effect;

(z)         Merger Documents, including restrictions on amendments/waivers/adverse consents in relation to the Merger Documents that would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(aa)       compliance with Shareholder Terms and compliance of Shareholder Documents with the requirements under paragraph 13 of Schedule 5 (Permitted Restructuring) (applying mutatis mutandis, as if any reference therein to any shareholders agreement relating to WXAT were a reference to the Holdco Shareholders Agreement), restrictions on amendments/waivers/adverse consents in relation to the Shareholder Documents that would reasonably be expected to be materially adverse to the interests of the Finance Parties or that would result in any merger control filing with or anti-trust clearance from MOFCOM or any other applicable governmental agency in the PRC being required, no termination;

(bb)      restriction on changes to constitutional documents of the Borrower, any Holdco Pledgor, any Holdco Group Member or any Group Member over whose Equity Interests Transaction Security is given that is or would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(cc) comply with applicable financial assistance laws;

(dd) no speculative Treasury Transactions and to comply with the Hedging Letter;

(ee) accession of Guarantors and provision of Transaction Security;

(ff) further assurance subject to the Security Principles;

(gg) SAFE Rules*;

(hh) Federal Reserve regulations;

(ii) sanctions, anti-money laundering, anti-corruption and anti-terrorism*;

(jj) no change in accounting reference date;

(kk)      each bank account of any Obligor or any Holdco Group Member and each new bank account of any Group Member will be established with one of the Lenders (or, in each case, an affiliate of a Lender as specified by such Lender), provided that such Lenders/affiliates offer the relevant banking services in the jurisdiction in which such bank account is required to be established;

(ll)        (i) deposit of any and all dividends and other distributions made by WXAT or any other Onshore Group Member to any and all Offshore Group Members into dividend accounts of Offshore Group Members that are established with the Facility Agent and subject to LBO Transaction Security and (if the Wholly-Own Time has occurred) Transaction Security (and no withdrawals shall be made from any such dividend account except for transfers between such dividend accounts of Offshore Group Members that are subject to LBO Transaction Security and (if the Wholly-Own Time has occurred) Transaction Security or for direct payment to the LBO Facility Agent for application towards payments under the LBO Finance Documents or (if the Wholly-Own Time has occurred) for direct payment to the Facility Agent for application towards payments under the Finance Documents); (ii) payment of all dividends and other distributions to be made by WXAT to any Offshore Group Member or any holder of its Equity Interests through the Onshore Dividend Account; (iii) deposit of any and all dividends and other distributions made by any Group Member or any Holdco Group Member to any Obligor into dividend accounts of the Borrower and the Holdco Pledgors that are established with the Facility Agent and that are subject to Transaction Security (and no withdrawals shall be made from any such dividend account except for transfers between such dividend accounts of Obligors that are subject to Transaction Security or for direct payment to the Facility Agent for application towards payments under the Finance Documents);

(mm) maintenance of the Cash Pooling Account and the Repatriation Account;

(nn)      in respect of each Offshore Group Member that is a Material Subsidiary, establishment of one or more central collection accounts of such Offshore Group Member with one or more of the Lenders (or, in each case, an affiliate of a Lender as specified by such Lender) to be agreed, which may be the same as the Repatriation Account of such Offshore Group Member; all payments received from time to time by any such Offshore Group Member from any customer, trade counterparty or any other person (that is not a Group Member) shall (unless otherwise required under the Finance Documents) be transferred into such central collection account of such Offshore Group Member (held with a Lender or an affiliate of a Lender specified by a Lender) within a number of days to be agreed;

(oo)      ring-fencing provisions restricting transfers of cash and assets (including Equity Interests) to, provision of loans, restricted payments and guarantees to and investments in, and granting of security for the benefit of obligations of, (i) the Corporate Venture Capital Fund and any subsidiary thereof (the “Corporate Venture Capital Fund Group”) and (ii) any Group Member that is listed and any subsidiary of such Group Member (a “Listed Group”) (each of the Corporate Venture Capital Fund Group and any Listed Group being a “Ring-fenced Group”), by Obligors, Holdco Group Members and Group Members (other than any such transfer, provision or grant by any member of any Ring-fenced Group in favour of any other member of such Ring-fenced Group), and references to any Permitted Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Hedging Transaction, Permitted Joint Venture Investment, Permitted Loan, Permitted Management Transaction, Permitted Restructuring, Permitted Security, Permitted Share Issue and Permitted Transaction shall be construed subject to such ring-fencing provisions (provided that such ring-fencing provisions shall not restrict the Permitted Acquisition falling within paragraph (k) of the definition thereof); and

(pp)      the auditors of the Borrower, Holdco, the Company, WXAT and the Group will be one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche (or any local affiliate or amalgamation of the same or their successor) or any other auditor approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

71.	Events of Default:	The following events (subject to agreed grace periods, materiality thresholds and exceptions) only:

(i)          Non-Payment: A Transaction Obligor fails to pay any amount of principal or interest or any other moneys payable pursuant to the Finance Documents unless: (a) in the case of principal and interest, failure to pay is caused by administrative or technical error by any Finance Party and payment is made within a grace period of 3 Business Days; or (b) in the case of any other payment, payment is made within a grace period of 5 Business Days;

(ii)        Breach of Financial Covenants: A breach of any Financial Covenant, it being acknowledged that the shareholders of Holdco will have the right (exercisable on not more than four occasions and no cures in respect of consecutive Relevant Periods) to cure breaches of a Financial Covenant for a Relevant Period by the contribution of additional equity/subordinated loans to the Company (through Holdco and the Parent) in an amount not exceeding the amount sufficient to cure the breach (each, a “Cure Amount”) within 20 Business Days after the date of delivery of the financial statements relating to the period ending on the last day of such Relevant Period (or, if earlier, such date by which such financial statements are required to be delivered under the Facility Agreement).

For the purposes of determining compliance with the Financial Covenants only (but not for any other purpose including determining any compliance/pro forma compliance with Financial Covenants for the purposes of Permitted Distributions and Permitted Acquisitions), any such Cure Amount shall be deemed for the Relevant Period to which such breach relates, to be (for the purposes of Adjusted Leverage) deducted from the amount of Total Net Debt and (for the purposes of Liabilities to Assets Ratio) deducted from the amount of Total Liabilities;

(iii)       Other Obligations: Any of the other terms and conditions of the Finance Documents are breached subject to a 20 business day remedy period (provided that such remedy period does not apply to terms and conditions relating to the establishment and funding of the DSRA and satisfaction of conditions subsequent) (subject to any cure right of the Offshore Founder Obligor expressly provided for in Schedule 5 (Permitted Restructuring) insofar as it relates to the obligations of the Onshore ESOP SPV to make available to the Borrower any dividends or distributions paid or made by WXAT in accordance with the provisions in paragraph 12 of Schedule 5 (Permitted Restructuring));

(iv)       Misrepresentation: Any representation or warranty made by or on behalf of any Transaction Obligor is untrue in any material respect subject to a 20 business day remedy period where capable of remedy;

(v)         Cross-Default: Any Transaction Obligor, Holdco Group Member or Group Member defaults under any financial indebtedness subject to a threshold of U.S.$15,000,000 (or its equivalent in other currencies), excluding (i) (at any time upon or after completion of the WXAT Share Reorganisation (as defined in Schedule 5 (Permitted Restructuring)) any financial indebtedness under the LBO Facility and (ii) (at any time prior to completion of the WXAT Share Reorganisation (as defined in Schedule 5 (Permitted Restructuring)) any financial indebtedness under the LBO Facility, other than any payment default under the LBO Facility (or any part thereof), any acceleration of the LBO Facility (or any part thereof) or any enforcement of any LBO Transaction Security;

(vi)       Insolvency: Any Transaction Obligor, any Holdco Group Member, the Company or Material Subsidiary is unable to pay its debts as they become due, or is deemed to or declared to be unable to pay its debts under applicable law or, by reason of actual or anticipated financial difficulties, suspends or threatens to suspend making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or a moratorium is declared in respect of its indebtedness;

(vii)      Insolvency Proceedings: Any corporate action, legal proceedings or other procedure or formal step for suspension of payments/moratorium/winding-up/administration/reorganisation/striking off of any Transaction Obligor, any Holdco Group Member, the Company or any Material Subsidiary (including any Chapter 11 proceedings), or any composition/compromise/ assignment/arrangement with any of its creditors by reason of financial difficulties, the appointment of any liquidator/receiver/trustee/similar officer in respect of any Transaction Obligor, any Holdco Group Member, the Company or any Material Subsidiary or its assets or enforcement of security/execution or any form of levy against any asset of any Transaction Obligor, any Holdco Group Member, the Company or any Material Subsidiary the aggregate value of which is at least U.S.$15,000,000 (or its equivalent in other currencies), save for certain exceptions to be agreed;

(viii)     Creditors’ Process: Execution or any form of action is levied or taken against any assets of any Transaction Obligor, any Holdco Group Member, the Company or any Material Subsidiary save where the aggregate value of the affected assets (for any and all such executions and actions) is less than U.S.$15,000,000 (or its equivalent in other currencies) or such process is shown to be frivolous or vexatious and discharged within 20 Business Days;

(ix)       Unlawfulness and Invalidity: It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents (unless unlawfulness not materially adverse to the interests of the Finance Parties and is remedied within 20 Business Days) or any Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be legal, valid, binding and (subject to the legal reservations) enforceable;

(x)         Intercreditor Agreement: Any party (other than an Obligor or a Finance Party) fails to comply with the terms of, or makes a misrepresentation under, the Intercreditor Agreement, any applicable account control agreement, any Report Proceeds Letter (other than any Report provider party to such Report Proceeds Letter) or (subject to any cure right of the Offshore Founder Obligor expressly provided for in Schedule 5 (Permitted Restructuring)) the Offshore Rollover SPV Dividend Undertaking or an Excluded Onshore Founder Undertaking (as defined in Schedule 5 (Permitted Restructuring));

(xi)       Cessation of Ongoing Business: Any Transaction Obligor, any Holdco Group Member, the Company or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, subject to agreed exceptions including solvent reorganisations that are Permitted Transactions;

(xii)      Change of Ownership: Any Ownership Percentage in any Material Subsidiary is reduced, unless otherwise expressly permitted by the Finance Documents (including pursuant to the Permitted Restructuring), or the Holdco Shareholders Agreement is terminated or rescinded;

(xiii)     Audit Opinion is Qualified: The opinion of the auditors of the Annual Financial Statements, Annual Holdco Financial Statements or Annual Borrower Financial Statements is qualified in a manner which is materially adverse to the interests of the Finance Parties;

(xiv)     Expropriation: The authority or ability of any Transaction Obligor, any Holdco Group Member, the Company or any Material Subsidiary to conduct its business is materially limited or substantially curtailed by any seizure, expropriation or nationalisation which has or would reasonably be expected to have a Material Adverse Effect;

(xv)      Repudiation: Any Transaction Obligor (or, to the extent party to a Finance Document, a person that is not a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Security, or evidences an intention to rescind or repudiate a Finance Document or any Security, or any Transaction Obligor, Holdco Group Member or the Company party to the Acquisition Agreement rescinds or purports to rescind or repudiates or purports to repudiate the Acquisition Agreement, where to do so has or would be reasonably likely to have a material adverse effect on the interests of the Finance Parties (taken as a whole) under the Finance Documents;

(xvi)     Litigation: Litigation proceedings are commenced against any Transaction Obligor, any Holdco Group Member or any Group Member by any third party that are reasonable likely to be adversely determined, and if so adversely determined, would reasonably be expected to have a Material Adverse Effect;

(xvii)    Final Judgment: Failure to comply with any final judgment or order by any Transaction Obligor, any Holdco Group Member or any Group Member unless (A) the aggregate amount failed to be paid by any or all of the Transaction Obligors, Holdco Group Members and Group Members under any one or more such judgments or orders is less than U.S.$15,000,000 (or its equivalent in other currencies), (B) such judgment is being appealed against in good faith through appropriate proceedings and adequate reserves for such liability have been set aside in cash or (C) such failure is remedied within 20 Business Days;

(xviii)  Delisting and suspension: upon or after any Qualifying Flotation, the shares in Holdco are delisted or the trading of such shares on the applicable stock exchange is suspended for a duration in excess of a period to be agreed; and

(xix) Material Adverse Change: Occurrence of any event(s) or circumstance(s) which has/have or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

A Default or an Event of Default is “continuing” if it has not been remedied or waived.

72.	Clean-up Period:	During the Clean-up Period or the Additional Acquisition Clean-up Period (as applicable), any breach of a representation or an undertaking or any Default which solely arises with respect to (in the case of the Clean-up Period) any Target Group Member or (in the case of the Additional Acquisition Clean-up Period) a newly acquired Group Member acquired from a third party pursuant to the applicable Permitted Acquisition, shall not constitute an Event of Default or allow acceleration, provided that such breach or default (i) is capable of being remedied within the Clean-up Period or the Additional Acquisition Clean-up Period (as applicable) and reasonable steps are being taken to cure it and further (ii) does not have and would not reasonably be expected to have a Material Adverse Effect and was not procured or approved by a Transaction Obligor, (iii) does not exist at the end of the Clean-up Period or the Additional Acquisition Clean-up Period, as applicable, and (iv) does not relate to:

1.           defaults relating to (i) Financial Covenants, (ii) breach of undertakings listed in 2 below, (iii) misrepresentation for representations listed in 3 below, (iv) insolvency and insolvency related events, (v) unlawfulness/invalidity/repudiation of Finance Documents and (vi) change of ownership;

2.           breaches of undertakings relating to (i) authorisations (for the Facility), (ii) ranking, (iii) financial assistance, (iv) Guarantors, Transaction Security and further assurance, (v) sanctions, anti-money laundering, anti-corruption and anti-terrorism , (vi) the Merger Documents, (vii) the Shareholder Documents, (viii) the DSRA and (ix) conditions subsequent; and

3.           misrepresentations for representations on (i) status, (ii) binding obligations, (iii) non-conflict, (iv) power and authority, (v) validity and admissibility in evidence, (vi) governing law and enforcement, (vii) insolvency or insolvency proceedings, (viii) sanctions, anti-money laundering, anti-corruption and anti- terrorism , (ix) ranking, (x) ownership of shares and assets charged under Transaction Security Documents, (xi) shares subject to Transaction Security Documents, (xii) Merger Documents and (xiii) the Shareholder Documents.

“Clean-up Period” shall mean the period from the Closing Date to the date falling 90 days thereafter.
“Additional Acquisition Clean-up Period” shall, in relation to any Permitted Acquisition of any Future Acquisition Target (that becomes a Group Member after the Closing Date pursuant to such Permitted Acquisition), mean the period from which such Permitted Acquisition is consummated to the date falling 60 days thereafter.

73.	Material Adverse Effect:	Means an event or circumstance that has a material adverse effect on:
(a) the business, operations, assets or financial condition of the Group (taken as a whole) or Holdco and its subsidiaries (taken as a whole);
(b) the ability of the Obligors (taken as a whole) or the Offshore Founder Obligor to perform their payment obligations under the Finance Documents; or

(c)         (i) subject to applicable legal reservations and perfection requirements which are not overdue, the validity or the enforceability of, or the effectiveness or ranking or subordination of any Security granted or purporting to be granted pursuant to, any Finance Document (in each case, in accordance with its terms), or (ii) the rights or remedies of any Finance Party under any applicable Finance Document (which, in each case for this paragraph (c), if capable of remedy, is not remedied within 20 Business Days of an Obligor first becoming aware of such event or circumstance or being given written notice of such event or circumstance by the Facility Agent (provided that such grace period will run concurrently with any other applicable grace period)).

74.	Taxes and Deductions:	Standard gross-up and indemnity and mitigation provisions to be agreed in documentation. LMA FATCA (Lender risk) provisions to be used.
75.	Costs and Expenses:

The Borrower agrees to pay on demand (subject to 5 Business Days’ written notice) all reasonable and documented costs and expenses (including legal fees) incurred by the Mandated Lead Arrangers/the Facility Agent/the Security Agent in connection with the negotiation, preparation, printing, execution and perfection of the Facility and the Finance Documents, up to any agreed caps.

The Borrower agrees to pay on demand (subject to 5 Business Days’ written notice) all reasonable and documented costs and expenses (including legal fees) incurred by the Lenders, the Facility Agent or the Security Agent in connection with the amendment, administration or preservation of any rights under or in respect of the Finance Documents and all costs and expenses (including legal fees) which the Lenders, the Facility Agent or the Security Agent incur or become liable for in enforcing their rights or demanding or recovering any sum or sums of money due to the Finance Parties under the Finance Documents.
76.	Facility Documentation:	The Facility shall be documented in one facility agreement (the “Facility Agreement”).

The Mandated Lead Arrangers and the Borrower hereby agree to negotiate the Facility Agreement and Transaction Security Documents in good faith, based on the most recent Primary (Leveraged) Loan Market Association Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition

Finance Transactions, having regard to any deal-specific issues relating to the Acquisition and the business of the Group and this Term Sheet.
The Mandated Lead Arrangers and the Borrower hereby agree to negotiate the Intercreditor Agreement in good faith, based on the standard form LMA Intercreditor Agreement for Leveraged Acquisition Finance Transactions, having regard to any deal-specific issues relating to the Acquisition and the business of the Group.
77.	Majority Lenders, Non- Funding Lenders, Non- Consenting Lenders, Snooze and Lose, etc.:	Amendments and waivers under the Finance Documents will require the approval of the Lenders (that are non-defaulting Lenders) holding more than 66 2⁄3% of the aggregate amount of the total commitments of the Facility (the “Majority Lenders”), except that the consent of 100% of the Lenders shall be required with respect to customary matters including: (i) an extension to the date of payment of any amount under the Finance Documents, (ii) any reduction in the margin or in the amount of any payment of principal, interest, fees or commission payable, (iii) any increase in any commitment or extension of any Availability Period, (iv) any amendment to the order of priority or subordination under the Intercreditor Agreement, (v) any change to the definition of “Majority Lenders” and (vi) the release of any guarantee or Transaction Security.

If, (i) a Lender refuses or fails to fund an advance under the Facility other than in accordance with the Finance Documents (and subject to customary exceptions relating to administrative/technical error/disruption events, and the event where such Lender is disputing the obligation to fund) (a “Non-Funding Lender”) or (ii) at least 85% of the Lenders by commitment under the Facility have consented to an amendment or waiver which requires more than Majority Lenders’ consent, any person nominated by the Borrower (satisfying the criteria for being a Lender, and not being a Transaction Obligor/Holdco Group Member/Group Member/affiliate) shall have the right but not the obligation to purchase at par the participation of (in the case of (i)) such Non-Funding Lender or (in the case of (ii)) any non-consenting Lender (each, a “Non-Consenting Lender”) and/or the Borrower shall have the right to prepay the participation of a Non-Funding Lender or a Non-Consenting Lender, in each case, from New Borrower Shareholder Injections, provided that (in each case) all fees, costs, expenses and break funding costs due to the relevant Lender shall be paid in connection with such purchase or prepayment.

If a Lender does not accept or reject a request for consent or waiver under the Facility Agreement within 20 Business Days (unless the Borrower and the Facility Agent agree to a longer time period in relation to any request) of it being made, or abstains from accepting or rejecting such a request, its commitment and/or participation shall not be included for the purpose of calculating total commitments or participations under the Facility when ascertaining whether a certain percentage of total commitments and/or participations has been obtained to approve an amendment or waiver (subject to certain excluded matters to be set out in the Facility Agreement).

The Security Agent shall be authorised to release any guarantees or security interests in the event that such release is required to effect a disposal permitted under the Facility Agreement, the Permitted

Restructuring or any other disposal to which the Majority Lenders have consented in accordance with the Finance Documents.
78.	Assignments and Transfers:

No assignment or transfer shall be made to any person (other than to a Lender or an Affiliate of a Lender or while an Event of Default is continuing) without consent from the Borrower.

The entitlement of an assignee/transferee Lender with respect to Tax gross-up/indemnity or increased cost indemnity from the Borrower (by reference to circumstances as at the date of the applicable assignment/transfer or a continuation of such circumstances) would be limited to the extent of the applicable assignor/transferor Lender had such assignment/transfer not occurred. Sub-participations by Lenders shall not result in increase in amounts payable by the Borrower to the applicable Lenders.

79.	Debt Purchase Transactions:	The Facility Agreement will contain provisions to prohibit Transaction Obligors/Holdco Group Members/Group Members from purchasing participations under the Facility/Finance Documents and customary provisions dealing with sponsor buy-back (e.g., disenfranchisement provisions).
80.	Insolvency of a Finance Party:	Provisions will be included in the Finance Documents to address the position of a Finance Party which is insolvent or which, by reason of financial difficulties, is unable to perform its obligations under the Finance Documents. These will include the following provisions:

(i) no commitment fee will be payable to such Finance Party;

(ii)        the Borrower will be entitled to require the transfer of the commitment of such Finance Party to another entity identified by the Borrower (satisfying the criteria for being a Lender, and not being a Transaction Obligor/Holdco Group Member/Group Member/affiliate), or may prepay such Finance Party’s participation in the Facility at par using New Borrower Shareholder Injections;

(iii) such Finance Party will not be entitled to vote and its commitment will be disregarded in determining the result of any vote;

(iv)       if the affected Finance Party is the Facility Agent or the Security Agent, the Borrower or the Majority Lenders will be entitled to require the appointment of a new Facility Agent or Security Agent in its place, without the cooperation of the existing Facility Agent or Security Agent; and

(v)         if the affected Finance Party is providing hedging, the Borrower will be entitled to terminate such hedging arrangements and will be granted 90 days to replace such hedging arrangements (if required).

81.	Governing Law:	English law or, in relation to the Transaction Security Documents, the relevant local law.
82.	Jurisdiction:	Exclusive jurisdiction of courts of the Hong Kong Special Administrative Region of the PRC or, in relation to security documents, the courts of the relevant local jurisdiction, provided that (in each case) the Finance Parties may commence proceedings in other courts.

Schedule 1 – Selected Definitions

“Accounting Principles” means:

(a)	in relation to the Group (on a consolidated basis), the Target (on a consolidated basis) and each Offshore Group Member, generally accepted accounting principles in the United States of America;

(b)	in relation to each Onshore Group Member, generally accepted accounting principles in the PRC; and

(c)	in relation to each Holdco Group Member and each Obligor, generally accepted accounting principles in the United States of America.

“Acquisition” means the transaction pursuant to which the Company will merge with and into the Target in accordance with the Acquisition Agreement and pursuant to which the Target, as the surviving company of such merger, will become a wholly-owned subsidiary of the Parent.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Business Day” means (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong, and (in relation to the delivery of any utilisation request or Interest Period selection notice, the utilisation date of the Loan and the determination of any interest rate or any Interest Period) London and (in relation to any payment in US$) New York City.

“Company Disclosure Schedule” has the meaning given to that term in the Acquisition Agreement.

“Constitutional Documents” means the certificate of incorporation, the memorandum of association and articles of association of each Obligor, each Holdco Group Member and the Company (including any amendments thereto).

“Corporate Venture Capital Fund” means, collectively, WuXi PharmaTech Investment Holdings (Cayman) Inc., WuXi PharmaTech Investment Management (Cayman) Inc., WuXi PharmaTech Investments (Cayman) Inc., WuXi PharmaTech Fund I General Partner L.P., WuXi PharmaTech Healthcare Fund I L.P., WuXi AppTec Equity Investment Management Co., Ltd., WuXi AppTec Biomedical Investment Management L.P. and WuXi AppTec Investment Fund I L.P., and funds managed or advised by any of the foregoing.

“Equity Interest” means, in relation to any person:

(a)	any share of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such share, capital stock or equity interest; or

(b)	any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or

(c)	any option, warrant or other right to acquire any such share, capital stock, equity interest, security or depositary receipt or security referred to in the foregoing paragraphs (a) and/or (b) above.

“E.U.” means the European Union.

“Existing Hedging Agreements” means the following forward delivery foreign exchange contracts entered into by the Target and subsisting as at the date of the Commitment Letter:

(a)	a U.S.$40,000,000 foreign exchange hedging agreement dated 23 September 2014 between Barclays Bank PLC, Hong Kong Branch and the Target;

(b)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target;

(c)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target;

(d)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target; and

(e)	a U.S.$10,000,000 foreign exchange hedging agreement dated 25 September 2014 between Goldman Sachs International and the Target.

“Finance Document” means the Facility Agreement, the Commitment Letter (to the extent not superseded by the Facility Agreement), any accession deed, any Compliance Certificate, any fee letter, any hedging agreement (relating to any Permitted Hedging Transaction in respect of the Facility), the Hedging Letter, the Intercreditor Agreement, any Report Proceeds Letter, any resignation letter, any selection notice, any Transaction Security Document, the Personal Guarantee (as defined in Schedule 5 (Permitted Restructuring)), the Personal Guarantor Dividend Undertaking (as defined in Schedule 5 (Permitted Restructuring)), the Offshore Rollover SPV Dividend Undertaking, any Excluded Onshore Founder Undertaking (as defined in Schedule 5 (Permitted Restructuring)) any Management Undertaking, any account control agreement, any transfer certificate, any increase confirmation, any Drawdown Request and any other document designated as a “Finance Document” by the Facility Agent and the Borrower, provided that where the term “Finance Document” is used in, and construed for the purposes of, the Facility Agreement or the Intercreditor Agreement, a hedging agreement (relating to any Permitted Hedging Transaction in respect of the Facility) shall be a Finance Document only for certain purposes to be agreed in the Facility Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying liability (but not, in any case, Trade Instruments) of any person (and, in the case of any such counter-indemnity obligation of any Group Member, where such person owing such underlying liability is not a Group Member), which liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares or Equity Interests which are redeemable (other than at the option of the issuer thereof) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 150 days after the date of such supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing excluding any such transaction which is expressly excluded under another paragraph of this definition or are otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Hedging Letter” means the letter dated on or before the date of the Facility Agreement and made between the Mandated Lead Arrangers and the Borrower describing the hedging arrangements which may (at the option of the Borrower) be entered into in respect of the interest rate liabilities of the Borrower of, and in relation to, the Facility.

“Holdco Shareholders Agreement” means the shareholders agreement relating to Holdco between the shareholders of Holdco and Holdco.

“Indebtedness for Borrowed Money” means, at any time, Financial Indebtedness other than any Financial Indebtedness falling within (i) paragraph (f) of the definition of “Financial Indebtedness” or (b) paragraph (k) of the definition of Financial Indebtedness (to the extent related to Financial Indebtedness falling within paragraph (f) of the definition of “Financial Indebtedness”).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“LBO Commitment Letter” means the commitment letter dated on or about the date of the Commitment Letter from Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd.

“LBO Facility” means the “Facility” as defined in the LBO Term Sheet.

“LBO Facility Agent” means the “Facility Agent” as defined in the LBO Term Sheet.

“LBO Facility Agreement” means the US$800,000,000 facility agreement to be entered into between the Company and the Lenders in respect of the LBO Facility on or about the date of the Facility Agreement.

“LBO Facility DSRA” means the “DSRA” as defined in the LBO Term Sheet.

“LBO Finance Documents” means the “Finance Documents” as defined in the LBO Term Sheet (each an “LBO Finance Document”).

“LBO Hedging Letter” means the “Hedging Letter” as defined in the LBO Term Sheet.

“LBO Intercreditor Agreement” means the “Intercreditor Agreement” as defined in the LBO Term Sheet.

“LBO Lenders” means the “Lenders” as defined in the LBO Term Sheet (each an “LBO Lender”).

“LBO Obligors” means the “Obligors” as defined in the LBO Term Sheet (each an “LBO Obligor”).

“LBO Offshore Mandatory Prepayment Account” means any “Offshore Mandatory Prepayment Account” as defined in the LBO Term Sheet.

“LBO Security Agent” means the “Security Agent” as defined in the LBO Term Sheet.

“LBO Term Sheet” means the Term Sheet (as defined in the LBO Commitment Letter).

“LBO Transaction Security” means the “Transaction Security” as defined in the LBO Term Sheet.

“LBO Transaction Security Documents” means the “Transaction Security Documents” as defined in the LBO Term Sheet.

“Merger Consideration” means the aggregate consideration payable in cash under the Acquisition Agreement.

“Merger Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed and required to be paid by the Company or any other Group Member in connection with the Acquisition or the Transaction Documents.

“Merger Documents” means the Acquisition Agreement, the Merger Plan, the Company Disclosure Schedule and any other document designated as a “Merger Document” by the Facility Agent and the Borrower.

“Merger Effective Date” means the date on which the Acquisition becomes effective pursuant to the Acquisition Agreement, being the “Effective Date” specified in the Merger Plan.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Acquisition Agreement.

“Most Recent Relevant Period” means, at any time, the most recently elapsed Relevant Period as at such time, in respect of which financial statements of the Group for a period ending on the last day of such Relevant Period, and the accompanying Compliance Certificate, have been delivered to the Facility Agent, provided that if such time falls prior to the time when the first set of financial statements of the Group and the accompanying Compliance Certificate are delivered to the Facility Agent, (a) the “Most Recent Relevant Period” at such time shall be deemed to be the Relevant Period ending on 31 December 2014, (b) the financial statements of the Group for such Relevant Period shall be deemed to be the financial statements of the Target Group for such Relevant Period (but adjusted on a pro forma basis as if the Acquisition had been completed at the commencement of that Relevant Period and the Facility was incurred in full by the Target as at the commencement of that Relevant Period and remained outstanding throughout such Relevant Period) and (c) the financial covenants applicable to such Relevant Period shall be deemed to be the financial covenants applicable to the First Financial Covenant Test Date.

“Offshore Group” means the Offshore Group Members.

“Offshore Group Member” means a Group Member which is not an Onshore Group Member.

“Onshore Group Member” means a Group Member which is established or incorporated in the PRC.

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Target for the Financial Year ended 31 December 2014; and

(b)	the audited unconsolidated financial statements of WXAT for the Financial Year ended 31 December 2014,

each prepared in accordance with the Accounting Principles.

“Ownership Percentage” means, at any time, (a) in relation to any Group Member (that is not the Company), the direct or indirect equity interest (expressed as a percentage) of the Company in such Group Member or (b) in relation to the Company, 100%.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a Group Member (other than by the Company) of an asset sold, leased, transferred or otherwise disposed of by another Group Member in circumstances constituting a Permitted Disposal;

(c)	an acquisition of Equity Interests or securities pursuant to a Permitted Management Transaction;

(d)	an acquisition of securities which are cash equivalent investments;

(e)	the incorporation or establishment by a Group Member (other than by the Company) of a limited liability company or the purchase by a Group Member (other than by the Company) of a shelf company, in each case, with no prior liabilities or activities since the date of its incorporation or establishment which on such incorporation, establishment or purchase becomes a Group Member (that is wholly-owned by such Group Member that incorporates, establishes or purchases such company) but only if that company is incorporated with limited liability in a jurisdiction which is not a Sanctioned Country, provided that the aggregate consideration for any acquisition of Equity Interests in that company by such Group Member in connection with such incorporation, establishment or purchase shall be nominal;

(f)	the acquisition by any Group Member (other than the Company) of any share or interest in or the establishment by any Group Member (other than the Company) of any Joint Venture, where such acquisition or establishment constitutes any Permitted Joint Venture Investment;

(g)	an acquisition by a Group Member (other than the Company) of (1) the issued voting share capital or other applicable ownership interests of a person (incorporated with limited liability) following which more than 50 per cent. of the aggregate voting share capital or other applicable ownership interests in such person is or are owned by the Group Members or (2) all or the majority of any business or undertaking carried on as a going concern (such person referred to in (1) or such business or undertaking referred to in (2) being the “Future Acquisition Target”) (including any such acquisition by way of a solvent merger or amalgamation between such Group Member making such acquisition and such Future Acquisition Target), in each case subject to the following conditions:

(i)	no Event of Default is continuing or would occur as a result of such acquisition, as at the closing date of the acquisition (the “Acquisition Date”) (subject to Clause[●] [(Clean-Up period)] of the Facility Agreement);

(ii)	each of the Future Acquisition Target and its Subsidiaries (if any):

(A)	is engaged in a business the general nature of which is substantially similar, related or complementary to that carried on by the Group or a material part of the Group;

(B)	is incorporated in a jurisdiction that is not a Sanctioned Country, and has not carried on business activities in any Sanctioned Country and is not a sanctioned person (to be defined) and (to the best of the knowledge of the Group Member making such acquisition, after having made due enquiries) does not have any interest in any sanctioned person; and

(C)	was not a Group Member and was not owned by a Group Member prior to such acquisition;

(iii)	the Total Purchase Price of that acquisition (excluding the amount thereof to the extent funded in cash from Non-Operating Sources) when aggregated with (A) the aggregate Total Purchase Price of any and all other acquisitions by any or all Group Members in the same Financial Year and (B) any and all Joint Venture Investments by any or all of the Group Members in the same Financial Year (in each case of (A) and (B), excluding the amount thereof to the extent funded in cash from Non-Operating Sources, does not (x) in the case of any of the Financial Years ending 31 December 2015, 31 December 2016 and 31 December 2017, exceed U.S.$100,000,000 (or its equivalent in other currencies) or (y) in the case of any other Financial Year, exceed U.S.$80,000,000 (or its equivalent in other currencies);

(iv)	(in the case of paragraph (g)(1) above), the assets of such Future Acquisition Target and its Subsidiaries (if any) do not primarily comprise minority interests in other companies or entities;

(v)	(if such Future Acquisition Target is a Negative EBITDA Entity) the earnings before Tax, depreciation and amortisation of that Negative EBITDA Entity (calculated on the same basis as

EBITDA (as defined in Clause [●] [(Financial definitions)] of the Facility Agreement, applying mutatis mutandis, and (in the case of a Future Acquisition Target that is a business or undertaking) as if such Future Acquisition Target constituted a separate legal entity)) for the 12 month period immediately prior to such acquisition (“Future Acquisition Target EBITDA” of such Future Acquisition Target) (when expressed as a positive number), when aggregated with the Future Acquisition Target EBITDA (when expressed as a positive number) of each other Negative EBITDA Entity (in each case for the 12-month period prior to the applicable acquisition relating to such other Negative EBITDA Entity) the subject of any acquisition by any Group Member in the same Financial Year, does not exceed (when expressed as a positive number) U.S.$5,000,000 (or its equivalent in other currencies), and for the purposes of this paragraph “Negative EBITDA Entity” shall mean an entity or business or undertaking whose Future Acquisition Target EBITDA (for the 12-month period prior to the applicable acquisition relating to such entity or business or undertaking) is less than zero;

(vi)	the Borrower would have remained in compliance with its obligations under Clause [●] [(Financial covenants)] of the Facility Agreement if the requirements thereunder were re-calculated on a pro forma basis for the Most Recent Relevant Period ending immediately prior to the closing date of such acquisition and, for the purposes of such re-calculation, consolidating the financial statements of such Future Acquisition Target (consolidated if it has subsidiaries and (in the case where such Future Acquisition Target is a business or undertaking) prepared as if such Future Acquisition Target constituted a separate legal entity) with the financial statements of the Group for such Most Recent Relevant Period on a pro forma basis and as if the Total Purchase Price in respect of such acquisition had been paid and incurred and such acquisition had been consummated at the start of that Most Recent Relevant Period;

(vii)	the Borrower is forecast to remain in compliance with each financial covenant in Clause [●] [(Financial covenants)] of the Facility Agreement (calculated on the same pro forma basis as in paragraph (vi) above) for the four Relevant Periods ending on the next four Quarter Dates falling immediately after the closing date of that acquisition; and

(viii)	any and all reports actually prepared and available in respect of such acquisition and/or such Future Acquisition Target (and/or its subsidiaries) are delivered to the Facility Agent and, in respect of any such acquisition the Total Purchase Price for which is in excess of U.S.$20,000,000 (or its equivalent in other currencies), a legal due diligence report is prepared and delivered to the Facility Agent, provided that any acquisition will only be permitted under this paragraph (g) if the Borrower has delivered to the Facility Agent not later than three Business Days after the closing date of that acquisition a certificate signed by two directors of the Borrower (or a director and the Chief Financial Officer) in form and substance satisfactory to the Facility Agent (acting reasonably) confirming or demonstrating (with calculations giving reasonable detail) that each of the conditions set out in this paragraph (g) have been met and to which is attached a copy of the latest audited accounts (or if not available, management accounts) of such Future Acquisition Target (on a consolidated basis if such Future Acquisition Target has any subsidiaries and, in the case where such Future Acquisition Target is a business or undertaking, as if such Future Acquisition Target had constituted a separate legal entity);

(h)	an acquisition of Equity Interests in a Group Member pursuant to a Permitted Share Issue by such Group Member;

(i)	an acquisition by a Group Member of Equity Interests in another Group Member constituting any part of the Permitted Restructuring;

(j)	an acquisition with the prior consent of the Majority Lenders;

(k)	an investment in cash by any Group Member in the Corporate Venture Capital Fund Group, provided that the aggregate of any and all such investments by any or all of the Group Members shall not exceed U.S.$50,000,000 (or its equivalent in other currencies) during the term of the Facility;

(l)	an investment by the Corporate Venture Capital Fund Group in the ordinary course of business;

(m)	an acquisition by a Group Member (other than the Company) of assets (other than Equity Interests) constituting Capital Expenditure;

(n)	an acquisition made by a Target Group Member pursuant to any legally binding contractual obligation agreement existing at the Closing Date (immediately prior to giving effect to the Acquisition) where (A) such contractual obligation existed at the date of the Commitment Letter and is disclosed in writing to the Mandated Lead Arrangers prior to the date of the Commitment Letter or (B) such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such acquisition requires the consent of the Company or the Parent under the Acquisition Agreement, provided that (in each case) the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such acquisition) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Company or the Parent under the Acquisition Agreement);

(o)	an acquisition of Equity Interests in Holdco by the Borrower or a Holdco Pledgor pursuant to a Permitted Share Issue by Holdco, provided that any such acquisition is fully funded from (in the case of such acquisition by the Borrower) New Borrower Shareholder Injections received and held by the Borrower or (in the case of such acquisition by a Holdco Pledgor) New Holdco Pledgor Shareholder Injections received and held by such Holdco Pledgor, which (in each case) has/have not been applied for any other purpose;

(p)	an acquisition of Equity Interests in the Parent by Holdco pursuant to a Permitted Share Issue by the Parent;

(q)	an acquisition by the Borrower, the Offshore ESOP SPVs or the Onshore ESOP SPV of Equity Interests in a Group Member or an SPV (as defined in Schedule 5 (Permitted Restructuring)) constituting any part of the Permitted Restructuring; or

(r)	an acquisition of Equity Interests in the Borrower by the Borrower Shareholder pursuant to a Permitted Share Issue by the Borrower.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	of assets in the ordinary course of day-to-day business of the disposing entity;

(b)	of assets (other than any Equity Interests, businesses, real property, intellectual property or any interest in any of the foregoing) in exchange for other assets comparable or superior as to type, value or quality;

(c)	of surplus, obsolete or redundant assets (other than any Equity Interests, businesses or undertakings, real property, intellectual property or any interest in any of the foregoing) for cash;

(d)	of cash not otherwise prohibited under the Finance Documents;

(e)	of cash equivalent investments for cash or in exchange for other cash equivalent investments;

(f)	constituted by any Permitted Loan or Permitted Distribution or any part of the Permitted Restructuring;

(g)	to the extent constituting a Permitted Joint Venture Investment;

(h)	that is made with the prior consent of the Majority Lenders;

(i)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), provided that if:

(i)	the Disposing Company had given LBO Transaction Security over the asset, the Acquiring Company gives equivalent LBO Transaction Security over that asset;

(ii)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company gives equivalent Transaction Security over that asset; and

(iii)	the Disposing Company is:

(A)	an LBO Obligor, the Acquiring Company is also an LBO Obligor;

(B)	an Obligor, the Acquiring Company is also an Obligor; and

(C)	an Offshore Group Member, the Acquiring Company is also an Offshore Group Member;

and provided further that:

(iv)	if the Ownership Percentage in respect of the Acquiring Company is less than the Ownership Percentage in respect of the Disposing Company, the higher of the market value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, licence, transfer or other disposal (the “Disposal Amount” in respect of such sale, lease, licence, transfer or other disposal), when aggregated with the Disposal Amounts in respect of any and all other sales, leases, licences, transfers and/or other disposals falling under this paragraph (i)(iv) in the same Financial Year does not exceed U.S.$5,000,000 (or its equivalent in other currencies); and

(v)	neither the Disposing Company nor the Acquiring Company is the Company;

(j)	of any asset by an LBO Obligor that is a Group Member (other than the Company) to a Group Member that is not an LBO Obligor or by an Obligor that is a Group Member (other than the Company) to a Group Member that is not an Obligor, provided that the aggregate of the higher (in each case) of the maximum book value and the market value (“Relevant Disposal Amount”) of any and all assets so transferred by any or all LBO Obligors and/or Obligors to any or all Group Members during any Financial Year does not exceed U.S.$5,000,000 (or its equivalent in other currencies);

(k)	(in the case of a Group Member only) constituted by (i) a licence of intellectual property rights in the ordinary course of day-to-day business or (ii) a termination of any licence of intellectual property rights no longer required for the Group’s business;

(l)	(in the case of a Group Member only) constituted by a disposal of accounts receivable for cash on arm’s length terms and on a non-recourse basis, provided that (i) such accounts receivable arise in the ordinary course of day-to-day business and (ii) such sale, lease, transfer or other disposal is made for cash collection purposes;

(m)	constituted by a disposal of assets by a Group Member pursuant to a sale and leaseback or similar arrangement to facilitate a finance lease (in respect of such assets) of such Group Member permitted under paragraph (d) of the definition of “Permitted Financial Indebtedness” where such assets disposed of are leased or acquired by a Group Member pursuant to such finance lease;

(n)	constituted by leases, sub-leases, licences or sub-licences (or a surrender of any lease, sublease, licence or sub-licence) of real property granted by a Group Member and not constituting any Security or Quasi-Security or sale and leaseback, provided that (in the case of any exclusive lease, sub-lease, licence or sub-licence) such real property is not required for the operation of the Group’s business;

(o)	of assets which are seized or nationalised or any disposal of any asset made to comply with an order of any agency of any state, authority or other regulatory body or any applicable law or regulation, provided that, in each case, such seizure, nationalisation or disposal would not constitute or give rise to an event or circumstances set out in Clause [●] [(Creditors’ Process)] and/or Clause [●] [(Expropriation)] of the Facility Agreement;

(p)	any close out or other disposal of an interest in any hedging transaction effected (if applicable), in each case, in compliance with (in the case of any hedging transaction relating to any Obligor) the Intercreditor Agreement and (in the case of any hedging transaction relating to any LBO Obligor or any Group Member) the LBO Intercreditor Agreement;

(q)	a disposal of any asset by the Corporate Venture Capital Fund Group in the ordinary course of business;

(r)	made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed in writing to the Mandated Lead Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such sale, lease, transfer or other disposal requires the consent of the Company or the Parent under the Acquisition Agreement;

and (in each case) the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such disposal) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Company or the Parent under the Acquisition Agreement);

(s)	of assets by any Group Member that is not permitted by the preceding paragraphs of this definition for cash where the higher of the market value and consideration (net of applicable costs and Taxes) receivable in respect of such sale, lease, transfer or other disposal (when aggregated with the higher (in each case) of the market value and consideration (net of applicable costs and Taxes) receivable for any and all other sales, leases, transfers and/or other disposals by any or all Group Members and not allowed under the preceding paragraphs of this definition) does not exceed U.S.$10,000,000 (or its equivalent in other currencies) during the term of the Facility Agreement, but notwithstanding any of the foregoing, excluding in each case any sale, lease, transfer or other disposal:

(A)	where a Group Member (which is a wholly-owned Group Member) would cease to be a wholly-owned Group Member (other than any disposal of Equity Interests constituted by any part of the Permitted Restructuring); or

(B)	(except in the case of any disposal made pursuant to paragraph (i)): of

(1)	any Equity Interest in any Obligor, any Holdco Group Member, the Company, the Target or any Material Subsidiary (or any beneficial interest in any of the foregoing) (other than any disposal constituted by any part of the Permitted Restructuring);

(2)	any rights in respect of, or any amount standing to the credit of, any LBO Offshore Mandatory Prepayment Account or the LBO Facility DSRA or any dividend account (for receiving any distributions or payments (including without limitation intercompany loans) from Onshore Group Members (“Onshore Distributions”)) (excluding any application of any such amount in accordance with the provisions of the Finance Documents);

(3)	any right to receive any Onshore Distributions or any right or claim under, or the proceeds of any right or claim under, any Merger Document;

(4)	any rights in respect of, or any amount standing to the credit of, any Offshore Mandatory Prepayment Account or the DSRA or any dividend account (for receiving any distributions or payments (including without limitation intercompany loans) from Group Members and/or Holdco Group Members (“Group Distributions”)) (excluding any application of any such amount in accordance with the provisions of the Finance Documents); and

(5)	any right to receive any Group Distributions or any right or claim under, or the proceeds of any right or claim under, any Shareholder Document.

“Permitted Distribution” means the making of a lawful distribution subject to, in each case, the Intercreditor Agreement:

(a)	by a Group Member (other than the Company) to the holders of equity interests in such Group Member in cash, provided that the amount of any such distribution to any such holder (that is not a Group Member that is wholly-owned directly or indirectly by the Company) does not exceed such holder’s proportionate share of such equity interests in the Group Member making such distribution;

(b)	by a Group Member in cash to fund the administrative costs, Taxes, professional fees, regulatory costs and similar costs and expenses (including payments by way of remuneration to directors and employees) incurred (or reasonably expected to be incurred) or paid by the Parent or any direct or indirect holding company of the Parent to register and maintain their corporate existence, maintain their corporate substance, provided that the aggregate amount of all such distributions (by any and all of the Group Members) does not, in any Financial Year, exceed U.S.$1,000,000 (or its equivalent in other currencies);

(c)	by a Group Member to fund any Permitted Management Transaction (and not exceeding the applicable amount payable by Group Members pursuant to such Permitted Management Transaction);

(d)	constituted by any part of the Permitted Restructuring;

(e)	by the Company to the Parent in cash, provided that (for so long as the LBO Facility or any part thereof is outstanding) such distribution is permitted under the LBO Facility Agreement;

(f)	by the Parent to Holdco in cash, provided that (for so long as the LBO Facility or any part thereof is outstanding) such distribution is permitted under the LBO Facility Agreement;

(g)	by members of the Target Group to fund any payment expressly set out in the Funds Flow Statement on or prior to the Closing Date which is specified in the Funds Flow Statement as being funded out of the cash of the Target Group by way of dividends;

(h)	by the Parent to Holdco in cash; or

(i)	by Holdco to (A) the Borrower in cash or (B) the holders of shares in Holdco in cash pro rata according to their respective shareholding in Holdco, provided that in the case of any such distribution in favour of any holder of shares in Holdco (other than the Borrower) no Event of Default is continuing and no Default would arise as a result of such distribution, provided that:

(A)	any and all dividends and other distributions from any and all of the Group Members and Holdco Group Members to any Obligor (that is not a Group Member) will be deposited into a dividend account of such Obligor (that is subject to Transaction Security) and will only be used for debt service under the Facility in accordance with paragraph (ll) under the “General Undertakings” section; and

(B)	any and all dividends and other distributions from any and all of the Onshore Group Members to any and all of the Offshore Group Members will be deposited into a dividend account of WXAT BVI or the Company (that is subject to LBO Transaction Security and (if the Wholly-Own Time has occurred) Transaction Security) and will only be used for (if the LBO Facility is outstanding) debt service under the LBO Facility in accordance with the LBO Facility Agreement or (if the LBO Facility is not outstanding) debt service under the Facility in accordance with paragraph (ll) under the “General Undertakings” section.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under any Finance Document or constituting New Borrower Shareholder Injections or New Holdco Pledgor Shareholder Injections (in respect of any Holdco Pledgor), in each case, subject to the terms of the Facility Agreement and the Intercreditor Agreement;

(b)	any Financial Indebtedness:

(i)	arising under a Permitted Loan (excluding paragraph (b) of the definition of “Permitted Loan”);

(ii)	arising under a Permitted Guarantee (excluding paragraph (d) of the definition of “Permitted Guarantee”);

(iii)	arising under the Permitted Restructuring; or

(iv)	constituted by any Permitted Hedging Transaction;

(c)	any Financial Indebtedness of any person that becomes a Group Member after the Closing Date (excluding, for the avoidance of doubt, any Target Group Member existing as at the Closing Date) pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such Permitted Acquisition, but not incurred or increased (other than pursuant to the accrual of interest) or having its maturity date extended in contemplation of, or since, that Permitted Acquisition, and outstanding only for a period of not more than three months following the date of such Permitted Acquisition, unless such Financial Indebtedness is permitted to remain outstanding pursuant to another paragraph of this definition;

(d)	any Financial Indebtedness of any Group Member (other than the Company) under finance or capital leases by such Group Member of vehicles, plant, equipment or computers, or fixed or capital assets and any renewals and/or replacements thereof (each in the form of a finance or capital lease) by such Group Member, provided that (i) the aggregate outstanding capital value and/or amount of any and all such leases (including without limitation any renewals and/or replacements thereof) by Group Members does not exceed U.S.$2,500,000 (or its equivalent in other currencies) at any time and (ii) (subject to any right to match of any LBO Lender pursuant to the LBO Facility Agreement) in respect of each such financial or capital lease by any Group Member, (A) such Group Member shall have given each Lender (or any affiliate thereof as designated by such Lender) a right to match any offer that any Group Member obtains or receives from any person for such finance or capital lease and disclosed to each Lender all of the material terms of such offer, (B) if any Lender (or any such designated affiliate) is willing to match such offer, such Group Member shall enter into such finance or capital lease on substantially such disclosed terms with such Lender (and each such designated affiliate) that is so willing to match such offer as such Group Member may select and (C) if no Lender (and no such designated affiliate) is willing to so match such offer, such Group Member may enter into such finance or capital lease with any person on substantially such disclosed terms (but no Group Member may enter into any such finance or capital lease except as expressly permitted pursuant to this paragraph (C));

(e)	any netting or set-off arrangements entered into by a Group Member in the ordinary course of its banking and other trading arrangements for the purposes of netting credit and debit balances of the Group Members including cash pooling, net balance, balance transfer or similar arrangements, provided that:

(i)	none of such arrangements shall provide for or allow any amount owing to or any credit balance of (A) any LBO Obligor to be netted or set off against, any obligations or liabilities of or debit balance of any person other than a Group Member that is an LBO Obligor or (B) any Obligor (that is a Group Member) to be netted or set off against, any obligations or liabilities of or debit balance of any person other than a Group Member that is an Obligor; and

(ii)	none of such arrangements shall provide for or allow any amount owing to or any credit balance of any Group Member to be netted or set off against, any obligations or liabilities of or debit balance of any person other than (A) a Group Member that is an LBO Obligor or that is an Obligor or (B) a Group Member whose Ownership Percentage is not less than the Ownership Percentage of such first-mentioned Group Member;

(f)

any Financial Indebtedness of any Group Member (other than the Company) (i) constituting any earn out or deferred consideration payable by such Group Member to the seller in respect of a Permitted Acquisition by such Group Member (where payment of such earn out or deferred consideration is based on performance of the applicable business (the subject of such Permitted Acquisition)) so long as such earn out or such deferred consideration is permitted (and included in the calculation of the Total Purchase Price in respect of such Permitted Acquisition) pursuant to, and such Permitted Acquisition falls within, paragraph (g) of the definition of “Permitted Acquisition” or (ii) arising in connection with any other deferred consideration in connection with any Permitted Acquisition or Permitted Joint Venture Investment by such Group Member, provided that such deferral is not made or entered into for the purpose of raising Financial Indebtedness and such deferral is for less than 150 days;

(g)	any Financial Indebtedness constituted by the issue of redeemable Equity Interests which are either:

(i)	issued by a Group Member (other than the Company) to and held by another Group Member pursuant to a Permitted Share Issue, which other Group Member must be (A) an LBO Obligor if such Equity Interests are issued by an LBO Obligor and (B) an Obligor if such Equity Interests are issued by an Obligor; or

(ii)	issued by the Parent to Holdco pursuant to a Permitted Share Issue by the Parent; or

(iii)	issued by the Borrower to the Borrower Shareholder pursuant to a Permitted Share Issue by the Borrower, so long as such issue does not result in a Change of Control and such Equity Interests are not redeemable at the option of their holder until after the Termination Date and the claims of the holders of such Equity Interests are subordinated to the Facility pursuant to the Intercreditor Agreement;

(h)	any Financial Indebtedness of any Group Member (other than the Company) arising under any trade finance (or similar) facilities not exceeding U.S.$80,000,000 (or its equivalent in other currencies) (in aggregate for any and all Group Members and any and all such Financial Indebtedness) at any time, provided that (subject to any right to match of any LBO Lender pursuant to the LBO Facility Agreement) in respect of each such trade finance or similar facility, (i) such Group Member shall have given each Lender (or any affiliate thereof as designated by such Lender) a right to match any offer that any Group Member obtains or receives from any person for such facility and disclosed to each Lender all of the terms of such offer, (ii) if any Lender (or any such designated affiliate) is willing to match such offer, such Group Member shall enter into such facility on such disclosed terms with each such Lender (and each such designated affiliate) that is so willing to match such offer (on a pro rata basis among each such Lender and each such designated affiliate by reference to the commitments/participations in the Facility of such Lenders (or the Lenders which have designated such affiliates) and (iii) if no Lender (and no such designated affiliate) is willing to so match such offer, such Group Member may enter into such facility with any person on such disclosed terms (but no Group Member may enter into any such facility except as expressly permitted pursuant to this paragraph (iii));

(i)	incurred by the Parent from Holdco, which is subordinated to the LBO Facility on the terms set out in the LBO Intercreditor Agreement or otherwise in a manner satisfactory to the LBO Facility Agent; or

(j)	the Existing Indebtedness, provided that such Existing Indebtedness is subsisting as at the Closing Date (immediately prior to giving effect to the Acquisition), the principal amount thereof is not increased at any time on or after the Closing Date and all of the Existing Indebtedness is repaid and discharged in full by no later than 30 days after the Closing Date; or

(k)	(i) any Financial Indebtedness of the Parent or any Group Member arising under any LBO Finance Document, subject to the terms of the LBO Facility Agreement and the LBO Intercreditor Agreement, provided that the aggregate principal amount of such Financial Indebtedness is not increased at any time beyond US$800,000,000 and is not increased at any time on or after the Initial Drawdown Date, and (ii) any Financial Indebtedness of the Parent or the Company constituting New Shareholder Injections, in each case, subject to the terms of the LBO Facility Agreement and the LBO Intercreditor Agreement.

“Permitted Guarantee” means:

(a)	(i) any guarantee arising under any of the Finance Documents and (ii) any guarantee given by the Parent or any Group Member and arising under any of the LBO Finance Documents, provided that the aggregate principal amount of such Financial Indebtedness is not increased at any time beyond US$800,000,000 and is not increased at any time on or after the Initial Drawdown Date;

(b)	the endorsement of negotiable instruments by any Group Member (other than the Company) in the ordinary course of its day-to-day business;

(c)	a guarantee by a Group Member (other than the Company) (the “Guarantor Company”) in respect of obligations or Financial Indebtedness (which obligations or Financial Indebtedness are permitted to subsist pursuant to the terms of the Facility Agreement and the LBO Facility Agreement) of another Group Member (the “Guaranteed Company”) (including (x) any performance or similar bond given by the Guarantor Company guaranteeing performance by the Guaranteed Company under any contract, and (y) any unsecured bond, guarantee, indemnity or counter-indemnity issued by the Guarantor Company in relation to the obligations of the Guaranteed Company to pay rent under a lease of real property), but provided that:

(i)	either:

(A)	all of the following requirements are satisfied (or the Guarantor Company is not an LBO Obligor, an Obligor or an Offshore Group Member): (1) if the Guarantor Company is an LBO Obligor, the Guaranteed Company is an LBO Obligor, (2) if the Guarantor Company is an Obligor, the Guaranteed Company is an Obligor and (3) if the Guarantor Company is an Offshore Group Member, the Guaranteed Company is an Offshore Group Member; or

(B)	the maximum aggregate liabilities (actual or contingent) of the Guarantor Company under such guarantee, when aggregated within (1) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all other guarantees falling within this paragraph (d)(i)(B), (2) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(i)(B) of the definition of “Permitted Loan” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iii)(B) of the definition of “Permitted Share Issue”, do not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time; and

(ii)	either:

(A)	the Ownership Percentage of the Guaranteed Company is not less than the Ownership Percentage of the Guarantor Company; or

(B)	the maximum aggregate liabilities (actual or contingent) of the Guarantor Company under such guarantee, when aggregated within (1) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all other guarantees falling within this paragraph (d)(ii)(B), (2) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(ii)(B) of the definition of “Permitted Loan” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iv)(B) of the definition of “Permitted Share Issue”, do not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time;

(d)	any guarantee constituted by Permitted Financial Indebtedness (other than paragraph (b)(ii) of the definition of “Permitted Financial Indebtedness”);

(e)	any guarantee granted with the prior written consent or approval of the Majority Lenders;

(f)	any customary indemnity given by a Group Member or the Borrower in favour of the applicable hedging counterparty in respect of a Permitted Hedging Transaction entered into by such Group Member or, as the case may be, the Borrower;

(g)	any guarantee given by a Group Member (the “Tax Group Guarantor”) for Taxes, assessments or charges imposed by the relevant Tax authority on any Group Member (the “Tax Group Debtor”) which are (i) not yet due or (ii) are being contested in good faith, provided that (in each case) (A) if such Tax Group Guarantor is an LBO Obligor, such Tax Group Debtor is an LBO Obligor, (B) if such Tax Group Guarantor is an Obligor, such Tax Group Debtor is an Obligor and (C) the Ownership Percentage of the Tax Group Debtor is not less than the Ownership Percentage of the Tax Group Guarantor;

(h)	any indemnity (not constituting Financial Indebtedness) given by a Group Member (other than the Company) in the ordinary course of the documentation of an acquisition or disposal transaction by such Group Member which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(i)	customary indemnities (not constituting Financial Indebtedness) given by a Group Member in favour of directors and officers of such Group Member in their capacity as such and in connection with the performance of their duties to the Group;

(j)	customary indemnities (not constituting Financial Indebtedness) to professional advisers and consultants under their standard terms of business;

(k)	a guarantee by a Group Member of another Group Member (that is incorporated in the same jurisdiction or Tax resident in the same jurisdiction as such first-mentioned Group Member) mandatorily arising under Tax or corporate legislation and not as a result of any default or omission by any Obligor, Holdco Group Member or Group Member;

(l)	customary indemnities (not constituting Financial Indebtedness) given by a Group Member or the Borrower in mandate, engagement and commitment letters entered into in respect of (i) Permitted Financial Indebtedness to be incurred by such Group Member or (as the case may be) the Borrower or (ii) refinancing of the Facility;

(m)	any guarantee granted by any person that becomes a Group Member (pursuant to a Permitted Acquisition) after the Closing Date, where that guarantee:

(i)	is granted prior to the date of that Permitted Acquisition, and is not granted, and the aggregate liability thereunder is not increased, and its maturity or expiry date (if any) is not extended, in contemplation of, or since, that Permitted Acquisition; and

(iii)	is released within three months of the date of that Permitted Acquisition (unless such guarantee is permitted to subsist pursuant to another paragraph of this definition);

(n)	any guarantee given by a Group Member that is neither an LBO Obligor nor an Obligor in respect of obligations or Financial Indebtedness (which obligations or Financial Indebtedness are permitted to subsist pursuant to the Facility Agreement and the LBO Facility Agreement) of a Group Member that is (i) an LBO Obligor or (ii) an Obligor, provided that (in the case of (i)) such Group Member which is neither an LBO Obligor nor an Obligor first accedes to the LBO Intercreditor Agreement as an “Intra-Group Lender” (as defined in the LBO Intercreditor Agreement) and (in the case of (ii)) such Group Member which is neither an LBO Obligor nor an Obligor first accedes to the Intercreditor Agreement as an “Intra-Group Lender” (as defined in the Intercreditor Agreement); or

(o)	any guarantee given by a Target Group Member in respect of the Existing Indebtedness, provided that such guarantee is subsisting as at the Closing Date (immediately prior to giving effect to the Acquisition) and each such guarantee is discharged and released in full by no later than 60 days after the Closing Date.

“Permitted Hedging Transaction” means any Treasury Transaction:

(a)	(i) of the Borrower that is contemplated by the Hedging Letter or (ii) of the Company that is required or contemplated by the LBO Hedging Letter (provided that the scope of such required or contemplated Treasury Transactions under the LBO Hedging Letter is not increased);

(b)	entered into in the ordinary course of business of a Group Member for the purpose of hedging anticipated exposures of such Group Member and not for speculative purposes;

(c)	of any Group Member constituted by the Existing Hedging Agreements, provided that such Treasury Transaction is subsisting immediately prior to and as at the Closing Date and the scope or notional amount of such Treasury Transaction is not increased on or after the Closing Date (except to the extent where such increased scope or notional amount falls within paragraph (b)); and/or

(d)	approved by the Majority Lenders.

“Permitted Joint Venture Investment” means (A) any investment by a Group Member (other than the Company) in any Joint Venture (which investment does not constitute any guarantee):

(a)	where:

(i)	that Joint Venture is incorporated, or established in any country or territory which is not a Sanctioned Country and has not carried on business activities in any Sanctioned Country and is not a sanctioned person (to be defined) and (to the best of the knowledge of the acquiring Group Member, after having made due enquiries) does not have any interest in any sanctioned person;

(ii)	that Joint Venture is engaged in a business substantially similar, related or complementary to that carried on by the Group or a material part of the Group;

(iii)	in any Financial Year of the Company, the aggregate (the “Joint Venture Investment”) of:

(A)	all amounts subscribed for Equity Interests in, lent to, and/or otherwise invested in any or all of such Joint Ventures by any or all of the Group Members; plus

(B)	the market value of any and all assets transferred by any or all Group Members to any or all such Joint Ventures,

(excluding the amount thereof to the extent funded in cash from Non-Operating Sources), when aggregated with (1) the aggregate amount of any and all other Joint Venture Investments (by any or all Group Members) in that Financial Year and (2) the aggregate Total Purchase Prices of any and all Permitted Acquisitions by any or all Group Members falling within paragraph (g) of the definition of “Permitted Acquisition” in that Financial Year (in each case of (1) and (2), excluding the amount thereof to the extent funded in cash from Non-Operating Sources), does not (x) in the case of any of the Financial Years ending 31 December 2016 and 31 December 2017, exceed U.S.$100,000,000 (or its equivalent in other currencies) or (y) in the case of any other Financial Year, exceed U.S.$80,000,000 (or its equivalent in other currencies);

(iv)	no Event of Default is continuing as at the date of such investment or would occur as a result of such investment; and

(v)	the documents evidencing the terms of that Joint Venture do not commit any Group Member to fund any amount or transfer any assets in excess of the amount permitted under paragraph (a)(iii) above;

(b)	approved by the Majority Lenders; or

(c)	made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed to the Mandated Lead Arrangers prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such investment requires the consent of the Company or the Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such investment) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Company or the Parent under the Acquisition Agreement), or (B) any investment by the Borrower or any Holdco Pledgor in Holdco constituted by a Permitted Acquisition falling within paragraph (o) of the definition of “Permitted Acquisition” or (C) any Investment by a Borrower Shareholder in the Borrower constituted by a Permitted Acquisition falling within paragraph (r) of the definition of “Permitted Acquisition”.

“Permitted Loan” means:

(a)	any trade credit extended by a Group Member to its customers, and any advance payment by a Group Member (for goods and services supplied to it) to its suppliers, (in each case) on normal commercial terms and in the ordinary course of day-to-day business;

(b)	any loan constituted by the making available of Financial Indebtedness by a Group Member to another Group Member, which Financial Indebtedness constitutes “Permitted Financial Indebtedness” (excluding any Financial Indebtedness falling within paragraph (b)(i) of that definition);

(c)	a loan or credit made by a Group Member to a Joint Venture to the extent constituting a Permitted Joint Venture Investment;

(d)	a loan or credit by a Group Member (other than the Company) (the “Creditor Company”) to another Group Member (the “Debtor Company”), but provided that:

(i)	either:

(A)	all of the following requirements are satisfied (or the Creditor Company is not an LBO Obligor, an Obligor or an Offshore Group Member): (1) if the Creditor Company is an LBO Obligor, the Debtor Company is an LBO Obligor, (2) if the Creditor Company is an Obligor, the Debtor Company is an Obligor and (3) if the Creditor Company is an Offshore Group Member, the Debtor Company is an Offshore Group Member; or

(B)	the aggregate outstanding principal amount of such loan or credit, when aggregated with (1) the outstanding principal amount of any and all such other loans and credits by any or all Group Members falling within this paragraph (d)(i)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(i)(B) of the definition of “Permitted Guarantee” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iii)(B) of the definition of “Permitted Share Issue”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time; and

(ii)	either:

(A)	the Ownership Percentage of the Debtor Company is not less than the Ownership Percentage of the Creditor Company; or

(B)	the aggregate outstanding principal amount of such loan or credit, when aggregated with (1) the outstanding principal amount of any and all such other loans and credits by any or all Group Members falling within this paragraph (d)(ii)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(ii)(B) of the definition of “Permitted Guarantee” and (3) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all issuances falling within paragraph (c)(iv)(B) of the definition of “Permitted Share Issue”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time;

(e)	any Parent Loan;

(f)	a loan made by the Company to the Parent to the extent that the amount so lent would have been a Permitted Distribution if distributed by way of dividend, provided that (if the LBO Facility or any part thereof is outstanding) such loan is permitted under the LBO Facility Agreement;

(g)	any loan or credit constituted by any deferred consideration payable by a purchaser (that is not a Group Member, an LBO Obligor, an Obligor or a Holdco Group Member) in respect of any Permitted Disposal by a Group Member to such purchase made on arm’s length terms;

(h)	a loan or credit made by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition), where:

(i)	such contractual obligation existed at the date of the Commitment Letter and is disclosed to the Mandated Lead Arrangers in writing prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such loan or credit requires the consent of the Company or the Parent under the Acquisition Agreement, and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such loan or credit) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not require the consent of the Company or the Parent under the Acquisition Agreement);

(i)	a loan or credit falling within paragraph (a) or (b) of the definition of “Permitted Management Transaction”;

(j)	a loan or credit constituted by a cash credit balance at a bank or other financial institution;

(k)	any loan which is approved by the Majority Lenders;

(l)	any loan or credit by any Group Member not permitted by the preceding paragraphs (other than a loan or credit made by any Group Member to another Group Member or any Obligor) so long as the aggregate outstanding principal amount of any and all such loans and credits made available by any or all of the Group Members does not exceed U.S.$10,000,000 (or its equivalent in other currencies) at any time;

(m)	any loan or credit by Holdco to the Parent; or

(n)	any loan or credit by (i) the Borrower or (ii) any Holdco Pledgor to Holdco, provided that any such loan or credit is fully funded from (in the case of (i)) New Borrower Shareholder Injections received and held by the Borrower or (in the case of (ii)) New Holdco Pledgor Shareholder Injections received and held by such Holdco Pledgor, which (in each case) has/have not been applied for any other purpose, provided that (in each case) (1) (in the case of any loan or credit made to any Obligor) the person making such loan or credit and the Obligor owing such loan or credit shall become party to the Intercreditor Agreement and such loan or credit shall be subordinated to the Secured Obligations pursuant to the Intercreditor Agreement, (2) (in the case of any loan or credit made to any Group Member) any LBO Obligor or Group Member making such loan or credit and the Group Member owing such loan or credit shall (to the extent required under the LBO Intercreditor Agreement) become party to the LBO Intercreditor Agreement, (3) (in the case of any loan or credit made to any Group Member or Holdco Group Member) any Obligor, Holdco Group Member or Group Member making such loan or credit and the Group Member or Holdco Group Member owing such loan or credit shall (to the extent required under the Intercreditor Agreement) become party to the Intercreditor Agreement and (4) (in the case of any loan or credit made by any Onshore Group Member to any Offshore Group Member) such loan or credit shall be (x) subordinated to the Secured Obligations (as defined in the LBO Intercreditor Agreement) pursuant to the LBO Intercreditor Agreement and (if such subordination or the related turnover obligation may not be enforceable under the laws of the PRC) such loan or credit may only be available to an Offshore Group Member that is an LBO Obligor and that does not hold or own any Equity Interest in any Onshore Group Member and that does not have any asset (other than assets subject to LBO Transaction Security) and (y) (if the Wholly-Own Time has occurred) subordinated to the Secured Obligations pursuant to the Intercreditor Agreement and (if such subordination or the related turnover obligation may not be enforceable under the laws of the PRC) such loan or credit may only be available to an Offshore Group Member that is an Obligor and that does not hold or own any Equity Interest in any Onshore Group Member and that does not have any asset (other than assets subject to Transaction Security).

“Permitted Management Transaction” means:

(a)	a loan made by a Group Member to an employee or director of any Group Member so long as the outstanding principal amount of that loan does not exceed U.S.$2,000,000 (or its equivalent in other currencies) in the case of any single loan and does not (when aggregated with the aggregate outstanding principal amount of all other loans and payments made under this paragraph (a) and paragraphs (b) and (c) below by any or all of the Group Members) U.S.$5,000,000 (or its equivalent in other currencies) in aggregate at any time and in each case, provided that no Event of Default is continuing or would result from making such loan;

(b)	a loan from the Company to an employee share option scheme of a Group Member to fund the purchase of any of the management equity in any Group Member held by (together with the purchase or repayment of any related loans owing to such Group Member by) a director or similar officer of a Group Member who has ceased employment with a Group Member, provided that (i) such loan will be repaid when that director or similar officer is replaced by a successor and (ii) the aggregate outstanding principal amount of any and all such loans falling within this paragraph (b), when aggregated with the aggregate amount of any and all loans and payments made under paragraphs (a) and (c) of this definition, does not exceed U.S.$5,000,000 (or its equivalent in other currencies) at any time;

(c)	a payment by a Group Member to a director or similar officer of any Group Member following the termination of their directorship or employment with such Group Member provided such payment is required to be paid by such Group Member under the terms of such director’s or officer’s service contract with such Group Member and so long as the aggregate amount of any and all such payments by any or all Group Members, when aggregated with the aggregate outstanding principal amount of all loans made under paragraphs (a) and (b) above, does not exceed U.S.$5,000,000 (or its equivalent in other currencies) at any time; or

(d)	by an issue of shares (not constituting any redeemable shares or Financial Indebtedness) by Holdco to the Offshore ESOP SPVs pursuant to the Rollover Incentive Program or the New ESOP Program, each as defined in the Shareholder Terms, or to any other share incentive scheme previously approved by the Majority Lenders, provided that no Change of Control has occurred or would occur as a result of such issuance.

“Permitted Restructuring” means the transactions described in Schedule 5 (Permitted Restructuring).

“Permitted Security” means:

(a)	(i) any Transaction Security and (ii) any LBO Transaction Security provided that the aggregate principal amount of Financial Indebtedness secured by such LBO Transaction Security (excluding any Permitted Hedging Transaction falling within paragraph (a)(ii) of the definition of “Permitted Hedging Transaction”) is not increased at any time beyond US$800,000,000 and is not increased at any time on or after the Initial Drawdown Date;

(b)	any lien arising by operation of law and in the ordinary course of day-to-day business and not as a result of any default or omission by any Obligor, any Group Member or any Holdco Group Member, provided that all of the amounts secured thereby are paid when due or contested in good faith (and to the extent required by the Accounting Principles, adequate reserves have been made in respect of such amounts);

(c)	any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Members but only so long as:

(i)	such arrangement does not permit credit balances of:

(A)	any LBO Obligor to be netted or set off against debit balances of any person other than such LBO Obligor itself or another Group Member that is an LBO Obligor;

(B)	any Obligor to be netted or set off against debit balances of any person other than such Obligor itself or another Group Member that is an Obligor;

(C)	any Offshore Group Member to be netted or set off against debit balances of any person other than an Offshore Group Member; or

(D)	any Group Member to be netted or set off against debit balances of any other Group Member the Ownership Percentage in relation to which is less than the Ownership Percentage in relation to such first-mentioned Group Member; and

(ii)	such arrangement does not give rise to other Security over the assets of:

(A)	any LBO Obligor in support of liabilities of any person other than such LBO Obligor itself of another Group Member that is an LBO Obligor;

(B)	any Obligor in support of liabilities of any person other than such Obligor itself of another Group Member that is an Obligor;

(C)	any Offshore Group Member in support of liabilities of any person other than an Offshore Group Member; or

(D)	any Group Member in support of liabilities of any other Group Member the Ownership Percentage in relation to which is less than the Ownership Percentage in relation to such first-mentioned Group Member;

(d)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging Transaction entered into by a Group Member, provided that the requirements under paragraphs (c)(i) and (ii) are complied with mutatis mutandis in respect of such netting or set-off arrangement and such arrangement does not include any Security or Quasi-Security under a credit support arrangement;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a Group Member (from a person that is not a Group Member) after the Closing Date if:

(i)	such Security or Quasi-Security was subsisting as at the time of such acquisition and was not created in contemplation of the acquisition of that asset by a Group Member;

(ii)	the principal amount secured by such Security or Quasi-Security has not been increased (other than by reason of capitalised interest) in contemplation of or since such acquisition of that asset by a Group Member; and

(iii)	such Security or Quasi-Security is removed or discharged within three months of the date of such acquisition of such asset;

(f)	any Security or Quasi-Security over or affecting any asset of any person (that is not a Target Group Member as at the Closing Date) which becomes a Group Member after the Closing Date, where such Security or Quasi-Security is created prior to the date on which that person becomes a Group Member and:

(i)	such Security or Quasi-Security was not created in contemplation of such person’s becoming a Group Member;

(ii)	the principal amount secured by such Security or Quasi-Security has not increased (other than by reason of capitalised interest) in contemplation of or since that person’s becoming a Group Member; and

(iii)	such Security or Quasi-Security is removed or discharged within three months of that person’s becoming a Group Member;

(g)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Member in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Member;

(h)	any Security or Quasi-Security arising as a consequence of any finance or capital lease of any Group Member (other than the Company) permitted pursuant to paragraph (d) of the definition of “Permitted Financial Indebtedness”, provided that such Security or Quasi-Security only subsists over the asset to which such finance or capital lease relates and only secures obligations in respect of such finance or capital lease;

(i)	any Security over account receivables to secure permitted trade finance (or similar) facilities permitted pursuant to paragraph (h) of the definition of “Permitted Financial Indebtedness”, provided that the aggregate outstanding face or capital amount of any and all such account receivables does not exceed U.S.$100,000,000 (or its equivalent in other currencies) at any time;

(j)	any Security or Quasi-Security constituted by rental deposits made by any Group Member (other than the Company) and arising in the ordinary course of its day-to-day business in respect of any property leased or licensed by such Group Member on arm’s length terms (and not in connection with the incurrence of any Financial Indebtedness or the raising of any finance);

(k)	any Security or Quasi-Security constituted by any deposit or pledge of cash by any Group Member (other than the Company) in the ordinary course of day-to-day business and on arm’s length basis (and not in connection with the incurrence of any Financial Indebtedness or the raising of any finance) to secure the performance of bids, trade contracts, performance bonds and other obligations of a similar nature incurred by such Group Member;

(l)	any Security or Quasi-Security over bank accounts (other than any bank account that is, or is expressed to be, subject to LBO Transaction Security or Transaction Security) arising by operation of law or granted as part of the standard terms and conditions of the applicable bank or financial institution (with which such bank account is held);

(m)	any Security or Quasi-Security over Equity Interests held by any Group Member in any Joint Venture (that is not a Group Member) to secure (i) obligations of such Joint Venture or (ii) obligations of such Group Member to other holders of Equity Interests in that Joint Venture, (in each case) pursuant to the applicable shareholders’ agreement or similar documentation governing the terms of such Joint Venture and not in connection with the incurrence of Financial Indebtedness;

(n)	any Security or Quasi-Security arising as a result of legal proceedings being contested in good faith and which is discharged within 90 days of such Security or Quasi-Security first arising;

(o)	any Security or Quasi-Security arising by operation of law in respect of Taxes (i) not yet due or payable or (ii) being contested in good faith with adequate reserves being maintained therefor;

(p)	any Security granted with the prior written consent or approval of the Majority Lenders;

(q)	any Security given by any Target Group Member securing the Existing Indebtedness, provided that such Security is subsisting as at the Closing Date (immediately prior to giving effect to the Acquisition) and each such Security is discharged and released in full by no later than 60 days after the Closing Date; or

(r)	any netting or set-off arrangement entered into by any Obligor or any Holdco Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of such Obligor or, as the case may be, such Holdco Group Member but only so long as:

(i)	such arrangement does not permit credit balances of such Obligor or such Holdco Group Member to be netted or set off against debit balances of any other person; and

(ii)	such arrangement does not give rise to other Security over the assets of such Obligor or such Holdco Group Member in support of liabilities of any other person; or

(s)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging Transaction entered into by the Borrower, provided that the requirements under paragraphs (r)(i) and (ii) are complied with mutatis mutandis in respect of such netting or set-off arrangement and such arrangement does not include any Security or Quasi-Security under a credit support arrangement, provided that (in each case under paragraphs (b) to (s)) none of such Security or Quasi-Security subsists over or in respect of (A) any Equity Interest in any Obligor, any Holdco Group Member or any Group Member that is subject or expressed to be subject to LBO Transaction Security or Transaction Security, or any Equity Interest in WXAT or any other Material Subsidiary, (B) any account that is subject to or expressed to be subject to any LBO Transaction Security or Transaction Security (other than any netting or set-off arrangement falling within paragraphs (c) and (r), which arrangement is waived by the applicable account bank to the fullest extent permitted by law in the case of any LBO Offshore Mandatory Prepayment Account, any Offshore Mandatory Prepayment Account, any dividend account, the LBO Facility DSRA or the DSRA), or (C) any right to receive any Onshore Distributions or any Group Distributions or any right or claim under, or the proceeds of any right or claim under, any Merger Document or Shareholder Document, or any right, title or interest in any of the foregoing.

“Permitted Share Issue” means an issue of:

(a)	ordinary shares by the Parent to Holdco, paid for in full in cash upon issue and which by their terms are not redeemable;

(b)	ordinary shares by the Company to the Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where such shares become subject to the LBO Transaction Security upon the issuance thereof;

(c)	Equity Interests by a Group Member (other than the Company) (the “Investee”) to any other Group Member (the “Investor”), provided that:

(i)	(if any existing Equity Interests of the Investee are the subject of the LBO Transaction Security) all of such newly-issued Equity Interests also become subject to the LBO Transaction Security on the same terms and (if any existing Equity Interests of the Investee are the subject of the Transaction Security) all of such newly-issued Equity Interests also become subject to the Transaction Security on the same terms;

(ii)	(if the Investee is an LBO Obligor, an Obligor or a Material Subsidiary) such issuance does not result in a reduction in the percentage of Equity Interests beneficially owned by the Company directly or indirectly in such Investee;

(iii)	either:

(A)	all of the following requirements are satisfied (or the Investor is not an LBO Obligor, an Obligor or an Offshore Group Member): (1) if the Investor is an LBO Obligor, the Investee is an LBO Obligor, (2) if the Investor is an Obligor, the Investee is an Obligor and (3) if the Investor is an Offshore Group Member, the Investee is an Offshore Group Member; or

(B)	the aggregate amount and/or consideration paid and/or payable by any and all Group Members for such issuance, when aggregated with (1) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all other such issuances falling within this paragraph (c)(iii)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(i)(B) of the definition of “Permitted Guarantee” and (3) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(i)(B) of the definition of “Permitted Loan”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time; and

(iv)	either:

(A)	the Ownership Percentage of the Investee is not less than the Ownership Percentage of the Investor; or

(B)	the aggregate amount and/or consideration paid and/or payable by any and all Group Members for such issuance, when aggregated with (1) the aggregate amount and/or consideration paid and/or payable by any and all Group Members for any or all other such issuances falling within this paragraph (c)(iv)(B), (2) the maximum aggregate liabilities (actual or contingent) of any and all Group Members under any or all guarantees falling within paragraph (c)(ii)(B) of the definition of “Permitted Guarantee” and (3) the aggregate outstanding amount of any and all loans and credits made by any and all Group Members and falling within paragraph (d)(ii)(B) of the definition of “Permitted Loan”, does not exceed U.S.$25,000,000 (or its equivalent in other currencies) at any time;

(d)	Equity Interests by Holdco for the purpose of incentivizing management or employees, which issuance falls within paragraph (d) of the definition of “Permitted Management Transaction”, provided that such issue does not result in a Change of Control and all of such newly-issued Equity Interests (to the extent issued in favour of any of the Borrower or any Holdco Pledgor) become subject to the Transaction Security on the same terms as the Transaction Security over Equity Interests in Holdco granted by the Borrower or such Holdco Pledgor;

(e)	Equity Interests by a Target Group Member pursuant to any legally binding contractual obligation existing at the Closing Date (immediately prior to giving effect to the Acquisition) where:

(i)	such contractual obligation existed at the date of the Commitment Letter and disclosed to the Mandated Lead Arrangers in writing prior to the date of the Commitment Letter; or

(ii)	such contractual obligation was entered into on or after the date of the Commitment Letter and neither the entering into of such contractual obligation nor such issue of Equity Interests requires the consent of the Company or the Parent under the Acquisition Agreement;

and the terms of such contractual obligation have not been amended or supplemented (in any way that may increase the scope of, or the obligation or commitment of any Target Group Member in respect of, such issue of Equity Interests) after the date of the Commitment Letter or, if the later, the date of the entering into of such contractual obligation (except for amendments and supplements made prior to the Closing Date which do not required the consent of the Company or the Parent under the Acquisition Agreement);

(f)	Equity Interests (not constituting Financial Indebtedness) constituted by any part of the Permitted Restructuring;

(g)	Equity Interests pursuant to the Permitted Subsidiary Capital Raising;

(h)	Equity Interests issued with the prior written consent of the Majority Lenders;

(i)	ordinary shares by Holdco, paid for in full in cash upon issue and which by their terms are not redeemable and provided that such issue does not result in a Change of Control and (to the extent that such shares are issued in favour of any of the Borrower or any Holdco Pledgor) such shares become subject to the Transaction Security upon the issuance thereof on the same terms as the Transaction Security over shares in Holdco granted by the Borrower or such Holdco Pledgor;

(j)	ordinary shares by the Borrower to the Borrower Shareholder, paid for in full in cash upon issue and which by their terms are not redeemable and provided that such shares become subject to the Transaction Security upon the issuance thereof on the same terms as the Transaction Security over shares in the Borrower granted by the Borrower Shareholder;

(k)	ordinary shares by the Borrower Shareholder, paid for in full in cash upon issue and which by their terms are not redeemable and provided that such issue does not result in a Change of Control; or

(l)	ordinary shares by an Offshore ESOP SPV to the Offshore ESOP Holdco, paid for in full in cash upon issue and which by their terms are not redeemable.

“Permitted Subsidiary Capital Raising” means:

(a)	a primary issue (a “Primary Permitted Subsidiary Capital Raising”) of ordinary shares by any of Shanghai SynTheAll Pharmaceutical Co., Ltd., WuXi Biologics (Cayman) Inc., WuXi Biologics Holdings Co., Ltd., WuXi Nextcode Genomics, Inc. or WuXi Nextcode (Shanghai) BioTech Co., Ltd., or any of their direct subsidiaries, in each case in favour of persons (other than LBO Obligors and Group Members); or

(b)	a secondary share sale (a “Secondary Permitted Subsidiary Capital Raising”) by any Group Member on arm’s length terms of ordinary shares of Shanghai SynTheAll Pharmaceutical Co., Ltd., WuXi Biologics (Cayman) Inc., WuXi Biologics Holdings Co., Ltd., WuXi Nextcode Genomics, Inc. or WuXi Nextcode (Shanghai) BioTech Co., Ltd., or any of their direct subsidiaries, including, for the avoidance of doubt, by way of listing or admission to trading on any stock or securities exchange or market of such ordinary shares, or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of such ordinary shares, provided that, in each case, the Company continues to beneficially own (directly or indirectly) in aggregate more than 50% of the ordinary shares of the applicable person (the ordinary shares in which are subject of such Primary Permitted Subsidiary Capital Raising or Secondary Permitted Subsidiary Capital Raising).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	an amalgamation, demerger, merger, consolidation or corporate reconstruction (in each case) on a solvent basis of a Group Member which is neither an LBO Obligor nor an Obligor (and not involving any Obligor, Holdco, the Parent or the Company) where all of the business and assets of that Group Member remain solely held and beneficially owned by and are distributed to other Group Members, provided that none of such business or assets are held, beneficially owned or distributed to any Group Member the Ownership Percentage of which is less than the Ownership Percentage (immediately prior to such amalgamation, demerger, merger, consolidation or corporate reconstruction) of such first-mentioned Group Member;

(c)	any transaction (other than (i) any sale, lease, licence, lending, transfer or other disposal, (ii) the granting or creation of Security or the granting, incurring or permitting to subsist of Financial Indebtedness or guarantee and (iii) any acquisition of any Equity Interest or business or undertaking) conducted in the ordinary course of day-to-day business on arm’s length terms;

(d)	any payments or other transactions expressly contemplated under the Merger Documents in connection with the Acquisition;

(e)	any liquidation or dissolution on a solvent basis of a Group Member (which is not an LBO Obligor, an Obligor or a Material Subsidiary) where (A) the earnings before Tax, depreciation and amortisation (calculated on the same basis as EBITDA (as defined in Clause [●] [(Financial Definitions)] of the Facility Agreement) or (B) the revenue of which is equal to or less than zero for the 12 month period immediately prior to such liquidation or dissolution, provided that, in each case, all of the business and assets of that first-mentioned Group Member remain solely held and beneficially owned by and are distributed to other Group Members in proportion to such Group Members’ Equity Interests in that person;

(f)	where necessary to comply with any Tax or other legislation, any conversion of any loans owed by any Onshore Group Member to another Onshore Group Member into distributable reserves of the first-mentioned Onshore Group Member, provided that such conversion shall not result in any reduction of any Ownership Percentage of any Group Member; or

(g)	any transaction constituted by any part of the Permitted Restructuring.

“PRC” means the People’s Republic of China (which, for the purposes of the Facility Agreement, does not include the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau or Taiwan).

“Quasi-Security” means an arrangement or transaction to:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor, any Group Member or any Holdco Group Member;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where such arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of any asset.

“Reliance Parties” means the Facility Agent, each Mandated Lead Arranger, the Security Agent, each hedge counterparty (in respect of Permitted Hedging Transactions relating to the Facility), each Lender as of the Closing Date and each person which becomes a Lender.

“Report Proceeds Letter” means any letter between any addressee of a Report, the Company, the Facility Agent and the LBO Facility Agent governing the right of the addressee of that Report and others to receive sums recovered as a result of any claim brought against the author or issuer of that Report.

“Reports” means:

(a)	the report entitled “Project Super Legal Due Diligence Summary” dated [22 June 2015] prepared by Fangda Partners;

(b)	the report entitled “Project Super Commercial Due Diligence Final Report” dated [23 June 2015] prepared by [McKinsey];

(c)	the report entitled “Project Super: Financial and Tax Due Diligence Report” dated [22 June 2015] prepared by Ernst & Young Transactions Limited;

(d)	the report entitled “Project Super: High-Level Summary of Preliminary Legal Due Diligence” dated [22 June 2015] prepared by Sullivan & Cromwell LLP;

(e)	the report entitled “Project Super Offshore Financing Report” dated [22 June 2015] prepared by Weil Gotshal & Manges LLP; and

(f)	the report entitled “Project Super (Red flag issues on corporate documents only)” dated [25 June 2015] prepared by Conyers Dill & Pearman.

“Sanctioned Country” means Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria and any other country or territory which is the subject of any countrywide or territory-wide Sanctions.

“Sanctioning Authority” means:

(a)	the U.S. government or any U.S. agency (including OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury);

(b)	the United Nations Security Council;

(c)	the E.U. (or any of its member states);

(d)	the U.K. government (including any of Her Majesty’s Treasury, the Foreign and Commonwealth Office and the U.K. Department for Business, Innovation & Skills);

(e)	the Government of the Hong Kong Special Administrative Region of the People’s Republic of China (including the Hong Kong Monetary Authority);

(f)	the PRC government; and/or

(g)	any other government or authority notified in writing by the Facility Agent (acting on behalf of any Lender) to the Borrower from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctioning Authority.

“Shareholder Documents” means the Holdco Shareholders Agreement and the Shareholder Terms.

“Shareholder Terms” means the document entitled “Shareholders Agreement Term Sheet” in the agreed form.

“Target Shares” means all of the Equity Interests in the Target and all warrants and options in respect of all or any part of the share capital of the Target.

“Total Purchase Price” means, in respect of any acquisition of any interest in any Future Acquisition Target, the consideration (including associated costs and expenses) for that acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case, remaining in such Future Acquisition Target and/or its Subsidiaries at the time of such acquisition.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member (which obligations do not constitute Financial Indebtedness) arising in the ordinary course of trading of that Group Member.

“Transaction Documents” means the Finance Documents, the Merger Documents and the Shareholder Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(a) of Schedule 3 (Conditions Precedent) and any document required to be delivered to the Facility Agent under Clause [●] [(Conditions subsequent: hedging and security)], together with any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Trapped Amount” means any amount of disposal proceeds or insurance proceeds that would otherwise be required to be applied in mandatory prepayment of the Facility pursuant to Clause [●] [(Disposal, Insurance and Recovery Proceeds)] of the Facility Agreement where:

(a)	applicable legal (including thin capitalisation, financial assistance and corporate benefit restrictions on upstreaming of cash and fiduciary and statutory duties of directors or other officers of the relevant Group Members) restrictions prevent such amount from being applied towards prepayment of the Facility (including by making such amount available to a Group Member that can make such prepayment), and such restrictions have not and cannot (with the use of all reasonable endeavours by the Obligors, Holdco Group Members and Group Members) be overcome; or

(b)	applying such amount towards prepayment of the Facility or making such amount available to a Group Member, a Holdco Group Member or the Borrower for prepayment of the Facility would result in the incurrence by Group Members of material costs or expenses (including material Tax or other liabilities, but excluding (x) any withholding Tax applicable as at the date of the Facility Agreement (or, in the case of a Group Member that becomes a Group Member after the date of the Facility Agreement, on the date on which it becomes a Group Member) (y) any reserve requirements and (z) any fees, costs and expenses payable to any bank or financial institution in connection with any demand for return, refund or repayment of cash credited to an account) (where “material” for these purposes shall be defined as being an amount in excess of 5% of such amount otherwise required to be applied towards prepayment of the Facility).

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“U.K.” means the United Kingdom.

“U.S.”, “United States of America” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

Schedule 2 – Financial Covenant Definitions

In the Facility Agreement:

“Adjusted EBITDA” means, in relation to a period, EBITDA for that period adjusted by:

(a)	including the operating profit before interest, Tax, depreciation and amortisation (calculated on the same basis as EBITDA mutatis mutandis) of any person that becomes a Group Member (or attributable to any business or undertaking acquired by a Group Member) during such period, for that part of such period prior to such person’s becoming a Group Member or (as the case may be) prior to the acquisition by such Group Member of such business or undertaking; and

(b)	excluding the operating profit before interest, Tax, depreciation and amortisation (calculated on the same basis as EBITDA mutatis mutandis) of any person that ceases to be a Group Member (or attributable to any business or undertaking disposed by any Group Member to a person that is not a Group Member) during such period, from the first day of such period.

“Adjusted Leverage” means, in respect of any period, the ratio of Total Net Debt on the last day of that period to Adjusted EBITDA in respect of that period.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Members for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of any underlying indebtedness or liability of any person which is not a Group Member which indebtedness or liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares or Equity Interests which are redeemable (other than at the option of the issuer thereof) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 150 days after the date of such supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing (excluding any such transaction which is expressly excluded under another paragraph of this definition) or classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any Finance Lease).

“EBITDA” means, in respect of any period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether accrued, paid, payable or capitalised by any Group Member (calculated on a consolidated basis) in respect of that period;

(b)	not including any accrued interest owing to any Group Member;

(c)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets of Group Members (and taking no account of the reversal in that period of any previous impairment charge);

(d)	before taking into account any Exceptional Items;

(e)	before deducting any Merger Costs;

(f)	after deducting (to the extent otherwise included) the amount of any profit of any Non-Group Entity to the extent that the amount of such profit taken into account in the determination of such consolidated operating profit of the Group before taxation exceeds the amount actually received in cash (net of any applicable Taxes) by Group Members during such period through profit distributions by such Non-Group Entity, provided that any member of the Corporate Venture Capital Fund Group that is not wholly-owned directly or indirectly by the Company shall be considered a Non-Group Entity for such purpose;

(g)	before taking into account any unrealised gains or losses on any derivative instrument, including those arising on translation of currency of debt (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset; and

(i)	excluding the charge to profit (to the extent non-cash) represented by the expensing of stock options and any other share-based compensation of employees of the Group,

in each case, without duplication and to the extent added, deducted or taken into account, as the case may be, for the purposes of determining consolidated operating profits of the Group before taxation for such period, and so that no amount may be included or excluded more than once.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Liabilities to Assets Ratio” means, as at any date, the ratio of the Total Liabilities to the Total Assets as at such date.

“New Borrower Shareholder Injections” means the aggregate amount (net of applicable costs and Taxes) received by the Borrower from the Borrower Shareholder by way of subscription by the Borrower Shareholder after the Closing Date for ordinary shares in the Borrower or the making available by the Borrower Shareholder of loans or other debt to the Borrower, which loans or other debt are subordinated to the Facility under the terms of the Intercreditor Agreement or otherwise on terms acceptable to the Majority Lenders (acting reasonably), provided that New Borrower Shareholder Injection shall exclude any such amount, subscription, loans or other debt instrument (and the proceeds relating thereto) made:

(a)	as per the Funds Flow Statement; or

(b)	pursuant to or in connection with the Permitted Restructuring.

“New Holdco Pledgor Shareholder Injections” means, in relation to a Holdco Pledgor, the aggregate amount (net of applicable costs and Taxes) received by such Holdco Pledgor from its shareholder(s) by way of subscription by such shareholder(s) after the Closing Date for ordinary shares in such Holdco Pledgor or the making available by such shareholder(s) of loans or other debt to such Holdco Pledgor, which loans or other debt are subordinated to the Facility under the terms of the Intercreditor Agreement or otherwise on terms acceptable to the Majority Lenders (acting reasonably), provided that New Holdco Pledgor Shareholder Injection in relation to a Holdco Pledgor shall exclude any such amount, subscription, loans or other debt instrument (and the proceeds relating thereto) made:

(a)	as per the Funds Flow Statement; or

(b)	pursuant to or in connection with the Permitted Restructuring.

“New Shareholder Injections” means the aggregate amount (net of applicable costs and Taxes) received by the Company from the Parent by way of subscription by the Parent after the Closing Date for ordinary shares in the Company or the making available by the Parent of loans or other debt to the Company which loans or other debt are (i) subordinated to the LBO Facility under the terms of the LBO Intercreditor Agreement or otherwise on terms acceptable to the applicable LBO Lenders (acting reasonably) and (ii) (if the Wholly-Own Time has occurred) subordinated to the Facility under the terms of the Intercreditor Agreement or otherwise on terms acceptable to the Majority Lenders (acting reasonably), provided that for the purposes of Clause [●] [(Financial covenants)] of the Facility Agreement and the related definitions or any permission or usage under or in respect of the Finance Documents (including for the purposes of determining any Non-Operating Sources), New Shareholder Injection shall exclude any such amount, subscription, loans or other debt instrument (and the proceeds relating thereto) made:

(a)	as per the Funds Flow Statement; or

(b)	pursuant to Clause [●] [(Equity cure)] of the Facility Agreement or constituting any Cure Amount; or

(c)	pursuant to or in connection with the Permitted Restructuring.

“Non-Group Entity” means any investment or entity (which is not itself a Group Member (including associates and Joint Ventures)) in which any Group Member has an ownership interest.

“Non-Operating Sources” means the cash proceeds of New Shareholder Injections and/or cash proceeds of any Primary Permitted Subsidiary Capital Raising received by Group Members which (in each case) have not been previously applied or allocated for a particular purpose and which have been confirmed as such in a Compliance Certificate.

“Offshore Rollover SPV Dividend Undertaking” means the undertakings from the Offshore Rollover SPV in respect of dividends and other distributions paid by Holdco to it or its order (and customary representations with respect to itself including the legality of its obligations under such undertakings) and to remain as a holding company and procure that each person to whom the Offshore Rollover SPV assigns and/or transfers any of its Equity Interests in Holdco (or any interest therein) shall give and comply with such undertakings.

“Parent Loan” means any loan made by the Parent to the Company and outstanding from the Company to the Parent from time to time, provided that (if the LBO Facility or any part thereof is outstanding) such loan is subordinated to the LBO Secured Obligations pursuant to the LBO Intercreditor Agreement.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 months ending on each Quarter Date.

“Retained Disposal Proceeds” means Excluded Disposal Proceeds received by Group Members (from persons that are not Group Members), to the extent that such Excluded Disposal Proceeds are not taken into account in the determination of EBITDA for any period, and to the extent that such Excluded Disposal Proceeds have not been applied towards any other purpose.

“Retained Insurance Proceeds” means Excluded Insurance Proceeds received by Group Members (from persons that are Group Members), to the extent that such Excluded Insurance Proceeds are not taken into account in the determination of EBITDA for any period, and to the extent that such Excluded Insurance Proceeds have not been applied towards any other purpose.

“Retained Recovery Proceeds” means Excluded Recovery Proceeds received by Group Members (from persons that are not Group Members), to the extent that such Excluded Recovery Proceeds are not taken into account in the determination of EBITDA for any period, and to the extent that such Excluded Recovery Proceeds have not been applied towards any other purpose.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Assets” means, at any time, the total assets of the Group (on a consolidated basis) as at such time, determined in accordance with the Accounting Principles as applied to the Original Financial Statements of the Target.

“Total Liabilities” means, at any time, the total liabilities of the Group (on a consolidated basis) as at such time, determined in accordance with the Accounting Principles as applied to the Original Financial Statements of the Target.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of Group Members for or in respect of Borrowings (on a consolidated basis) at that time but:

(a)	excluding any such obligations to any other Group Member;

(b)	excluding any such obligations in respect of any Parent Loan and, to the extent they constitute Borrowings, any New Shareholder Injections;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the aggregate amount of cash and cash equivalent investments held by any Group Member at that time (other than any member of the Corporate Venture Capital Fund Group,

and so that no amount shall be included or excluded more than once.

Schedule 3 – Conditions Precedent

1.	Original Obligors

(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Original Obligor and, in each case, if applicable, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificates of good standing issued by the Registrar of Companies of the Cayman Islands and certificates of incumbency issued by its registered office provider, in each case, dated no earlier than 10 Business Days before the date on which the legal opinions referred to in paragraph 7 are (or are to be issued).

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Drawdown Request and selection notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of a Holdco Pledgor, authorising the Borrower to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Borrower Shareholder, unless required by applicable law) approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is a party and (if required) a copy of a resolution signed by all the holders of the issued shares of each of the Borrower and Holdco approving any amendments to the Borrower’s or, as the case may be, Holdco’s memorandum and articles of association.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of each of the Original Obligors (other than the Borrower) (signed by a director) confirming that guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any guarantee, security or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of each of the Original Obligors and the Offshore Founder Obligor certifying that each copy document relating to it (or, in the case of the Borrower, each other copy document) specified in this Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Initial Drawdown Date.

(h)	A copy of the identification documents in respect of the Offshore Founder Obligor, and the specimen signature of the Offshore Founder Obligor.

2.	Finance Documents

(a)	The Intercreditor Agreement executed by the parties thereto (other than the Finance Parties).

(b)	The Facility Agreement executed by the parties thereto (other than the Finance Parties).

(c)	The Fee Letters executed by the parties thereto.

(d)	The Commitment Letter executed by the parties thereto.

(e)	The Hedging Letter executed by the parties thereto (other than the Finance Parties).

(f)	Each Report Proceeds Letter executed by the parties thereto.

(g)	The Management Undertaking.

(h)	The Personal Guarantee (as defined in Schedule 5 (Permitted Restructuring))

(i)	The Personal Guarantor Dividend Undertaking (as defined in Schedule 5 (Permitted Restructuring)).

(j)	The Offshore Rollover SPV Dividend Undertaking.

3.	Security

(a)	A copy (with at least two originals to follow promptly) of each of the following Transaction Security Documents executed by the parties thereto (other than the Finance Parties):

(i)	Share Charge over all of the Equity Interests in Holdco from time to time held and/or beneficially owned by the Borrower and the Offshore ESOP SPVs, and evidence that the Equity Interests (of each class) in Holdco subject to such Share Charge constitute not less than 24.4%[6] of the Equity Interests (of such class) of Holdco;

(ii)	Debenture over all assets of the Borrower;

(iii)	Debenture over all assets of the Offshore ESOP SPVs; and

(iv)	Share Charge over all of the Equity Interests in the Borrower.

(b)	A copy of all notices required to be sent, and acknowledgments thereto required to be delivered, under the Transaction Security Documents referred to in paragraph (a) above executed by the applicable parties as required by the relevant Transaction Security Documents (where such notices and acknowledgments are required to be delivered on the date of execution of such Transaction Security Document or otherwise before the date of the Drawdown Request.

(c)	A copy of all share certificates, all transfers and share transfer forms or equivalent duly executed by the applicable Original Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under the Transaction Security Documents referred to in paragraph (a)) and other documents of title and deliverables (including directors’ resignation letters and undated resolutions) to be provided under the Transaction Security Documents referred to in paragraph (a).

(d)	A certified copy of the register of mortgages and charges of each Original Obligor including details of any Transaction Security Document pursuant to which such Original Obligor has granted Transaction Security.

(e)	A certified copy of the register of members of each of Holdco and the Borrower duly annotated pursuant to the terms of the Transaction Security Document referred to in paragraphs (a)(i) and (a)(iv).

4.	Merger

(a)	A copy of each of (i) the Merger Documents (other than the Merger Plan) executed by the parties to it, (ii) the paying agent agreement executed by the parties to it (the terms of which being consistent with the Merger Documents in all material respects) and (iii) the form of the constitutional documents of the Target following the Closing Date.

[6]	This percentage is based on the number of shares of the Target that are in existence as at 30 June 2015, and may be adjusted by up to 0.75% to reflect the final number of shares of the Target in issue on the Closing Date.

(b)	A certificate of the Borrower (signed by a director) detailing the estimated Merger Costs (which may be satisfied by attaching the Funds Flow Statement detailing such estimated Merger Costs).

(c)	A certificate of the Borrower (signed by a director) certifying that:

(i)	the conditions under the Merger Documents have been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties or where such waiver is granted with the consent of the Mandated Lead Arrangers) (other than payment of the Merger Consideration and such other conditions which are by their nature only capable of being satisfied on the Closing Date and are contemplated under the Acquisition Agreement as being due to be satisfied on the Closing Date);

(ii)	no condition to completion of the Acquisition has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Finance Parties (except with the consent of the Mandated Lead Arrangers); and

(iii)	no corporate action, legal proceeding or other procedure or step described in Clause [●] [(Insolvency proceedings)] of the Facility Agreement or creditors’ process described in Clause [●] [(Creditors’ process)] of the Facility Agreement has been taken or, to the knowledge of the Borrower, (having made due and careful enquiry), threatened in relation to the Target and none of the circumstances described in Clause [●] [(Insolvency)] of the Facility Agreement applies to the Target.

(d)	A copy of the form of the Merger Plan to be signed by a director of Mergerco and the Target and to be filed with the Registrar of Companies of the Cayman Islands on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies of the Cayman Islands).

(e)	A copy of each of the other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to those documents as recommended by the Registrar of Companies of the Cayman Islands).

(f)	Evidence that the aggregate amount of Available Cash (as defined in the Acquisition Agreement) shall equal or exceed the Required Available Cash Amount (as defined in the Acquisition Agreement) as at the Closing Date (except to the extent the corresponding condition is waived under the Acquisition Agreement, and where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties and would not result in any of paragraphs 5(e)(ii) and 5(e)(iii) not being complied with).

(g)	Evidence that, in respect of each item of Existing Indebtedness:

(i)	any and all consents required for (A) such Existing Indebtedness to continue to subsist after the Acquisition (taking into account the incurrence of the Facility, the LBO Facility and the grant of any Transaction Security, any LBO Transaction Security, guarantees for the Facility and guarantees for the LBO Facility) without any breach or default under the terms of such Existing Indebtedness and (B) such Existing Indebtedness to be voluntarily prepaid in full within 30 days of the Closing Date (collectively the “Existing Indebtedness Consents” in respect of such Existing Indebtedness) have been obtained and are in full force and effect or a certificate of the Borrower confirming that such Existing Indebtedness Consents are not required pursuant to the terms of such Existing Indebtedness, or

(ii)	(in the form of applicable prepayment notices and pay-off letters) such Existing Indebtedness will be repaid and discharged in full on or prior to the Closing Date.

(h)	Evidence that:

(i)	the Acquisition has been approved by: (A) all shareholder(s) of Mergerco; and (B) the board of directors of each of Mergerco and the Target;

(ii)	the condition set out in section 7.01(a) of the Acquisition Agreement has been satisfied (but solely with respect to the special resolution referred to in (i) of the definition of Requisite Company Vote in the Acquisition Agreement); and

(iii)	all creditors holding a fixed or floating security interest in each of the Target and Mergerco (if any) have consented to the Merger Plan or a certificate of the Target and Mergerco confirming that no such security interests exist.

Provided that delivery of the documents and evidence referred to in paragraphs 4(a), 4(b), 4(d), 4(e), 4(f), 4(g) (to the extent relating to the Acquisition, the LBO Facility and the grant of any LBO Transaction Security) and 4(h) by the Company to the LBO Facility Agent under the LBO Facility shall be deemed to constitute the delivery of the same documents and evidence by the Borrower to the Facility Agent under the Facility.

5.	Shareholder and management documents

(a)	A copy of each of the Shareholders Documents (substantially reflecting the terms of the Shareholder Terms, where applicable) executed by the parties to those documents, including the Borrower, the Holdco Pledgors and Holdco.

(b)	A copy of the Shareholder Terms in agreed form (provided the delivery by the Company of the same to the LBO Facility Agent under the LBO Facility shall be deemed to constitute the delivery of the same by the Borrower to the Facility Agent under the Facility).

(c)	A certificate of the Borrower (signed by a director) certifying that:

(i)	the Sponsors and other co-investors, in the aggregate, directly or indirectly wholly-own (other than nominal holdings and directors’ qualifying shares) each class of Equity Interests in Holdco;

(ii)	Holdco directly wholly-owns each class of the issued share capital of the Parent; and

(iii)	the Parent directly wholly-owns each class of the issued share capital of Mergerco,

and certifying the Equity Interests (of each class) in Holdco that are beneficially owned by the Borrower and the Holdco Pledgors.

(d)	Evidence that:

(i)	The Borrower has received (prior to the utilisation under the Facility Agreement) cash proceeds from the Borrower Shareholder (by way of cash contribution, and not constituting any Financial Indebtedness of the Borrower) of not less than U.S.$60,000,000 (the “Borrower Shareholder Cash Contribution”);

(ii)	Holdco has received (prior to the utilisation under the Facility Agreement) cash proceeds directly or indirectly (A) from the shareholders of Holdco other than the Borrower and the Holdco Pledgors (by way of cash contribution and not constituting any Financial Indebtedness of Holdco) of not less than U.S.$2,160,000,000 (the “Other Shareholder Cash Contribution”) and (B) from the Borrower (by way of cash contribution and not constituting any Financial Indebtedness of Holdco) the amount equal to the Borrower Shareholder Cash Contribution (the aggregate of the amounts so received by Holdco under (A) and (B), the “Cash Contribution”);

(iii)	the Cash Contribution has been injected by Holdco into the Parent and in turn by the Parent to Mergerco (in each case, by way of subscription for ordinary shares or the making available of loans or other debt which loans or other debt are subordinated to the LBO Facility under the terms of the LBO Intercreditor Agreement); and

(iv)

the Cash Contribution has been received (prior to the utilisation under the Facility Agreement) by Mergerco and is standing to the credit of an account subject to LBO Transaction Security (from which withdrawals may only be made in accordance with the Funds Flow Statement) (the

“Company Equity Proceeds Account”) and has been applied (or will, simultaneously with the utilisation under the Facility Agreement and the utilisation under the LBO Facility, be applied) in accordance with the Funds Flow Statement;

(v)	all of the conditions precedent to the availability of the LBO Facility under the LBO Finance Documents have been satisfied, and a utilisation request has been delivered by Mergerco under the LBO Facility Agreement in respect of the utilisation the LBO Facility on the proposed Initial Drawdown Date (the proposed amount of utilisation of the LBO Facility as specified in such utilisation request in accordance with the terms of the LBO Facility Agreement, the “LBO Drawdown Amount”); and

(vi)	in addition to the Borrower Shareholder Cash Contribution referred to paragraph (d)(i) above, the Borrower has received (prior to the utilisation under the Facility Agreement) additional cash proceeds from the Borrower Shareholder (by way of cash contribution, and not constituting any Financial Indebtedness of the Borrower) in an amount that is sufficient to enable all fees, costs and expenses relating to (A) the Facility and (B) the Borrower’s and the Holdco Pledgors’ subscription of shares in Holdco to be paid and discharged in full (other than the Upfront Fees to be deducted from the Initial DSRA Deposit) (such additional cash proceeds so received by the Borrower pursuant to this paragraph (d)(vi), the “Additional Borrower Shareholder Cash Contribution”).

(e)	A certificate of the Borrower (signed by a director) certifying (and including reasonable particulars demonstrating) that:

(i)	the Cash Contribution received by Mergerco (together with (1) the amount equal to the proceeds of the utilisation proposed to be drawn under the Facility on the Initial Drawdown Date less the Initial DSRA Deposit and (2) the LBO Drawdown Amount) will be sufficient to pay in full the aggregate of: (A) the Merger Consideration, (B) all fees, costs and expenses in relation to the LBO Facility and all other related Merger Costs (whether or not paid on the Closing Date) and (C) the amount required to be funded into the LBO Facility DSRA pursuant to the terms of the LBO Facility Agreement (the aggregate of (A), (B) and (C) being the “Pro Forma Uses”), and the percentage borne by (1) the sum of such Cash Contribution and the amount equal to the proceeds of the utilisation proposed to be drawn under the Facility on the Initial Drawdown Date less the Initial DSRA Deposit to (2) the Pro Forma Uses is not less than 70%;

(ii)	the Cash Contribution received by Mergerco (less any portion thereof required to be included within paragraph (e)(i) in order for the requirements under paragraph (e)(i) to be satisfied) together with the Offshore Available Cash (as defined in the Acquisition Agreement) shall be sufficient to enable all of the Existing Indebtedness (incurred by Target Group Members outside the PRC) to be repaid and discharged in full;

(iii)	the Onshore Available Cash (as defined in the Acquisition Agreement) shall be sufficient to enable all of the Existing Indebtedness (incurred by Target Group Members in the PRC) to be repaid and discharged in full; and

(iv)	the Additional Borrower Shareholder Cash Contribution shall be sufficient to enable all fees, costs and expenses relating to (A) the Facility and (B) the Borrower’s and the Holdco Pledgors’ subscription of shares in Holdco to be paid and discharged in full.

(f)

Undertakings from the Offshore Founder Obligor in favour of the Facility Agent, the Security Agent and Holdco (on behalf of the Holdco Group and the Group) in respect of (a) no resignation of the Offshore Founder Obligor from any position held at any Group Member and (b) no activity or conduct of the Offshore Founder Obligor or his affiliates that would be prejudicial to, and non-competition by the Offshore Founder Obligor or his affiliates with the business or operations of, any Holdco Group Member, any Group Member, Listco (as defined in Schedule 5 (Permitted Restructuring)) or any subsidiary thereof, at any time prior to the time when the Secured Obligations have been repaid and discharged in full and no further advance or financial accommodation may be made available under any Finance Document (the “Management Undertakings”).

6.	Accounts

(a)	Evidence that each of the following accounts has been established and designated as such:

(i)	the DSRA (established with the Facility Agent);

(ii)	the dividend account of the Borrower (established with the Facility Agent);

(iii)	the dividend account of each Holdco Pledgor (established with the Facility Agent); and

(iv)	the Offshore Mandatory Prepayment Account (established with the Facility Agent.

(b)	Evidence that the DSRA has been or will on the Closing Date, be funded with the Initial DSRA Deposit.

(c)	Evidence that each of Holdco, the Parent and the Company have established at least one account with the Facility Agent (into which the Cash Contribution will be paid), being (in the case of the Company) the Company Equity Proceeds Account.

7.	Legal Opinions

The following legal opinions, each addressed to the Reliance Parties:

(a)	a legal opinion of Clifford Chance, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to English law substantially in the form distributed to the Lenders prior to signing the Facility Agreement;

(b)	a legal opinion of Mourant Ozannes, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to the laws of the Cayman Islands substantially in the form distributed to the Lenders prior to signing the Facility Agreement; and

(c)	legal opinion(s) of legal advisers to the Facility Agent or the Mandated Lead Arrangers as to the laws of the jurisdiction of any governing law of any Finance Document (if not English law) and the laws of the jurisdiction of incorporation of any Original Obligor (if not the Cayman Islands),

it being agreed that the Mandated Lead Arrangers shall undertake to instruct the relevant legal advisers referred to above to issue the respective legal opinions referred to above in this paragraph 7.

8.	Other documents and evidence

(a)	Evidence that the process agent referred to in Clause [●] [(Service of process)] of the Facility Agreement and/or required to be appointed under the Transaction Security Documents referred to in paragraph 3 (Security) of this Schedule 3 (Conditions Precedent) and/or required to be appointed under any Finance Document required to be delivered under this Schedule 3 (Conditions Precedent) confirming it has accepted its appointment.

(b)	The Group Structure Chart (which assume that the Closing Date has occurred).

(c)	The Base Case Model.

(d)	The funds flow statement in a form agreed by the Borrower and the Facility Agent (or in a form agreed by the Company and the LBO Facility Agent) detailing the proposed movement of funds on or before the Closing Date (the “Funds Flow Statement”).

(e)	The Reports.

(f)	The Original Financial Statements.

(g)	The structure memorandum relating to the Acquisition in the agreed form or in the form agreed between the Company and the LBO Facility Agent (the “Structure Memorandum”).

(h)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clauses [●] [(Fees)], [●] [(Stamp taxes)] and [●] [(Costs and expenses)] of the Facility Agreement have been paid or will be paid by the Initial Drawdown Date,

Provided that delivery of the documents and evidence referred to in paragraphs 8(b), 8(c), 8(d), 8(e), 8(f) and 8(g) by the Company to the LBO Facility Agent under the LBO Facility shall be deemed to constitute the delivery of the same documents and evidence by the Borrower to the Facility Agent under the Facility.

Schedule 4 – Security Principles

(A)	Considerations

In determining whether any guarantee will be provided under Clause [●] [(Guarantee and indemnity)] of the Facility Agreement (a “Guarantee”) and Security will be provided in support of the Facility (and any hedging arrangements relating to the Facility in respect of the types of liabilities and/or risks which the Hedging Letter permits to be hedged) the following matters will be taken into account.

(a)	With respect to each pledge of Equity Interests directly held or owned by an Obligor that directly legally holds (in whole or in part) any Equity Interests in any Onshore Group Member:

(i)	such Obligor shall only be required to grant such pledge over Equity Interests in any Onshore Group Member (that is a Material Subsidiary) that are directly held or owned by such Obligor; and

(ii)	each Obligor shall ensure that such first-mentioned Obligor and such Onshore Group Member (that is a Material Subsidiary),

shall (as soon as possible after the execution of such pledge of Equity Interests) apply for, and use reasonable efforts to, obtain and effect all authorisations that may be required under the laws and regulations of (including approval of MOFCOM and registration with SAIC) the PRC in respect of such pledge of Equity Interests, provided that (A) the Security Agent shall provide information and other reasonable assistance (in its capacity as pledgee under such pledge of Equity Interests) as is necessary to prepare the application documents required by MOFCOM and SAIC and (B) the obligation to perfect (and obtain and effect authorisations that may be required, including any registration with CSDC, in respect of) any pledge over shares in Listco (as defined in Schedule 5 (Permitted Restructuring)) shall not be qualified by reference to reasonable efforts.

(b)	Any Guarantee or Security shall not be created or perfected to the extent that it would:

(i)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction (including the SAFE regulations on external security and guarantees);

(ii)	result in a significant risk to the officers of the relevant grantor of Guarantee or Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(iii)	result in costs directly associated with such Guarantee or Security that, in the opinion of the Facility Agent, are disproportionate to the benefit obtained by the beneficiaries of that Guarantee or Security, including without limitation the materiality of the proposed security interest to the Secured Parties in light of the aggregate Guarantee or Transaction Security already provided or to be provided to them relative to the costs in granting such Security; or

(iv)	in the case of the creation of Security over any Equity Interests in any Joint Venture (that is not a Holdco Group Member or a Group Member) or the granting of any Guarantee by or the creation of Security over Equity Interests in or assets of any subsidiary of Holdco (that is not wholly-owned by Holdco directly or indirectly) or limited partnership (that is part of the Corporate Venture Capital Fund Group or is not wholly-owned by the Borrower directly or indirectly) result in violation of the restrictions in the applicable joint venture or shareholders’ agreement or limited partnership agreement relating to the Holdco Group’s or the Group’s interest in such Joint Venture, subsidiary or limited partnership or by law, provided that any necessary consent for the granting of such Security or Guarantee has been requested by the applicable Obligor but is withheld, provided that (in the case of paragraph (i) and (ii) above) each Obligor shall, and shall procure that each of the Holdco Group Members and the Group Members shall, use all reasonable endeavours to overcome any such breach or risk including assisting in demonstrating that adequate corporate benefit accrues and, so far as legally possible, carrying out any whitewash (or similar) procedure and (in the case of paragraph (iv) above) each Obligor shall, and shall procure that each of the Holdco Group Members and the Group Members shall, use all reasonable endeavours to obtain any consent required to avoid such violation and to the extent it is possible to provide a limited Guarantee or Security if such breach or risk is not overcome or such consent is not obtained, such Guarantee or Security (as the case may be) will be provided, but shall be limited to the maximum amount which the applicable Obligor, Holdco Group Member or Group Member can provide such Guarantee or Security (as the case may be) having regard to the applicable law, regulations or analogous restrictions (as the case may be), and provided further that paragraph (iv) above shall not apply to any creation of Security over any Equity Interests in Holdco, WXAT or Listco (as defined in Schedule 5 (Permitted Restructuring)).

For the avoidance of doubt, in these Security Principles, “cost” includes, but is not limited to, income Tax cost, registration Taxes payable on the creation or enforcement or for the continuance of any applicable Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of such Security or any of its direct or indirect owners, subsidiaries or Affiliates.

The limitations on Guarantee or Security set out in this paragraph (A) do not apply to Guarantee or Security expressed required to be granted pursuant to Schedule 5 (Permitted Restructuring).

(B)	Obligations to be secured

1.	Subject to paragraph (A) (Considerations) above, the obligations to be secured by any such Security are the Secured Obligations (as defined below). Such security is to be granted in favour of the Security Agent on behalf of the Secured Parties.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document (with the capitalised terms used in them having the meaning given to them in the Intercreditor Agreement):

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any or all of the Group Members and by the Debtors to any or all of the Secured Parties under the Debt Documents (to be defined to refer to Finance Documents and hedging agreements (relating to any Permitted Hedging Transaction in respect of the Facility)), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Security Agent, any Receiver or Delegate and each of the Secured Creditors (to be defined to refer to Finance Parties and hedging counterparties (under any Permitted Hedging Transaction in respect of the Facility)) from time to time but, in the case of each Secured Creditor, only if it is a party to the Intercreditor Agreement or has become a party to the Intercreditor Agreement, in the applicable capacity, pursuant to Clause [●] [(Creditor Accession Undertaking)] of the Intercreditor Agreement.

2.	The Secured Obligations will be limited:

(a)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(b)	to avoid any risk to officers of the relevant Obligor that is granting a Guarantee or Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

(C)	General

1.

Each of the Borrower, the Holdco Pledgors and any person that becomes a Guarantor shall, subject to these Security Principles, grant Transaction Security over all of its material assets (present and future), provided that (where possible) such Transaction Security to be granted will comprise of fixed and floating security (or the nearest equivalent under applicable law) over all present and future assets of such Obligor or person.

2.	Where appropriate, defined terms in the Transaction Security Documents should mirror those in the Facility Agreement and the Intercreditor Agreement.

3.	The parties to the Facility Agreement agree to (and each Obligor shall) negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to drawdown under the Facility Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of the Borrower’s countersignature to the Commitment Letter. Each Transaction Security Document shall be in form and substance satisfactory to the Facility Agent (acting reasonably), who shall take into account advice from applicable local counsel on specific requirements under the laws of the applicable jurisdictions, and be consistent with the provisions of paragraph (D) below.

4.	The form of guarantee is set out in the Facility Agreement and, with respect to any person that becomes a Guarantor on or after the Closing Date, is subject to any limitations of law or regulation set out in the applicable Accession Deed applicable to such person.

5.	Subject to paragraph (E)1.3, the Transaction Security shall, to the extent possible under local law, be enforceable on the occurrence of (a) any acceleration of the Facility (or any part thereof) upon or following the occurrence of an Event of Default which is continuing or (b) the event where any Obligor fails to repay any principal amount of the Facility on the date on which all of the principal in respect of the Facility shall have become repayable in accordance with the terms of any Finance Document (an “Enforcement Event”).

(D)	Terms of Transaction Security Documents

The following principles will be reflected in the terms of any Transaction Security Document (subject to considerations under applicable local law according to the advice of legal counsel in the applicable jurisdiction and subject to any express requirements in Schedule 5 (Permitted Restructuring)):

(a)	rights of set off (other than for netting purposes) will not be exercisable until the occurrence of an Enforcement Event (but without prejudice to contractual set-off provisions under the Facility Agreement);

(b)	(subject to paragraph (g) below) representations and undertakings applicable to the grantor of Transaction Security in any Transaction Security Document shall be consistent with those set out in the Facility Agreement (applying to such grantor mutatis mutandis) and shall not seek to impose additional commercial requirements, except for any additional representations and undertakings included in such Transaction Security Document to confirm (or are reasonably required in connection with) creation or perfection of Security, any registration or perfection of any security interest required by local law or customary in the applicable jurisdiction, and there shall not be any requirements to pay costs or provisions for default or penalty interest, Tax gross-up or indemnities unless (in each case) such requirements or provisions are either (i) identical (mutatis mutandis) to those contained in the Facility Agreement or (ii) required for the creation or perfection of any Transaction Security (and no equivalent provision is contained in the Facility Agreement);

(c)	the provisions of each Transaction Security Document shall take into account the day-today operations of the business of the applicable grantor of Transaction Security thereunder (prior to the occurrence of any Enforcement Event);

(d)	(in addition to any applicable requirements under the Facility Agreement) information, such as lists of assets, will be provided if, and only to the extent, required (by applicable law or based on market practice in the applicable local jurisdiction) to be provided to perfect or register, or facilitate the enforcement of, any Transaction Security and be provided at intervals to be reasonably agreed (taking into account market practice in the applicable jurisdiction and requirements under local law) or, while an Event of Default continuing, on the Security Agent’s request;

(e)	any power of attorney given in favour of any Secured Party may only be exercised following the occurrence of an Enforcement Event or if the applicable grantor of Transaction Security has failed to comply with any applicable obligation under any Transaction Security Document within 5 Business Days of the earlier of becoming aware of that failure or of being notified of that failure and being requested to comply with such obligation;

(f)	Transaction Security will, where possible and practical, automatically extend to future assets of the same type as those already secured by such Transaction Security;

(g)	Transaction Security Documents should not operate so as to prevent transactions which are permitted under the Facility Agreement or require additional consents or authorisations from the Finance Parties in respect of matters that are permitted under the Facility Agreement, except for requirements for particular assets to be free from Security or Quasi-Security (other than Transaction Security); and

(h)	the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under the Facility Agreement so as to result in double counting.

(E)	Specific assets

With respect to the following assets, the considerations set out below shall apply in relation to any Transaction Security over such assets (subject to any express requirements in Schedule 5 (Permitted Restructuring)).

1.	Shares and Equity Interests

Subject to these Security Principles (and with prejudice to any requirements set out in Schedule 5 (Permitted Restructuring)), each Obligor shall grant Security over its shares and Equity Interests in Holdco, WXAT and in Group Members that are Material Subsidiaries. Where shares or other Equity Interests are the subject of Transaction Security, the applicable Transaction Security Document will be governed by the laws of the company or entity whose shares or other Equity Interests are the subject of such Transaction Security (subject to advice from local counsel to the contrary).

1.1	Until an Enforcement Event occurs:

(a)	the applicable Obligor granting such Transaction Security will be permitted to retain and to exercise voting rights attaching to such shares or other Equity Interests in a manner that does not adversely affect the legality, validity or enforceability of any Transaction Security, and is not inconsistent with and does not or cause any breach of any Finance Document or any other Debt Document (as defined in the Intercreditor Agreement), and does not cause any Event of Default or any Enforcement Event to occur; and

(b)	the company or entity whose shares or other Equity Interests are the subject of such Transaction Security will be permitted to pay dividends in cash to its shareholders to the extent permitted under the Finance Documents.

To the extent permitted by law, the constitutional documents of the company or entity whose shares or other Equity Interests are subject to any Transaction Security will be amended prior to the creation of such Transaction Security (or if not possible due to law, as soon as possible thereafter) to remove (i) any restriction on the transfer or the registration of the transfer of such shares or other Equity Interests on enforcement of any Transaction Security and (ii) any liens or encumbrances of such company or entity over any shares or other Equity Interests that are subject to any Transaction Security.

Save where not required by law, the share certificate and a stock transfer form executed in blank (with respect to any shares or Equity Interests subject to any Transaction Security) together with signed but undated director and secretary resignation letters and authorisations letters, irrevocable proxies and powers of attorney and letters of instruction (or, in each case, equivalent to reflect local practice) will be provided to the Security Agent on the date of the relevant Transaction Security Document and where required by local law such share certificate(s) or the applicable shareholder register (of the company or entity whose shares or

Equity Interests are subject to such Transaction Security) will be endorsed or written up to reflect such Transaction Security and such endorsed share certificate(s) or copy of such written up register shall be provided to the Security Agent.

1.2	Following an Enforcement Event, the Security Agent may (to the extent possible in local law):

(a)	transfer the shares and/or Equity Interests subject to any Transaction Security into its own name or to any nominee as it shall select;

(b)	exercise all rights and remedies that it would have under local law (e.g., power of sale); and

(c)	apply all dividends and other payments received or recovered by it or by the grantor of such Transaction Security in the satisfaction of the Secured Obligations.

1.3	Notwithstanding any other provision, Transaction Security over Equity Interests in any listed entity may be enforced upon or after the occurrence of any Event of Default which is continuing, irrespective of whether any of the Secured Obligations shall have been accelerated or shall have become due.

2.	Bank accounts

2.1	If required by local law to perfect any Transaction Security or in line with market practice in the applicable jurisdictions, notification of security interests over bank accounts will be given (subject to local law advice) to the bank(s) with whom such accounts are maintained on the date any Transaction Security is granted in respect of such accounts but (other than with respect to any such accounts subject to Transaction Security where withdrawals therefrom are expressly restricted by the Facility Agreement) any obligation of any Obligor to seek an acknowledgement (from the applicable bank(s) with whom such accounts are established) shall be limited to a request by that Obligor to such bank(s) that such an acknowledgement be provided. Such notification of security interests shall not (except in the case of the accounts that are subject to the Transaction Security and withdrawals from which are restricted as contemplated by the Facility Agreement, including the DSRA, Offshore Mandatory Prepayment Account and dividend accounts) restrict withdrawals of amounts in such bank accounts by the applicable Obligor in the course of its business prior to the notification by the Security Agent to the applicable bank(s) (with whom such accounts are established) that an Enforcement Event has occurred.

2.2	Any security over any bank account shall be subject to any set-off rights or liens (constituting security which is expressly permitted in the Facility Agreement) in favour of the applicable account bank (with which such bank account is held) which are created either by law or in the standard terms and conditions of that account bank. The notice of security with respect to such bank account shall request these set-off rights and liens be waived by the applicable account bank to the extent permitted by law but the Obligor granting Transaction Security over such bank account shall not be required to change its banking arrangements if these rights are not waived or are only partially waived, provided that such rights must be waived in full by the account bank with which any account which is subject to the Transaction Security is held if withdrawals from such account are restricted as contemplated by the Facility Agreement.

2.3	Subject to the provisions of the Finance Documents, the applicable Obligor granting Transaction Security over any bank account shall be free to deal with such bank account (other than the accounts subject to the Transaction Security and withdrawals from which are restricted as contemplated by the Facility Agreement) until the giving of any notice by the Security Agent to the applicable account bank to the contrary, provided that such notice may only be given if an Enforcement Event has occurred.

3.	Receivables

3.1	Without prejudice to paragraph 4 below, no notification shall be required to be given to debtors in respect of receivables that are not the subject of any other specific form of security under the Transaction Security Documents (“General Receivables”) and that are subject to Transaction Security until the occurrence of an Enforcement Event.

3.2	Security over the General Receivables shall not prohibit the transfer (prior to the occurrence of an Enforcement Event) of such General Receivables as permitted under the Finance Documents.

4.	Book debts

4.1	Subject to the provisions of the Finance Documents, an Obligor shall be free to deal with book debts (that are not the subject of any other specific form of security under the Transaction Security Documents) (“General Book Debts”) in the ordinary course of its business (to the extent permitted under the Finance Documents) until the occurrence of an Enforcement Event, except that all book debts and moneys received shall be paid into one or more accounts that are subject to Transaction Security (or, where any Finance Document requires such book debts and/or moneys to be paid into any specific account that is subject to Transaction Security, into that account).

4.2	No notice of Transaction Security over General Book Debts shall be required to be served on the debtors owing such General Book Debts until the occurrence of an Enforcement Event.

4.3	If required under local law, Transaction Security over trade receivables will be registered subject to the general principles set out in these Security Principles.

5.	Real estate

Transaction Security over real estate will be limited to fixed security over freehold and leasehold property (or the equivalent thereof in the applicable jurisdiction(s)), provided that, in the case of leasehold property, such Transaction Security does not breach the terms of the applicable lease.

6.	Inventory

Transaction Security granted in respect of inventory, stock-in-trade or similar assets shall be granted in a manner and to the extent that such Transaction Security does not (at any time prior to the occurrence of an Enforcement Event) prevent or hinder the manufacture, transfer and sale of the Group’s inventory and stock-in-trade in the ordinary course of its business (including any intra-Group transfer of title to inventory and stock-in-trade to the extent permitted under the Facility Agreement).

7.	Intellectual Property

Each Obligor shall grant Transaction Security over its material Intellectual Property, but shall be free to deal with any Intellectual Property (which is the subject of any Transaction Security granted by it) in the course of its business (to the extent permitted under the Finance Documents) until the occurrence of an Enforcement Event.

8.	Insurance

Notices of Transaction Security will be given to the applicable counterparties under each insurance policy (that is subject to any Transaction Security), and the Obligors shall use all reasonable endeavours to ensure that the acknowledgments to such notices are signed by such counterparties.

The Obligors shall ensure that the Transaction Security relating to any insurance policy is noted on such insurance policy and that (subject to advice from local counsel) applicable loss payee clauses reflecting the terms of such Transaction Security are included in such insurance policy.

9.	Intercompany and shareholder loans

Each Obligor will grant Transaction Security over its rights in any Financial Indebtedness made available by it to any other Group Member or Obligor or outstanding to it from any other Group Member or Obligor. Notices of such Transaction Security shall be granted to each of the debtors in respect of such Financial Indebtedness and the applicable Obligor shall procure the acknowledgment of each such notice from the applicable debtor in respect of such Financial Indebtedness.

10.	Shareholder Documents and Hedging Agreements

10.1	Rights of Obligors under the Shareholder Documents and each hedging agreement shall be assigned by way of security (as security for the Secured Obligations).

10.2	Notice of that assignment will be sent to each counterparty under the applicable Shareholder Document or hedging agreement, and the Obligors shall (in the case of any assignment of rights under any Shareholder Document) procure an acknowledgment of that notice from each such counterparty or (in the case of any assignment of rights under any hedging agreement) use reasonable endeavours to obtain an acknowledgement of that notice from each such counterparty (provided that, in each case, each Obligor shall ensure that there are no restrictions in the terms of any of the Shareholder Documents or the hedging agreements against such assignment or, to the extent that there are any such restrictions, such restrictions are waived).

10.3	The Security Agent shall not exercise or enforce any such right of any Obligor under any of the Shareholder Documents or hedging agreements pursuant to such Transaction Security, unless and until an Enforcement Event has occurred.

APPENDIX B

COMMITMENTS

Underwriter	Proportion	Commitment
Ping An Bank Co., Ltd.	50%	U.S.$	150,000,000
Shanghai Pudong Development Bank Co., Ltd.	50%	U.S.$	150,000,000